   As filed with the Securities and Exchange Commission on February 1, 2000
                                                     Registration No. [       ]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                       MATTRESS DISCOUNTERS CORPORATION
              (Exact name of Registrant as specified in charter)
        Delaware                     5712                52-1710722
     (State or other          (Primary Standard       (I.R.S. Employer
     jurisdiction of              Industrial         Identification No.)
    incorporation or            Classification
      organization)              Code Number)



                              9822 Fallard Court
                           Upper Marlboro, MD 20772
                                (301) 856-6755
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ----------------
                             c/o Stephen A. Walker
                            Chief Executive Officer
                              9822 Fallard Court
                           Upper Marlboro, MD 20772
                                (301) 856-6755
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                               ----------------
                                   Copy to:
                                 Lance C. Balk
                               Kirkland & Ellis
                             153 East 53rd Street
                         New York, New York 10022-4675
                           Telephone: (212) 446-4800

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        Proposed
                                          Proposed      Maximum
 Title of Each Class of      Amount       Maximum      Aggregate    Amount of
    Securities to be         to be     Offering Price   Offering   Registration
       Registered          Registered   Per Unit(1)     Price(1)       Fee
-------------------------------------------------------------------------------
Mattress Discounters
 Corporation 12 5/8%
 Senior Subordinated
 Notes due 2007.........  $140,000,000     $1,000     $140,000,000   $36,960
-------------------------------------------------------------------------------
Guarantees(2)...........      N/A           N/A           N/A          N/A

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of the securities
    as of     , 1999.
(2) The guarantee by each of T.J.B., Inc. and The Bedding Experts, Inc. of the payment of principal and interest on the notes is being registered hereby. Pursuant to Rule 457(g), no registration fee is required with respect to the guarantees.

                               ----------------
   The Registrant hereby amends this Registration Statement on any date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  T.J.B., INC.
               (Exact name of Registrant as specified in charter)

         Maryland                    5712                   52-1127365
                               (Primary Standard         (I.R.S. Employer
      (State or other             Industrial            Identification No.)
      jurisdiction of         Classification Code
     incorporation or               Number)
       organization)

                           THE BEDDING EXPERTS, INC.
               (Exact name of Registrant as specified in charter)

         Illinois                    5712                   36-3392513
      (State or other          (Primary Standard         (I.R.S. Employer
      jurisdiction of             Industrial            Identification No.)
     incorporation or         Classification Code
       organization)                Number)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any State where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, dated        , 2000

Prospectus

    , 2000

                        Mattress Discounters Corporation

                        Exchange Offer for $140,000,000
      12 5/8% Series A Senior Subordinated Notes due 2007 in exchange for
       $140,000,000 12 5/8% Series B Senior Subordinated Notes due 2007.

 . The exchange offer expires at 5:00 p.m. New York City time on        , 2000,
  unless we extend this date.

 . If you decide to participate in this exchange offer, the exchange notes you receive will be the same as old notes, except the exchange notes will be registered with the Securities and Exchange Commission and you will be able to offer and sell them freely to any potential buyer. This is beneficial to you since your old notes are not registered with the Securities and Exchange Commission and may not be offered or sold without registration or an exemption from registration under federal securities laws.

 . There is no public market for the old notes or the exchange notes. However, the old notes and the exchange notes can be traded in the Portal Market.

    This investment involves risk. See "Risk Factors" beginning on page 11.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................   11
Use of Proceeds.....................   18
Capitalization......................   18
Unaudited Pro Forma Financial Data..   19
Selected Historical Combined
 Financial Data.....................   24
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   26
Business............................   36
Management..........................   46

                                     Page
                                     ----
Principal Shareholders.............   49
Certain Relationships and Related
 Transactions......................   51
Description of Capital Stock of
 Holdings..........................   53
Description of Senior Credit
 Facility..........................   54
Description of the Notes...........   56
Exchange Offer.....................   93
Federal Income Tax Considerations..  101
Plan of Distribution...............  102
Legal Matters......................  103
Experts............................  103
Available Information..............  104
Index to Financial Statements......  F-1

                               ----------------

   In this prospectus, unless otherwise indicated, (1) "we," "our" and "us" refer to Mattress Discounters Corporation, T.J.B., Inc. and The Bedding Experts, Inc. as a combined entity, (2) "MDC" refers to the combined operations of Mattress Discounters Corporation and T.J.B., Inc. for periods prior to Heilig-Meyers' acquisition of those entities on July 2, 1997, (3) "Bain Capital" refers to Bain Capital, Inc. and its affiliates and (4) "equity investors" refers to Bain Capital and certain other investors. All references to "mattresses" refer to conventional mattresses, box springs and foundations. All references to mattress market size and historical growth are derived from wholesale dollar shipments in the United States, as gathered by International Sleep Products Association or ISPA. Unless otherwise indicated, all references to market share data for retailers and retail channels reflect United States data as gathered by Furniture Today. Where necessary, wholesale data is converted into retail data by dividing by 55%, which assumes a 45% gross margin for mattresses at retail. Use of the term "markets" represent regional marketing areas as defined by ISPA. All references to a "fiscal" year refer to our fiscal year ending on the last day of February of that year. However, on November 5, 1999, Mattress Discounters elected to change its fiscal year end from the last day in February to the closest Saturday to December 31, beginning with the year ended January 1, 2000.

                               PROSPECTUS SUMMARY

   The following summary contains basic information about this exchange offer and highlights the most important features of this exchange offer. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents we have referred you to.

   In addition, our management has estimated the market share percentages provided in this prospectus. We believe these estimates to be reliable, but these numbers have not been verified by an independent source.

                             The Old Note Offering

Old Notes...................  We sold the old notes and warrants to purchase common stock of our parent to Chase Securities, Inc., CIBC World Markets Corp. and BancBoston Robertson Stephens Inc., the initial purchasers, on August 6, 1999. They subsequently resold the old notes and warrants to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The price to the public of the old notes and warrants was 96.377% of the principal amount of the old notes.

Exchange and Registration
 Rights Agreement...........
                              We, Chase Securities, Inc., CIBC World Markets Corp. and BancBoston Robertson Stephens Inc., entered into a registration rights agreement on August 6, 1999. The registration rights agreement granted Chase Securities, Inc., CIBC World Markets Corp. and BancBoston Robertson Stephens Inc. and any subsequent holders of the old notes exchange and registration rights. We intend that the exchange offer satisfy those exchange and registration rights. The exchange and registration rights we granted will terminate upon the consummation of our exchange offer.

                               The Exchange Offer

Securities Offered..........  Up to $140,000,000 of 12 5/8% series B senior subordinated notes due 2007. The terms of the exchange notes and old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

The Exchange Offer..........  We are offering to exchange the old notes for a principal amount equal to the principal amount of exchange notes. Old notes may be exchanged only in integral principal multiples of $1,000.

Expiration Date; Withdrawal
 of Tender..................
                              Our exchange offer will expire 5:00 p.m. New York
                              City time, on    , 2000, or a later date and time
                              if we choose to extend this exchange offer. You may withdraw your tender of old notes at any time prior to the expiration date. We will return any old notes not accepted by us for exchange for any reason at our expense as promptly as possible after the expiration or termination of our exchange offer.

Conditions to the Exchange    Based on an interpretation by the staff of the
Offer.......................  Securities and Exchange Commission in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

                                 .  the exchange notes are acquired in the
                                    ordinary course of your business,

                                 . you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes and

                                 .  you are not our "affiliate" within the
                                    meaning of Rule 405 under the Securities
                                    Act of 1933.

                              Our obligation to accept for exchange, or to issue the exchange notes in exchange for, any old notes is subject to:

                                 . customary conditions relating to compliance with any applicable law,

                                 . any applicable interpretation by any staff of the Securities and Exchange Commission, or

                                 .  any order of any governmental agency or
                                    court of law.

                              We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Old Notes..................
                              Each holder of old notes wishing to accept the exchange offer must complete, sign and date the Letter of Transmittal, or a facsimile. The holder must mail or otherwise deliver the Letter of Transmittal, or facsimile, together with the old notes and any other required documentation, to the exchange agent at the address in the section "The Exchange Offer" under the heading "Procedures for Tendering Old Notes."

Use of Proceeds.............  We will not receive any proceeds from the exchange of notes according to the terms of our exchange offer.

Exchange Agent..............  State Street Bank and Trust Company is serving as the exchange agent in connection with our exchange offer.

Federal Income Tax
 Consequences...............
                              We have received an opinion from Kirkland & Ellis that exchange of old notes in accordance with the terms of this exchange offer will not be a taxable event to you for federal income tax purposes. See "Federal Income Tax
                              Considerations."

                               The Exchange Notes

   The following is a brief summary of the terms of the exchange notes. The terms of the exchange notes are identical to the terms of the old notes, except that the old notes offered differed with respect to their transfer restrictions and their registration rights. For a more complete description of the terms of the exchange notes, see "Description of the Notes" in this prospectus.

Notes

Total Amount of Exchange
 Notes Offered..............
                              Up to $140,000,000 aggregate principal amount of 12 5/8% Series B Senior Notes due 2007.

Maturity....................  July 15, 2007.

Interest Payment Dates......  January 15 and July 15 of each year, commencing
                              January 15, 2000.

Sinking Fund................  None.

Note Guarantees.............  The notes will be guaranteed on a senior unsecured basis by our existing and future restricted subsidiaries.

Optional Redemption.........  Except as discussed below, we may not redeem the exchange notes prior to July 15, 2004. We may redeem the exchange notes, in whole or in part, on or after July 15, 2004, at the redemption prices set out in this prospectus, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, any time prior to July 15, 2002, we may redeem up to 35% of the notes at a redemption price equal to 112.625% of the principal amount, plus accrued and unpaid interest, with the net proceeds of equity issuances; provided that at least 65% of the aggregate principal amount of the notes originally issued remains outstanding immediately after each such redemption. See "Description of the Notes--Optional Redemption."

Ranking.....................  The exchange notes will be senior unsecured obligations and will rank:

                              . equally with all of our senior unsecured
                                indebtedness

                              . senior to all of our subordinated indebtedness

                              .  effectively subordinated to our secured
                                 indebtedness to the extent of the value of the assets securing such indebtedness.

                              See "Description of the Notes--Ranking."

Change of Control...........  Upon the occurrence of a "Change of Control," we will be required to make an offer to repurchase each holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, upon the occurrence of a "Change of Control" occurring prior to July 15, 2004, we may redeem all of the exchange notes at the redemption price set forth in this prospectus, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes--Change of Control" and "--Optional Redemption."

Restrictive Covenants.......  The indenture relating to the exchange notes contains specific covenants, including, but not limited to, covenants with respect to the following matters:

                              . limitation on additional indebtedness and
                                preferred stock

                              . limitation on restricted payments

                              . limitation on transactions with affiliates

                              . limitation on liens

                              . limitation on dividends and other payment
                                restrictions affecting subsidiaries

                              . restrictions on consolidations, mergers and the
                                sale of assets.

                              These covenants are subject to a number of important exceptions. See "Description of the Notes--Certain Covenants."

                                  Risk Factors

   See "Risk Factors" beginning on page 11 and the other information in this prospectus prior to deciding to invest in the exchange notes.

                        Mattress Discounters Corporation

   We believe we are the largest retailer of mattresses in the United States. Founded in 1978, we are considered the pioneers of the "specialty sleep shop" mattress retailing concept. Since our founding, we have grown our business into a nationwide network of 250 stores in 15 markets. We believe that we hold the leading market position in nine of these markets. Of the top 15 markets in the United States, which accounted for approximately 33% of 1998 mattress sales, we believe we are the largest mattress retailer in six of these markets. For the twelve months ended November 30, 1999, we generated net sales of $258.7 million.

   Through our exclusive purchase contract with Sealy Mattress Company, we are the largest retailer of Sealy products. According to ISPA, Sealy is the largest manufacturer of mattresses in North America, with a 22% U.S. market share. Sealy products accounted for approximately 64% of our retail mattress sales for the nine months ended November 30, 1999 and include such well-known brand names as Sealy(R), Sealy Posturepedic(R), Sealy Posturepedic Crown Jewel(R), Sealy Correct Comfort(R) and Stearns & Foster(R).

   In addition to selling Sealy mattresses, we sell Comfort Source(R) brand mattresses that are produced at our three manufacturing facilities. We believe that we are the only conventional mattress retailer with significant captive manufacturing capacity. This vertical integration allows us to execute a private brand strategy with attractive margins. Sales of our Comfort Source brand mattresses accounted for 36% of our retail mattress sales for the nine months ended November 30, 1999.

                                The Transactions

   Through a series of transactions that closed on August 6, 1999, the equity investors and some members of our management acquired approximately 93% of outstanding shares of common stock of Mattress Holding Corporation, or Holdings. The consideration for these transactions, together with the payment of fees and expenses, totalled approximately $239.8 million. The transactions involved the following steps:

  . a contribution by Heilig-Meyers of all the issued and outstanding capital stock of Mattress Discounters Corporation, T.J.B., Inc. and The Bedding Experts, Inc., comprising the sleep shop business of Heilig-Meyers, to Heilig-Meyers Associates, Inc., or HMA, a wholly owned subsidiary of Heilig-Meyers

  . an equity investment made by the equity investors in Mattress Discounters
    Holding, LLC, a limited liability company that owns 100% of the stock of MD Acquisition Corporation, totaling approximately $76.2 million in cash

  . the merger of MD Acquisition Corporation into HMA, with HMA surviving and changing its name to Holdings

  . a rollover of equity by Heilig-Meyers of approximately $6.0 million, consisting of a portion of the existing common stock that was converted into new Holdings common stock

  . the establishment of T.J.B. and Bedding Experts as wholly owned subsidiaries of Mattress Discounters Corporation

  . the borrowing by us of approximately $5.2 million under a new $20.0 million senior revolving credit facility

  . the issuance by Holdings of a $10.0 million principal amount 10% junior subordinated promissory note and a $7.5 million principal amount 12% junior subordinated promissory note to Heilig-Meyers

  . the granting by Holdings of immediately exercisable stock options to some members of management that represented 4.2% of its fully diluted common stock immediately following the transactions

  . the issuance by us of 140,000 units consisting of $140,000,000 12 5/8% senior notes due 2007 and warrants to purchase 679,000 shares of class A of our common stock and 75,460 shares of class L of our common stock.

   Subsequent to the closing of the transactions, Holdings submitted its claim for a working capital adjustment to Heilig-Meyers under the transaction agreement. In connection with the working capital adjustment, on December 22, 1999, Heilig-Meyers agreed to pay to Holdings $1,953,135, which Holdings advanced to Mattress Discounters. In addition, Heilig-Meyers agreed to reduce the outstanding principal amount of its $7.5 million 12% Junior Subordinated Promissory Note of Holdings to $5.875 million, and to discharge certain lease obligations of Mattress Discounters aggregating approximately $42,000.

   In accordance with generally accepted accounting principles, the merger was accounted for as a leveraged recapitalization of HMA.

                                  The Sponsor

   Bain Capital, Inc., the financial sponsor of the transactions, is one of the most experienced and successful private equity investors in the United States. Bain Capital's principals have extensive experience working with companies on a wide range of strategic and operational challenges across many industries. Bain Capital maintains specific operational experience in the mattress industry, having been the largest shareholder of Sealy since December 1997. Bain Capital also maintains extensive experience in the retail industry, with investments including Staples, The Sports Authority, Brookstone, Duane Reade, Stage Stores and Domino's. Bain Capital's investment strategy is to seek to acquire businesses in partnership with exceptional management teams and improve the long-term value of those businesses. The firm typically seeks to identify companies with strong strategic positions and significant opportunities for growth. Since its founding, Bain Capital has invested in more than 120 companies and currently manages more than $4 billion of capital.

                                Sources and Uses

   The following table shows the sources and uses of funds at the closing of the transactions.

                                                         (dollars in millions)
Sources of Funds:
Senior credit facility(/1/).............................        $  5.2
Units, including the old notes..........................         134.9
Holdings junior subordinated notes(/2/)(/5/)............          17.5
New equity investment in Mattress Discounters Holding,
LLC.....................................................          76.2
Heilig-Meyers' rollover equity in Holdings(/3/).........           6.0
                                                                ------
Total...................................................        $239.8
                                                                ======
Uses of Funds:
Cash merger consideration(/4/)(/5/).....................        $204.2
Heilig-Meyers' rollover equity in Holdings(/3/).........           6.0
Holdings junior subordinated notes(/2/)(/5/)............          17.5
Estimated fees and expenses.............................          12.1
                                                                ------
Total...................................................        $239.8
                                                                ======

--------
(1) The senior credit facility has total availability of $20.0 million, of which $5.2 million was borrowed at closing (excluding the rollover of outstanding letters of credit totaling approximately $1.7 million). See "Description of Senior Credit Facility."
(2) The Holdings junior subordinated notes were issued to Heilig-Meyers by Holdings as a non-cash portion of the consideration due to Heilig-Meyers at closing. See "Certain Relationships and Related Transactions."
(3) Represents common stock held by Heilig-Meyers before the transactions that was exchanged in a non-cash transaction for new common stock after the transactions. Heilig-Meyers' retained equity investment represented approximately 7% of the outstanding Holdings common stock.
(4) Represents the cash portion of the consideration paid by Holdings to Heilig-Meyers in the transactions.
(5) In December 1999, pursuant to the transaction agreement, Heilig-Meyers agreed to pay to Holdings approximately $2.0 million, which Holdings advanced to the capital of Mattress Discounters Corporation. In addition, Heilig-Meyers agreed to reduce the outstanding principal amount of its $7.5 million 12% Junior Subordinated Promissory Note from Holdings to $5.875 million.

              Summary Unaudited Pro Forma Combined Financial Data

   Our summary unaudited pro forma combined financial data set out below give effect in the manner described under "Unaudited Pro Forma Combined Financial Data" and the notes thereto to the transactions as if they occurred on March 1, 1998. The unaudited pro forma combined statements of operations do not purport to represent what our results of operations would have been if the transactions had occurred as of the date indicated or what such results will be for future periods. The information contained in this table should be read in conjunction with "Unaudited Pro Forma Combined Financial Data," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited combined financial statements and our unaudited condensed consolidated interim financial statements and the accompanying notes thereto included elsewhere in this prospectus.

                                                            Pro Forma
                          -----------------------------------------------------------------------------
                          Fiscal Year
                             Ended                   Nine Months Ended                 Twelve Months
                          February 28, --------------------------------------------- Ended November 30,
                           1999(/1/)   November 30, 1998(/1/) November 30, 1999(/1/)      1999(/2/)
                          ------------ ---------------------- ---------------------- ------------------
                                                     (dollars in thousands)
Operating Data:
Net sales...............    $246,551          $185,863               $198,053             $258,741
Gross profit............      90,273            70,580                 70,723               90,416
Income from operations..      22,601            19,501                 15,090               18,190
Interest expense, net...     (19,548)          (14,720)               (14,888)             (19,716)
Other income (expense),
 net....................         322               285                     --                   37
Income (loss) before
 provision for income
 taxes..................       3,375             5,066                    202               (1,489)
Net income (loss).......       1,480             2,566                   (605)              (1,691)
Other Financial Data:
Depreciation and
 amortization...........    $  4,541          $  3,364               $  3,695             $  4,872
Capital expenditures....       5,162             4,079                  2,107                3,190
Cash interest
 expense(/3/) ..........      17,775            13,331                 13,374               17,818
Ratio of earnings to
 fixed charges(/4/).....        1.13x             1.26x                  1.01x                0.94x

--------
(1) See "Unaudited Pro Forma Combined Financial Data" and notes thereto.

(2) Information for the twelve months ended November 30, 1999 represents the summation of the pro forma fiscal year ended February 28, 1999 and the pro forma nine months ended November 30, 1999 data, less the pro forma nine months ended November 30, 1998 data.

(3) Excludes amortization of deferred financing fees and original issue discount.

(4) For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represent pro forma income before income taxes plus pro forma fixed charges. Fixed charges consist of pro forma interest expense
    (net), and the portion of operating rental expense which our management believes is representative of the interest component of rental expense. Fixed charges exclude common area maintenance costs related to our lease agreements.

                   Summary Historical Combined Financial Data

   Below is our summary historical combined financial data at the dates and for the periods indicated. Our summary historical combined statement of operations data for the fiscal year ended February 28, 1999 and the summary historical combined balance sheet data as of February 28, 1998 and February 28, 1999 were derived from our combined financial statements that were audited by Deloitte & Touche LLP, whose report appears elsewhere in this prospectus. Our summary historical aggregated statement of operations data for the fiscal year ended February 28, 1998 was derived by aggregating statement of operations data from
(1) our combined financial statements for the eight months ended February 28, 1998 that were audited by Deloitte & Touche LLP, whose report appears elsewhere in this prospectus, plus (2) the unaudited statement of operations for Bedding Experts for the four months ended July 1, 1997 plus (3) the unaudited combined statement of operations data for MDC (Mattress Discounters Corporation and T.J.B.) for the four months ended July 1, 1997. The summary historical combined statement of operations data of MDC for the year ended December 28, 1996 and the summary historical combined balance sheet data as of December 28, 1996 were derived from the combined financial statements of MDC that were audited by KPMG LLP, whose report appears elsewhere in this prospectus. Our summary historical combined financial data as of and for the nine months ended November 30, 1998 and 1999, are derived from our unaudited condensed consolidated interim financial statements which, in the opinion of our management, include all adjustments necessary for a fair presentation.

   We have presented summary historical combined financial data for MDC for the year ended December 28, 1996 because MDC currently constitutes a major portion of our business and our assets and is our most substantive business entity. We believe the inclusion of summary historical combined financial data for MDC is a more informative presentation. Bedding Experts' summary historical financial data for the year ended December 31, 1996 has not been presented due to the absence of reliable accounting and financial records during this period.

   The financial position and operating results of the entities as of dates and for periods ended subsequent to July 2, 1997, but prior to August 5, 1999 were combined in the financial statements as each entity was under common ownership and control by Heilig-Meyers through August 5, 1999. Effective August 6, 1999 the financial statements have been prepared on a consolidated basis pursuant to the transactions discussed elsewhere in this prospectus.

   On November 5, 1999, Mattress Discounters elected to change its fiscal year end from the last day of February to the closest Saturday to December 31, beginning with the year ended January 1, 2000.

   The summary historical combined financial data set forth below should be read in conjunction with, and is qualified by reference to, "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited combined financial statements and our unaudited condensed consolidated interim financial statements and accompanying notes thereto included elsewhere in this prospectus.

                   Summary Historical Combined Financial Data
                             (dollars in thousands)

                              MDC       MDC/Company                       Company
                          ------------ -------------- ------------------------------------------------
                                         Aggregated
                                        Fiscal Year   Fiscal Year
                           Year Ended      Ended         Ended              Nine Months Ended
                          December 28,  February 28,  February 28, -----------------------------------
                           1996(/1/)   1998(/1/)(/2/)     1999     November 30, 1998 November 30, 1999
                          ------------ -------------- ------------ ----------------- -----------------
Operating Data:
Net sales...............    $170,690      $231,123      $246,551       $185,863          $198,053
Gross profit............      57,055        80,421        89,703         70,210            70,478
General and
 administrative
 expenses...............      51,900        62,843        67,261         50,770            54,730
Non-recurring operating
 expenses...............          --            --            --             --             4,556
Income from operations..       5,155        17,578        22,442         19,440            11,192
Interest income
 (expense), net.........         548           316           128            131            (6,319)
Other income (expense),
 net....................        (471)           71           322            285               (97)
Income before provision
 for income taxes.......       5,232        17,965        22,892         19,856             4,776
Net income(/3/).........    $  5,232      $ 12,238      $ 13,190       $ 11,440          $  2,139
Other Financial Data:
Depreciation and
 amortization...........    $  2,214      $  3,569      $  4,541       $  3,364          $  3,695
Capital expenditures....       1,823         3,183         5,162          4,079             2,107
Balance Sheet Data (end
 of period):
Working capital.........       1,327        (8,748)        2,207        (11,809)            6,109
Total assets............      35,340        95,824        99,678         91,126           198,515
Other Data (end of
 period):
Number of stores........         162           227           236            231               250
Same store sales
 growth.................        (3.4%)         2.0%          1.5%           3.8%             (0.7%)

--------
(1) Heilig-Meyers employed the purchase method of accounting for its July 2, 1997 acquisition of MDC. Accordingly, historical financial and other data for the year ended December 28, 1996 may not be comparable to such data for subsequent periods. The primary differences result from the amortization of goodwill recorded by Heilig-Meyers as a result of the purchase on July 2, 1997 and the provision for income taxes.

(2) Represents the aggregation of (1) our audited combined financial statements for the eight months ended February 28, 1998 plus (2) the unaudited statement of operations data for Bedding Experts for the four months ended July 1, 1997 plus (3) the unaudited combined statement of operations data for MDC for the four months ended July 1, 1997. This presentation is not in accordance with generally accepted accounting principles and has been presented for informational purposes only. If this financial data were presented on a pro forma basis assuming (1) Heilig-Meyers' acquisition of MDC had taken place on March 1, 1997 and (2) Bedding Experts and MDC were "C" corporations during the full period from March 1, 1997 to February 28, 1998, amortization expense and the provision for income taxes would have increased $570 and $1,990, respectively. Income from operations and net income would have been $17,008 and $9,678, respectively.

(3) Prior to its acquisition on July 2, 1997, MDC filed as an "S" Corporation for federal and state income tax purposes. Accordingly, no provision for federal income taxes is included in the statement of operations for the year ended December 28, 1996 and the four months ended July 1, 1997. Provisions were made for state income taxes in those states which do not recognize "S" Corporation elections. These provisions have been included in general and administrative expenses for the periods referred to above.

                                 RISK FACTORS

   You should carefully consider the following factors in addition to the other information in this prospectus before making an investment in the exchange notes.

Substantial Leverage--Our substantial indebtedness could make it more difficult to pay our debts, including the exchange notes, divert our cash flow from operations for debt payments, limit our ability to borrow funds and increase our vulnerability to general adverse economic and industry conditions.

   We have a significant amount of indebtedness as shown in the following chart:

                                                             At
                                                      November 30, 1999
                                                    ---------------------
                                                    (dollars in millions)
                                                           (unaudited)
   Total debt, including the exchange notes and
    capital lease obligations......................        $133.4
   Total shareholder's equity......................          29.3

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult to pay our debts, including the exchange notes

  . increase our vulnerability to general adverse economic and industry conditions

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate

  . place us at a competitive disadvantage compared to our competitors that have less debt

  . limit our ability to borrow additional funds.

Possible Additional Borrowings--Despite current indebtedness levels, we may still be able to incur more debt under the senior credit facility and the indenture governing the notes. This could further exacerbate the risks described above.

   We may be able to incur additional indebtedness in the future. The terms of the senior credit facility and the indenture governing the notes do not fully prohibit us from doing so. Under some conditions, the senior credit facility permits borrowings of up to $20.0 million to fund operations and to finance the cost of future expansion after completion of this offering. All of the borrowings under the senior credit facility are secured by substantially all of our assets and the assets of our domestic subsidiaries. See "Description of Senior Credit Facility" and "Description of the Notes."

Subordination--Your claims are effectively subordinated.

   As of November 30, 1999, we and the guarantors have outstanding approximately $133.4 million of indebtedness (excluding unused commitments under the senior credit facility and the rollover of letters of credit, together totaling $20.0 million). Substantially all of our and the guarantors' assets have collateralized the senior credit facility. Under some circumstances, such as where we satisfy the debt tests and baskets under the indenture and the senior credit facility, we may incur additional secured debt in the future. Secured debt effectively ranks senior to the notes to the extent of the value of the collateral. Thus, if we default on the notes, become bankrupt, liquidate or reorganize, our secured creditors could foreclose on the collateral to satisfy the secured debt before you would receive any payment on the notes. If the value of the collateral is insufficient to pay all of the secured debt, our secured creditors would share equally in the value of our other assets, if any, with you and any other creditors whose claims against us rank equally with the notes.

Original Issue Discount--The notes will be considered to be issued with original issue discount.

   The exchange notes will be considered to be issued with original issue discount. Holders of the notes will be required to include the accretion of the original issue discount in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the notes, the claim of a holder of notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the purchase price, and (ii) that portion of the original issue discount which has been amortized as of the date of any such bankruptcy filing.

Ability to Service Debt--We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

   Our ability to make interest and principal payments on our indebtedness, including the exchange notes, and to fund planned capital expenditures depends on our ability to generate cash in the future and our ability to refinance our indebtedness when necessary. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the senior credit facility in an amount sufficient to enable us to make scheduled payments on our indebtedness, including the notes. If we do not generate sufficient cash, we may be required to refinance all or a part of our existing indebtedness, reduce or delay capital expenditures, sell assets or borrow additional funds. We cannot assure you that we will be able to refinance any of our indebtedness, including the senior credit facility and the notes, sell assets or borrow additional funds on commercially reasonable terms or at all.

   Our cash flow, and consequently our ability to service our debt, including our obligations under the indenture governing the notes, is dependent in part upon the cash flows of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, distributions or otherwise. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the notes other than through the note guarantees or to make any funds available for that purpose, whether by dividends, interest, loans, advances or other payments. In addition, their ability to pay dividends and make loans, advances and other payments to us depends on any statutory or contractual restrictions, which may include requirements to maintain minimum levels of working capital and other assets.

Restrictive Covenants--The senior credit facility and the indenture governing the notes contain various covenants which limit our management's discretion in the operations of our business.

   The senior credit facility and the indenture governing the exchange notes contain various provisions that limit our management's discretion by restricting our and our subsidiaries' ability to among other things:

  . incur additional debt and issue preferred stock

  . pay dividends and make other distributions

  . prepay subordinated debt, including the exchange notes

  . make investments and other restricted payments

  . enter into sale and leaseback transactions

  . create liens

  . sell assets

  . enter into certain transactions with affiliates.

   In addition, the senior credit facility requires us to meet financial tests which include a maximum total debt ratio and a minimum interest coverage ratio.

   If we fail to comply with the restrictions of the senior credit facility or the indenture governing the notes or any other subsequent financing agreements, a default may occur. This default may allow the creditors to accelerate the related indebtedness. Such acceleration could also result in an acceleration under the financing agreements related to our other indebtedness which have a cross-acceleration or cross-default provision. In addition, the lenders under our financing agreements (including the senior credit facility) may be able to terminate any commitments they had made to supply us with further funds upon an event of default. See "Description of Senior Credit Facility" and "Description of the Notes."

Lease Consents--The transactions may result in termination of leases.

   In connection with the transactions which resulted in a change of control, we are required to obtain consents from a majority of our landlords. We have already obtained consents from a number of our landlords and intend to seek consents from some or all of the remaining landlords. If we seek such further consents, we may be required to make payments to obtain those consents. If landlord consents are not obtained, the landlords may terminate some of those leases or seek to increase the rents they charge. If landlords terminate our leases or increase our rents on a large number of stores or on stores in key areas and if we are unable to relocate these stores on attractive terms, our business, financial condition and results of operations could be materially and adversely affected.

Dependence on Sealy--We depend upon one supplier for a significant percentage of our business.

   We maintain an exclusive purchase agreement with Sealy whereby Sealy is our exclusive third-party supplier of mattresses, box springs and foundations. The agreement is scheduled to expire on June 30, 2004. Approximately 62% of our total retail purchases in fiscal 1999 were sourced from Sealy. If this agreement is terminated for any reason, or if it is not renewed, we cannot assure you that we could replace these products on equally favorable terms. A failure to do so would have a material adverse effect on our profitability.

Future Transactions--We may engage in transactions which could subject us and you to a number of risks.

   In order to grow our business and maintain our competitive position, we may acquire other businesses in the future. We cannot predict whether or when any acquisitions will occur. We cannot assure you that we will make any acquisitions or that any acquired business will be successfully integrated into our operations or will perform as expected. Our ability to finance such acquisitions may be constrained by our high leverage. We may also enter into joint venture transactions. Joint ventures have the added risk that the other joint venture partners may have economic, business or legal interests or objectives that are inconsistent with our interests and objectives. We may also have to fulfill our joint venture partners' economic or other obligations if they fail to do so.

   In addition, the equity investors, the indirect beneficial owners of approximately 93% of our parents' common stock, may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the exchange notes.

Competition--Our business is very competitive and increased competition could make it difficult for us to generate sufficient cash flow to service our debt.

   The mattress industry in the United States is very competitive. Our retail competitors include a variety of national and regional chains of retail furniture stores such as Jordan's Furniture in Massachusetts, department store chains with bedding departments such as The May Company and the Macy's and Bloomingdale's stores of Federated Department Stores, Inc., sleep shops such as Sleepy's and Mattress Giant, regional and local independent furniture stores carrying bedding and other regional and local specialty retailers of bedding. Some of our competitors have substantially greater financial and other resources than we have and may be less leveraged than us and accordingly may be better able to withstand a change of market conditions in the bedding industry. We may face periods of intense competition in the future that could negatively affect our profitability. See "Business--Competition."

Possible Fluctuations in the Cost of Raw Materials; Possible Loss of Suppliers--Our future financial condition and results may be affected by fluctuations in the cost of raw materials and the loss of suppliers.

   The major raw materials that we purchase for production of our private-brand bedding products are cotton, insulator pads, innersprings, fabrics and roll goods consisting of foam, fiber and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. Our profitability may be negatively affected by increases in raw material costs to the extent we are unable to pass on such higher costs to our customers.

   Leggett & Platt is our primary vendor, supplying us with approximately 35% of our raw materials in fiscal 1999. Although we attempt to reduce the risks of dependence on a single external source, if Leggett & Platt or any other supplier were to discontinue or delay supplying our raw materials for any reason, such discontinuance or delay could have a negative affect on our profitability. See "Business--Manufacturing."

Dependence on Senior Key Management--The loss of key members of our management team and or failure to identify and recruit highly qualified management personnel could make it more difficult for us to generate cash flow from operations and service our debt.

   We are dependent on the continued services of our senior management team. Although we believe we could replace key employees in an orderly fashion should the need arise, the loss of such key personnel could materially adversely affect us and seriously impair our ability to implement our strategy. Our success also depends in part on our ability to manage, attract and retain qualified sales personnel. Competition for such personnel is intense. We cannot assure you that we will be successful in attracting and retaining the personnel we require to conduct our operations successfully. If we were unable to attract, manage and retain these personnel it could have a significant negative affect on our profitability and ability to successfully compete in our industry. See "Management--Directors and Executive Officers."

Reliance on Trademarks and Other Intellectual Property--Our inability to protect our trademarks, service marks and trade names could make it more difficult to compete in the mattress industry.

   We own trademark registrations in the U.S. with respect to many of our products and have numerous trademark applications pending in the U.S. and common law rights for certain unregistered trademarks that are used in our business. We cannot assure you that the actions we have taken to protect our trademarks, service marks and trade names will be adequate to protect their value or prevent imitation by others. Moreover, others may assert rights in, or claim ownership of, these marks and names, and we may not be able to successfully resolve such conflicts. The loss or limitation of our right to use these marks and names could significantly negatively affect our ability to compete effectively with other companies in the mattress industry. See "Business--Trademarks, Trade Names and Copyrights."

Potential Conflict of Interest--The outside interests of our principal stockholders could lead to conflicts of interest.

   The equity investors are the indirect beneficial owners of approximately 93% of Holdings' common stock. The equity investors or related parties are also the beneficial owners of approximately 93% of the voting common stock of the mattress manufacturer Sealy Mattress Company and effectively control both companies. Accordingly, there is a potential for a conflict of interests. If we are presented with a business opportunity that could also be of interest to Sealy, we may not be able to take advantage of that opportunity.

Economic and Market Conditions--Our business depends on the local economic conditions and consumer spending levels.

   The retail business is dependent upon the level of consumer spending, which may be adversely affected by an economic downturn or a decline in consumer confidence. An economic downturn could significantly negatively affect our profitability.

Government Regulation--We are subject to extensive government regulation.

   Our operations are subject to state and local consumer protection and other regulation relating to the mattress industry. These regulations vary among the states in which we do business. The regulations generally impose requirements as to the proper labeling of bedding merchandise, restrictions regarding the identification of merchandise as "new" or otherwise, controls as to hygiene and other aspects of product handling and sale and penalties for violations. Although we believe that we are in substantial compliance with these regulations and currently are implementing a variety of measures to promote continuing compliance, we cannot assure you that we will not be required in the future to incur expense and/or modify our operations in order to ensure such compliance which could negatively affect our profitability.

Fraudulent Conveyance Matters--Federal and state laws allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the exchange notes and require exchange noteholders to return payments received from guarantors.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees of our subsidiary guarantors could be voided, or claims in respect of the exchange notes or the subsidiary guarantees could be junior to all of our other debts or the debts of our subsidiary guarantors if, among other things:

  . we incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

  . we received less than reasonably equivalent value or fair consideration for incurring such indebtedness and, at the time of the incurrence of the indebtedness, we:

      .were insolvent or rendered insolvent by reason of any of the transactions;

      . were engaged, or about to engage, in a business or transaction for which the assets remaining with such entity constituted unreasonably small capital to carry on its business; or

      . intended to incur, or believed that we would incur, debts beyond our ability to pay as such debts matured.

   In addition, any payment by us or that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to us or the subsidiary guarantor, or to a fund for the benefit of our creditors or the creditors of the subsidiary guarantor.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a subsidiary guarantor would be considered insolvent if:

  . the sum of our or its debts, including contingent liabilities, were greater than the fair saleable value of all of our or its assets; or

  . the present fair saleable value of our or its assets were less than the amount that would be required to pay our or its probable liability on existing debts, including contingent liabilities, as they become absolute and mature.

   Based on historical financial information, recent operating history and other factors, we believe that neither we nor any of the subsidiary guarantors, after giving effect to the indebtedness incurred in connection with the transactions, will be insolvent, will have unreasonably small capital for the business in which we or it is engaged or will have incurred debts beyond our or their ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making those determinations or that a court would agree with our conclusions in this regard. In addition, we have received a solvency opinion from an independent third party that the redemption of our common stock will not render us insolvent, leave us with inadequate or unreasonably small capital or result in the incurrence of debt beyond our ability to repay such debt as it matures. There can be no assurance, however, that a court considering such issues would agree with such conclusions or opinions.

   To the extent the note guarantee was voided as a fraudulent conveyance or held unenforceable for any other reason, holders of notes would cease to have any claim in respect of the guarantors and would be solely our creditors. In such event, the claims of holders of notes against the guarantors would be subject to the prior payment of all liabilities and preferred stock claims of the guarantors. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of holders of notes relating to any voided portions of the note guarantees.

Change of Control--We may not have the ability to raise the funds necessary to finance the repurchase offer contained in the indenture.

   Upon the occurrence of specific kinds of change of control events described in "Description of the Notes--Change of Control", we must offer to repurchase all outstanding exchange notes for a price equal to 101% of the notes' principal amount, plus any interest which has accrued and remains unpaid as of the repurchase date. We cannot assure you that there will be sufficient funds available for any required repurchases of the exchange notes when a change of control occurs. In addition, the occurrence of a change of control will result in an event of default under the senior credit facility, which will also prohibit us from repurchasing the exchange notes after a change of control until we first repay our indebtedness under the senior credit facility in full. If a change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our indebtedness. These repurchase requirements may also delay or make it harder for others to obtain control of us. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not necessarily constitute a change of control under the indenture. See "Description of Senior Credit Facility" and "Description of the Notes--Change of Control."

No Prior Market for Exchange Notes--An active trading market for the exchange notes may not develop which could limit the liquidity of the exchange notes.

   Prior to this offering, there was no public market for these exchange notes. The initial purchasers have informed us that they currently intend to make a market in the exchange notes after this offering is completed. However, the initial purchasers are not obligated to do so and any such market-making may be discontinued at any time without notice, at the sole discretion of the initial purchasers. In addition, there can be no assurance as to the development or liquidity of any market for the exchange notes.

                               ----------------

   This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions about us, including, among other things:

  . our anticipated growth strategies and pursuit of potential acquisition opportunities

  . our dependence upon our senior management team

  . increased future competition

  . possibility of fluctuations in the cost of raw materials and loss of suppliers

  . changes in economic and market conditions

  . our dependence on Sealy

  . the transactions may result in the termination of some of our leases

  . our reliance on certain trademarks and other intellectual property

  .  our ability to return our stores in the Chicago market to profitability.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

   We will not receive any proceeds from this exchange offer.

                                CAPITALIZATION

   The following table sets forth our unaudited capitalization as of November 30, 1999. The information in the following table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited combined financial statements and our unaudited condensed consolidated interim financial statements and the notes accompanying them appearing elsewhere in this prospectus.

                                                                 Unaudited
                                                           ---------------------
                                                                   As of
                                                             November 30, 1999
                                                           ---------------------
                                                           (dollars in millions)
Cash and cash equivalents.................................        $  8.6
                                                                  ======
Debt:
  Old notes(/1/)..........................................        $132.9
  Senior credit facility(/2/).............................           --
  Other debt and obligations, including current portion...           0.5
                                                                  ------
    Total debt............................................         133.4
Stockholder's equity......................................          29.3
                                                                  ------
    Total capitalization..................................        $162.7
                                                                  ======

--------
(1) Net of unamortized discount of $7.0 million.

(2) The senior credit facility has total availability of $20.0 million, (excluding the rollover of outstanding letters of credit totaling approximately $1.7 million). See "Description of Senior Credit Facility."

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The unaudited pro forma combined financial data at the dates and for the periods indicated are based on our historical combined financial statements appearing elsewhere in this prospectus and adjustments described in the accompanying notes.

   The following unaudited pro forma combined statements of operations for the fiscal year ended February 28, 1999, the nine months ended November 30, 1998 and 1999 give effect to the transactions as if they had occurred on March 1, 1998. The historical financial position and operating results of the entities as of dates and for periods ended subsequent to July 2, 1997, but prior to August 5, 1999 were combined in the historical financial statements as each entity was under common ownership and control by Heilig-Meyers through August 5, 1999. Effective August 6, 1999 the financial statements have been prepared on a consolidated basis pursuant to the transactions discussed elsewhere in this prospectus.

   The unaudited pro forma combined financial data and accompanying notes are provided for informational purposes only and do not purport to represent what our results of operations would have been if the transactions had occurred as of the date indicated nor are they necessarily considered indicative of our future results of operations.

   The pro forma adjustments are described in the accompanying notes and are based upon the available information and upon certain assumptions that our management believes are reasonable. The unaudited pro forma combined financial data and accompanying notes should be read in conjunction with our audited combined financial statements and our unaudited condensed consolidated interim financial statements and related notes, and other financial information pertaining to us, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

              Unaudited Pro Forma Combined Statement of Operations

                  For the Fiscal Year Ended February 28, 1999
                             (dollars in thousands)

                                                         Pro Forma
                                             Historical Adjustments    Pro Forma
                                             ---------- -----------    ---------
Net sales...................................  $246,551   $     --      $246,551
Cost of sales...............................   156,848       (570)(a)   156,278
                                              --------   --------      --------
  Gross profit..............................    89,703        570        90,273
General and administrative expenses.........    67,261       (589)(b)    67,672
                                                            1,000 (c)
                                              --------   --------      --------
  Income from operations....................    22,442        159        22,601
Interest income (expense), net..............       128    (19,676)(e)   (19,548)
Other income (expense), net.................       322         --           322
                                              --------   --------      --------
  Income before provision for income taxes..    22,892    (19,517)        3,375
Provision for income taxes..................     9,702     (7,807)(g)     1,895
                                              --------   --------      --------
  Net income................................  $ 13,190   $(11,710)     $  1,480
                                              ========   ========      ========




       See Notes to Unaudited Pro Forma Combined Statement of Operations.

              Unaudited Pro Forma Combined Statement of Operations

                  For the Nine Months Ended November 30, 1998
                             (dollars in thousands)

                                                         Pro Forma
                                             Historical Adjustments    Pro Forma
                                             ---------- -----------    ---------
Net sales...................................  $185,863   $     --      $185,863
Cost of sales...............................   115,653       (370)(a)   115,283
                                              --------   --------      --------
  Gross profit..............................    70,210        370        70,580
General and administrative expenses.........    50,770       (441)(b)    51,079
                                                              750 (c)
                                              --------   --------      --------
  Income from operations....................    19,440         61        19,501
Interest income (expense), net..............       131    (14,851)(e)   (14,720)
Other income (expense), net.................       285         --           285
                                              --------   --------      --------
  Income before provision for income taxes..    19,856    (14,790)        5,066
Provision for income taxes..................     8,416     (5,916)(g)     2,500
                                              --------   --------      --------
  Net income................................  $ 11,440   $ (8,874)     $  2,566
                                              ========   ========      ========




       See Notes to Unaudited Pro Forma Combined Statement of Operations.

              Unaudited Pro Forma Combined Statement of Operations

                  For the Nine Months Ended November 30, 1999
                             (dollars in thousands)

                                                        Pro Forma
                                            Historical Adjustments    Pro Forma
                                            ---------- -----------    ---------
Net sales..................................  $198,053    $    --      $198,053
Cost of sales..............................   127,575       (245)(a)   127,330
                                             --------    -------      --------
  Gross profit.............................    70,478        245        70,723
General and administrative expenses........    54,730       (262)(b)    54,902
                                                             434 (c)
Non-recurring operating expenses...........     4,556     (3,825)(d)       731
                                             --------    -------      --------
  Income from operations...................    11,192      3,898        15,090
Interest income (expense), net.............    (6,319)    (8,569)(e)   (14,888)
Other income (expense), net................       (97)        97  (f)      --
                                             --------    -------      --------
  Income before provision for income
   taxes...................................     4,776     (4,574)         (202)
Provision for income taxes.................     2,637     (1,830)(g)      (807)
                                             --------    -------      --------
  Net income...............................  $  2,139    $(2,744)     $   (605)
                                             ========    =======      ========




       See Notes to Unaudited Pro Forma Combined Statement of Operations.

        Notes to Unaudited Pro Forma Combined Statements of Operations

For the Fiscal Year Ended February 28, 1999 and the Nine Months Ended November
                        30, 1998 and November 30, 1999
                            (dollars in thousands)

(a) In conjunction with the transactions, we obtained an agreement from a key supplier to secure a purchase discount on certain material purchases of 4.5%, consistent with a discount arrangement the supplier has with an affiliated company. The adjustment reflects the 4.5% discount applied to purchases made from the supplier during the fiscal year ended February 28, 1999, the nine months ended November 30, 1998 and the nine months ended November 30, 1999, respectively.
(b) Reflects the elimination of corporate overhead expense allocations from Heilig-Meyers representing general corporate overhead and other fees which relate to Heilig-Meyers' operations and corporate oversight costs which are being replaced by the shareholder advisory fee as discussed in note
    (c).
(c) Reflects the annual shareholder advisory fee payable by us to Bain Capital for management and advisory services.
(d) Reflects the elimination of compensation expense of $3,825 associated with the granting of "in-the-money" stock options of Holdings amounting to $2,869 and deferred compensation benefits of $956 which were provided at the closing of the transaction to certain members of our management.
(e) The increase in pro forma interest expense as a result of the transactions is as follows:

                              Fiscal Year        Nine                 Nine
                                 Ended          Months               Months
                              February 28,       Ended               Ended
                                  1999     November 30, 1998 November 30, 1999(/2/)
                              ------------ ----------------- ----------------------
   Elimination of
    historical interest
    income, net............     $   128         $   191              $  160
                                -------         -------              ------
   Interest on new
    borrowings:
    Senior credit
     facility--unused
     commitment fee at
     0.50% on $20,000......         100              75                  43
    Old notes--$140,000 at
     12.625% fixed.........      17,675          13,256               7,603
                                -------         -------              ------
    Cash interest expense..      17,775          13,331               7,646
   Accretion of discount on
    notes offered hereby
    (using an effective
    rate of 13.714%).......         527             395                 227
   Amortization of deferred
    financing costs(/1/)...       1,246             934                 536
                                -------         -------              ------
     Total interest from
      the debt requirements
      of the transactions..      19,548          14,660               8,409
                                -------         -------              ------
     Net increase in
      interest expense.....     $19,676         $14,851              $8,569
                                =======         =======              ======

  --------
  (1) Represents annual amortization expense utilizing a weighted average maturity on all borrowings of 7.91 years.
  (2) Represents pro forma adjustments to interest expense for the period prior to the consummation of the transactions.

(f) Reflects the elimination of directors and officers insurance premiums incurred as a direct result of the transaction.
(g) Represents the income tax adjustment required to result in a pro forma income tax provision based on: (1) our historical tax provision using historical amounts and (2) the direct tax effects of the pro forma adjustments described above at an estimated 40% effective tax rate.

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

   Set forth below are our selected historical combined financial data and the selected historical financial data of Bedding Experts and of MDC at the dates and for the periods indicated (some periods of which are less than one year due to accounting requirements for acquisition transactions). The selected historical combined statement of operations data of Bedding Experts for the six months ended July 1, 1997, and our selected historical combined statements of operations data for the eight months ended February 28, 1998, and the fiscal year ended February 28, 1999, and the selected historical combined balance sheet data as of February 28, 1998, and February 28, 1999, were derived from our combined financial statements that were audited by Deloitte & Touche LLP, whose report appears elsewhere in this prospectus. The selected historical combined statement of operations data of MDC for the six months ended July 1, 1997, and the selected combined historical balance sheet data as of July 1, 1997, were derived from the combined financial statements of MDC that were audited by Deloitte & Touche LLP, whose report appears elsewhere in this prospectus. The selected historical combined financial data of MDC for the years ended December 31, 1994, December 30, 1995, and December 28, 1996, are derived from the combined financial statements of MDC that were audited by KPMG LLP, whose report on the December 28, 1996 combined financial statements appears elsewhere in this prospectus. The selected historical combined financial data for the nine months ended November 30, 1998 and 1999, were derived from our unaudited condensed consolidated interim financial statements which, in the opinion of our management, include all adjustments necessary for a fair presentation.

   On July 2, 1997, Heilig-Meyers acquired MDC in a business combination accounted for as a purchase. On January 3, 1998, Heilig-Meyers acquired Bedding Experts in a business combination accounted for as a pooling of interests. Bedding Experts historical financial data has been presented consistent with a business combination accounted for as a pooling of interests; however, historical financial data prior to December 29, 1996 has not been presented in our selected historical combined financial data due to the absence of reliable accounting and financial records during such periods of time. We have presented the selected historical combined financial data for MDC for the years ended December 28, 1996, December 30, 1995 and December 31, 1994 because MDC currently constitutes a major portion of our business and our assets and is our most substantive business entity. We believe the inclusion of historical combined financial data for MDC is a more informative presentation of our historical combined financial data. Due to the required purchase accounting adjustments relating to the MDC acquisition, the selected historical combined financial data reflected in the following table prior to July 2, 1997 are stated using its predecessor basis of accounting and may not be comparable to such data for subsequent periods.

   The financial position and operating results of the entities as of dates and for periods ended subsequent to July 2, 1997, but prior to August 5, 1999 were combined in the financial statements as each entity was under common ownership and control by Heilig-Meyers through August 5, 1999. Effective August 6, 1999 the financial statements have been prepared on a consolidated basis pursuant to the transactions discussed elsewhere in this prospectus.

   On November 5, 1999, the Company elected to change its fiscal year end from the last day of February to the closest Saturday to December 31, beginning with the year ended January 1, 2000.

   The selected historical combined financial data set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited combined financial statements and our unaudited condensed consolidated interim financial statements and accompanying notes thereto included elsewhere in this prospectus.

                  Selected Historical Combined Financial Data
                            (dollars in thousands)

                                                                          Bedding
                                        MDC(/1/)                          Experts
                          ------------------------------------------     ----------
                             Years Ended December         Six Months     Six Months
                          -----------------------------   Ended July     Ended July
                          31, 1994  30, 1995   28, 1996    1, 1997        1, 1997
                          --------  --------   --------   ----------     ----------
Operating Data:
Net sales...............  $160,264  $170,261   $170,690    $ 84,334       $20,738
Gross profit............    57,525    57,830     57,055      27,633         6,995
General and
 administrative
 expenses...............    50,416    53,581     51,900      27,102         5,292
Non-recurring operating
 expenses...............        --        --         --          --            --
Income from operations..     7,109     4,249      5,155         531         1,703
Interest income
 (expense), net.........       661       624        548         328             9
Other income (expense),
 net....................       330    (1,262)      (471)       (554)        1,202
Income before provision
 for income taxes.......     8,100     3,611      5,232         305         2,914
Net income(/3/).........     8,100     3,611      5,232         305         2,914

Other Financial Data:
Depreciation and
 amortization...........  $  1,464  $  2,003   $  2,214    $  1,007       $   108
Capital expenditures....     2,954     3,038      1,823       1,592           424
Ratio of earnings to
 fixed charges(/4/).....     3.06x     1.83x      2.09x       1.13x         7.24x

Balance Sheet Data (end
 of period):
Working capital
 (deficit)..............  $  6,762  $ (1,156)  $  1,327    $(13,202)      $  (972)
Total assets............    34,247    30,772     35,340      23,326         3,694
Long term debt and
 capital lease
 obligations............        --     2,220        363         268            29
Total debt and capital
 lease obligations......        --     2,378        543         453           119

Other Data (end of
 period):
Number of stores........       143       150        162         170            53
Same store sales
 growth.................       9.8%     (3.8%)     (3.4%)        --(/5/)       --(/5/)
                                     Company(/2/)
                          --------------------------------------------
                           Eight         Fiscal
                           Months         Year    Nine Months Ended
                           Ended         Ended      November 30,
                          Feb. 28,      Feb. 28,  --------------------
                            1998          1999      1998      1999
                          ------------- --------- --------- ----------
Operating Data:
Net sales...............  $159,952      $246,551  $185,863  $198,053
Gross profit............    56,686        89,703    70,210    70,478
General and
 administrative
 expenses...............    40,527        67,261    50,770    54,730
Non-recurring operating
 expenses...............        --            --        --     4,556
Income from operations..    16,159        22,442    19,440    11,192
Interest income
 (expense), net.........        88           128       131    (6,319)
Other income (expense),
 net....................      (532)          322       285       (97)
Income before provision
 for income taxes.......    15,715        22,892    19,856     4,776
Net income(/3/).........     9,988        13,190    11,440     2,139

Other Financial Data:
Depreciation and
 amortization...........  $  2,648      $  4,541  $  3,364  $  3,695
Capital expenditures....     2,122         5,162     4,079     2,107
Ratio of earnings to
 fixed charges(/4/).....     4.57x         4.76x     5.49x     1.42x

Balance Sheet Data (end
 of period):
Working capital
 (deficit)..............  $ (8,748)     $  2,207  $(11,808) $  6,109
Total assets............    95,824        99,678    91,126   198,515
Long term debt and
 capital lease
 obligations............       629           425       424   133,298
Total debt and capital
 lease obligations......       920           655       717   133,381

Other Data (end of
 period):
Number of stores........       227           236       231       250
Same store sales
 growth.................        --(/5/)      1.5%      3.8%     (0.7%)

-------
(1) Heilig-Meyers employed the purchase method of accounting for its July 2, 1997 acquisition of MDC. Accordingly, historical financial and other data for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 and the six months ended July 1, 1997, may not be comparable to such data for subsequent periods. The primary differences result from the amortization of goodwill recorded by Heilig-Meyers as a result of the purchase on July 2, 1997 and the provision for income taxes.

(2) Includes the combined results of Mattress Discounters Corporation, T.J.B., and Bedding Experts. Bedding Experts was acquired on January 3, 1998 by Heilig-Meyers in a transaction accounted for as a pooling of interests.

(3) Prior to their acquisitions by Heilig-Meyers, MDC and Bedding Experts filed as "S" Corporations for federal and state income tax purposes. Accordingly, no provision for federal income taxes is included in the statement of operations for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 and the six months ended July 1, 1997. Provisions were made for state income taxes in those states which do not recognize "S" Corporation elections. These provisions have been included in general and administrative expenses.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest income (expense), net, and the portion of operating rental expense which our management believes is representative of the interest component of rental expense. Fixed charges exclude common area maintenance costs related to our lease agreements.

(5) Our same store sales growth when aggregated with MDC for the 12 months ended February 28, 1998 was 2.0%.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   We believe we are the largest retailer of mattresses in the United States. We operate in two segments: mattress retailing and mattress manufacturing. We currently operate our retail business through a nationwide network of 250 stores in 15 markets. Our manufacturing segment consists of three manufacturing facilities that produce mattresses for sale in our retail stores under the Comfort Source brand and for Heilig-Meyers under separate brands. In fiscal 1999, our manufacturing facilities provided product accounting for 30% of the cost of our retail purchases. The sales from our manufacturing segment to our retail operation are eliminated in our combined results of operations. Our business is currently conducted through three legal entities: Mattress Discounters Corporation, consisting of retail and manufacturing operations; Bedding Experts, our retail store operations in the Chicago metropolitan area; and T.J.B., our retail store operations in Washington, D.C., Virginia, and Maryland. Bedding Experts and T.J.B. became wholly owned subsidiaries of Mattress Discounters Corporation, effective August 6, 1999 pursuant to the transactions discussed elsewhere in this prospectus.

   MDC (Mattress Discounters Corporation and T.J.B.) was acquired by Heilig-Meyers on July 2, 1997 in a business combination accounted for as a purchase. Bedding Experts was acquired by Heilig-Meyers on January 3, 1998 in a business combination accounted for as a pooling of interests. Bedding Experts' financial data has been included in the aggregated fiscal year ended February 28, 1998. However, Bedding Experts historical financial data prior to December 29, 1996 has not been presented herein due to the absence of reliable accounting and financial records during such periods.

   On August 6, 1999, our parent company, Mattress Holding Corporation or Holdings, consummated a merger and recapitalization pursuant to a transaction agreement, dated as of May 28, 1999, among Heilig-Meyers, Heilig-Meyers Associates, Inc. and MD Acquisition Corporation, a Virginia corporation owned by various Bain Capital investment funds and affiliates and other institutional investors.

   The following discussion and analysis of financial condition and results of operations relates substantially to periods prior to the completion of the transactions contemplated by the transaction agreement. As a result of consummating a merger and recapitalization of our parent, we entered into a financing arrangement and accordingly, have a different capital structure. Accordingly, the results of operations subsequent to the consummation of the transactions contemplated by the transaction agreement will not necessarily be comparable to prior periods.

Results of Operations

   The financial position and operating results of the entities as of dates and for periods ended subsequent to July 2, 1997, but prior to August 5, 1999 were combined in the financial statements as each entity was under common ownership and control by Heilig-Meyers through August 5, 1999. Effective August 6, 1999 the financial statements have been prepared on a consolidated basis pursuant to the transactions discussed elsewhere in this prospectus.

   The following discussion also compares our combined results of operations and financial condition for the fiscal year ended February 28, 1999 with the aggregated fiscal year ended February 28, 1998. The aggregated fiscal year represents the aggregation of (1) our audited combined results of operations for the eight months ended February 28, 1998 plus (2) the unaudited statement of operations of Bedding Experts for the four months ended July 1, 1997 plus
(3) the unaudited combined results of operations of MDC (using its predecessor basis of accounting) for the four months ended July 1, 1997. Such aggregation has been performed to aid our discussion and analysis of the results of operations between fiscal 1998 and fiscal 1999.

   Our results of operations for the aggregated fiscal year ended February 28, 1998 are then compared to the results of operations of MDC (using its predecessor basis of accounting), for the year ended December 28, 1996. Subsequent to Heilig-Meyers' acquisition of MDC on July 2, 1997, MDC changed its financial year end to February 28. The principal differences between MDC's predecessor basis of accounting and the basis of accounting following Heilig-Meyers' acquisition of MDC are goodwill amortization and provisions for income taxes. We have presented the results of operations of MDC for the year ended December 28, 1996 because MDC currently constitutes a major portion of our business and our assets and is our most substantive business entity. We believe the inclusion of summary historical combined financial data for MDC is a more informative presentation to aid our discussion and analysis of the results of operations between fiscal 1998 and 1996.

   The following table sets forth our combined statement of operations line items as a percentage of net sales for the periods indicated and should be read in conjunction with the "Summary Historical Combined Financial Data," the "Selected Historical Combined Financial Data," and the audited combined financial statements and unaudited condensed consolidated interim financial statements and the accompanying notes thereto included elsewhere in this prospectus.

                                       MDC /
                            MDC       Company                        Company
                         ---------- ------------ ------------------------------------------------
                                     Aggregated
                                    Fiscal Year  Fiscal Year
                         Year Ended    Ended        Ended              Nine Months Ended
                          December  February 28, February 28, -----------------------------------
                          28, 1996      1998         1999     November 30, 1998 November 30, 1999
                         ---------- ------------ ------------ ----------------- -----------------
Net sales...............   100.0%      100.0%       100.0%          100.0%            100.0%
Gross profit............    33.4        34.8         36.4            37.8              35.6
General and
 administrative
 expenses...............    30.4        27.2         27.3            27.3              27.6
Non-recurring operating
 expenses...............     --          --           --              --                2.3
                           -----       -----        -----           -----             -----
Operating income........     3.0         7.6          9.1            10.5               5.7
Interest income
 (expense), net.........     0.3         0.1          0.0             0.1              (3.3)
Other income (expense),
 net....................    (0.3)        0.0          0.1             0.1               --
                           -----       -----        -----           -----             -----
Income before provision
 for income taxes.......     3.0         7.7          9.2            10.7               2.4
Provision for income
 taxes..................     0.0         2.4          3.9             4.5               1.3
                           -----       -----        -----           -----             -----
Net income..............     3.0%        5.3%         5.3%            6.2%              1.1%
                           =====       =====        =====           =====             =====

Nine Months Ended November 30, 1999 Compared to Nine Months Ended November 30, 1998

   Net Sales: Our net sales for the nine months ended November 30, 1999 increased $12.2 million or 6.6% to $198.1 million from $185.9 million for the nine months ended November 30, 1998. The increase represents an increase in our retail net sales of $5.0 million and an increase in the external net sales of our manufacturing operation of $7.2 million. Our net sales from retail operations, our manufacturing sales to our retail operations, and our manufacturing sales to external retailers were $189.5 million, $31.1 million, and $8.6 million, respectively, in the nine months ended November 30, 1999, and $184.5 million, $29.9 million and $1.4 million, respectively, in the nine months ended November 30, 1998.

   Excluding the New Jersey and Chicago markets, our retail sales for the nine months ended November 30, 1999 increased $17.4 million or 12.0%. We have experienced significant sales and operational issues in the Chicago market after the business was acquired in January, 1998 and we exited the New Jersey market in 1998 as a result of our decision to discontinue an unprofitable strategy of operating significantly larger stores.

   The increase in our retail sales for the nine months ended November 30, 1999 is attributable to (1) a $6.1 million net increase resulting from net store openings since November 30, 1998 offset by (2) a $1.1 million decrease in comparable store sales. The decrease in comparable store sales is comprised of a 5.1% increase in our markets excluding Chicago for the nine months ended November 30, 1999, more than offset by a 25.8% decrease in comparable store sales in Chicago for the nine months ended November 30, 1999. The decline in Chicago was primarily attributable to high sales force and management turnover at these stores and related operational issues. Management continues to drive key initiatives to improve Chicago's operating performance, including adding key management and support staff to the region, hiring new salestaff and deploying additional training personnel.

   The increase in our retail net sales for the nine months ended November 30, 1999 was partially offset by a $4.0 million decrease in net sales due to the closure of our stores in, and exit from, the New Jersey market in September 1998. We exited the New Jersey market as a result of our decision to discontinue an unprofitable strategy of operating significantly larger stores with higher operating costs relative to our other stores.

   Net sales generated by our manufacturing operations during the nine months ended November 30, 1999 increased $8.5 million to $39.7 million from $31.2 million for the nine months ended November 30, 1998. The majority of our manufacturing output is consumed by our retail operations. The output related to our retail sales increased by $1.2 million due primarily to overall growth in our retail sales which was offset by a shift in mix from Comfort Source to Sealy products. We also increased our net sales to external retailers by $7.2 million to $8.6 million from $1.4 million due to supplier relationships with Heilig-Meyers and another party.

   Gross Profit: Gross profit for the nine months ended November 30, 1999 increased $0.3 million or 0.4% to $70.5 million from $70.2 million for the nine months ended November 30, 1998. As a percentage of net sales, gross profit was 35.6% in the nine months November 30, 1999 compared to 37.8% in the nine months ended November 30, 1998. Our retail gross profit for the nine months ended November 30, 1999 was $60.8 million, a decrease of $3.1 million or 4.9%, while our manufacturing gross profit was $9.7 million, an increase of $3.3 million or 51.1% over last year.

   Our retail gross profit expressed as a percentage of net retail sales was 32.1% in the nine months ended November 30, 1999 compared to 34.5% in the nine months ended November 30, 1998. The decrease in the gross profit percentage is primarily due to inventory shrinkage, the write-off of obsolete/slow moving inventory in the second quarter of fiscal year 2000 and lower margins in the Chicago market due to sales of a less favorable product mix, inventory shrinkage, and negative leverage of our occupancy expense due to lower sales versus the nine month period ended November 30, 1998. In markets other than Chicago, our retail margins as a percentage of sales were 33.6% in the nine months ended November 30, 1999 compared to 34.5% in the nine months ended November 30, 1998.

   Our manufacturing gross profit expressed as a percentage of manufacturing sales was 24.4% in the nine months ended November 30, 1999 compared to 20.8% in the nine months ended November 30, 1998. This increase in gross profit percentage is primarily due to a more favorable product mix, to lower materials costs and to the greater overhead absorption due to higher production volume during the nine months ended November 30, 1999 compared to the nine months ended November 30, 1998.

   General and administrative expenses: General and administrative expenses for the nine months ended November 30, 1999 increased $4.0 million or 7.8% to $54.7 million from $50.8 million for the nine months ended November 30, 1998. As a percentage of net sales, general and administrative expenses were 27.6% in the nine months ended November 30, 1999 compared to 27.3% in the nine months ended November 30, 1998. The increase in expenses is partially a result of consulting and other resources focusing primarily on Year 2000 issues and the operational redesign in preparation for the POS rollout. The increase is also a result of a second quarter reevaluation and write-off of accounts receivable, an increase in workers compensation reserves and increased payroll expense, offset by a reduction in our net advertising expense as a percent of net sales due to a shift in mix in the Sealy vs. Comfort Source product line. The write-off of accounts receivable resulted in a $0.8 million charge related primarily to the Company's reevaluation of certain customer deductions, chargebacks from credit card companies, and unrecoverable funds from providers of third party finance. The increase in workers compensation liabilities of $0.5 million was the result of a change in the estimated liability due to the utilization of actuarial methods used to calculate the liability.

   Nonrecurring Operating Expenses: Nonrecurring operating expenses, net, for the nine months ended November 30, 1999 was $4.6 million. This expense is primarily a result of a $3.8 million non-cash charge for the intrinsic value of in-the-money stock options granted and deferred compensation for management in connection with the Transaction Agreement, a $0.4 million write-off of future operating lease payments associated with obsolete POS system hardware and a $0.2 million reserve established for expected losses on three subleased properties and the establishment of a reserve given that future lease costs will not be fully recovered.

   Other Income (Expense), net: Other income (expense), net, for the nine months ended November 30, 1999 decreased $0.4 million to a net expense of ($0.1) million from $0.3 million other income, net, for the nine months ended November 30, 1998. The primary reason for this decrease was a one-time expense for D&O insurance purchased for prior period coverage related to the consummation of the transactions contemplated by the Transaction Agreement.

   Interest Income (Expense): Interest expense for the nine months ended November 30, 1999 increased to ($6.5) million from $0.1 million for the nine months ended November 30, 1998, due to interest expense on the Senior Notes.

   Provision for Income Taxes: Our effective income tax rate for the nine months ended November 30, 1999 was 55.2% compared to 42.4% for the nine months ended November 30, 1998. Our effective tax rate differs from the federal statutory corporate rate primarily as a result of non-deductible goodwill and state income taxes. The increase in the effective income tax rate during the nine months ended November 30, 1999, resulted from increased nondeductible expenses as a percentage of income before the provision for income taxes.

   Net Income: Primarily as a result of the reasons discussed above, net income decreased to $2.1 million or 1.1% of net sales in the nine months ended November 30, 1999 from $11.4 million or 6.2% of net sales in the nine months ended November 30, 1998.

Fiscal Year Ended February 28, 1999 Compared to the Aggregated Fiscal Year Ended February 28, 1998

   Net Sales: Our net sales for fiscal 1999 increased $15.4 million or 6.7% to $246.5 million from $231.1 million for fiscal 1998. The increase represents an increase in our retail net sales of $9.6 million and an increase in the external net sales of our manufacturing operation of $5.8 million. Our net sales from retail operations, our manufacturing sales to our retail operations, and our manufacturing sales to external retailers were $238.1 million, $38.2 million, and $8.4 million, respectively, for fiscal 1999 and $228.5 million, $30.1 million, and $2.6 million, respectively, for fiscal 1998. Manufacturing sales to our retail operations are eliminated in the consolidation of our segments.

   The increase in our retail net sales is attributable to (1) a 1.5% increase in comparable store sales, (2) a $2.4 million increase resulting from net store openings during fiscal 1999 and (3) a $4.1 million net increase resulting from having a full year's worth of sales during fiscal 1999 for stores that we opened during fiscal 1998. The increase in comparable store sales is comprised of a 3.7% increase in our markets excluding Chicago and a 6.7% decrease in comparable store sales in Chicago. The comparable store sales decline in Chicago was primarily attributable to high sales force and management turnover at these stores in the latter part of fiscal 1999.

   The increase in our retail net sales was partially offset by a $6.0 million decrease in net sales due to the closure of our stores in the New Jersey market. Excluding the effect of the New Jersey market closing, we increased our retail net sales in fiscal 1999 by $15.6 million or 6.8%.

   Sales generated by our manufacturing operation during fiscal 1999 increased $13.9 million or 42%, to $46.6 million. Sales to our retail operations increased by $8.1 million to $38.2 million from $30.1 million, primarily due to (1) the introduction of our Comfort Source branded products into Bedding Experts stores during fiscal 1999, (2) the impact of expanding retail sales and (3) an expansion in our product offering to include higher priced mattresses. Net sales to external retailers increased by $5.8 million to $8.4 million from $2.6 million due to new supply arrangements with Heilig-Meyers and its affiliates. See "Business--Supply Contract with Heilig-Meyers."

   Gross Profit: Gross profit for fiscal 1999 increased $9.3 million or 11.5% to $89.7 million from $80.4 million in fiscal 1998. As a percentage of net sales, gross profit was 36.4% in fiscal 1999 compared to 34.8% in fiscal 1998. Our retail gross profit for fiscal 1999 was $80.4 million, an increase of $5.7 million or 7.6% from fiscal 1998, while our manufacturing gross profit was $9.3 million, an increase of $3.6 million or 63% from $5.7 million in fiscal 1998.

   Our retail gross profit expressed as a percentage of net retail sales was 33.8% in fiscal 1999 compared to 32.7% in fiscal 1998. This increase in gross profit percentage is due primarily to a reduction in our occupancy expense in both dollars and as a percentage of net retail sales between fiscal 1999 and fiscal 1998. Occupancy expense dropped primarily due to exiting the high cost New Jersey market.

   Our manufacturing gross profit expressed as a percentage of manufacturing sales was 19.9% in fiscal 1999 compared to 17.4% in fiscal 1998. This increase in gross profit percentage is primarily due to reduced material costs, more favorable product mix and greater overhead absorption due to higher production volumes.

   General and Administrative Expenses: General and administrative expenses for fiscal 1999 increased $4.5 million or 7.1% to $67.3 million from $62.8 million in fiscal 1998. As a percentage of net sales, general and administrative expenses were 27.3% in fiscal 1999 compared to 27.2% in fiscal 1998. This increase was partially due to the corporate overhead allocations from Heilig-Meyers in fiscal 1999 of $1.9 million. No such allocations occurred in fiscal 1998. General and administrative expenses would have decreased as a percentage of net sales to 26.5% in fiscal 1999, excluding corporate overhead allocations. This effective decrease is primarily due to a reduction in our net advertising costs largely resulting from the inclusion of Bedding Experts under our existing co-operative advertising arrangements and the full year benefit of the cooperative advertising agreement with a major vendor.

   Other Income (Expense), Net: Other income (expense), net, for fiscal 1999 increased $0.2 million to $0.3 million from $0.1 million for fiscal 1998. Other income decreased to $0.3 million in fiscal 1999 as compared to $1.4 million in fiscal 1998. The primary reason for this decrease was a one-time payment received from a vendor in fiscal 1998 related to the signing of a long-term supply contract. Other expense also decreased from $1.3 million in fiscal 1998 to zero in fiscal 1999. Other expense in fiscal 1998 consisted primarily of losses on abandonment of leased property and fees related to the January 3, 1998 acquisition of Bedding Experts.

   Provision for Income Taxes: Our effective income tax rate was 42.4% in fiscal 1999 as compared to 31.9% in fiscal 1998. The increase in effective income tax rate was attributable to the change in tax status during fiscal 1998 of MDC and Bedding Experts upon their acquisition by Heilig-Meyers. Prior to the acquisitions, both entities filed as "S" Corporations for both federal and state income tax purposes. Our effective tax rate in fiscal 1999 differs from the federal statutory corporate rate primarily as a result of non-deductible goodwill and state income taxes.

   Net Income: Primarily as a result of the reasons discussed above, net income increased to $13.2 million or 5.3% of net sales in fiscal 1999 from $12.2 million, or 5.3% of net sales in fiscal 1998.

Aggregated Fiscal Year Ended February 28, 1998 Compared to the Year Ended December 28, 1996

   Net Sales: Our net sales for fiscal 1998 increased $60.4 million or 35.4% to $231.1 million from $170.7 million in 1996. The increase represents an increase in our retail net sales of $57.8 million and an increase in the external net sales of our manufacturing operation of $2.6 million. Our net sales from retail operations, our manufacturing sales to our retail operations, and our manufacturing sales to external retailers were $228.5 million, $30.1 million, and $2.6 million, respectively in fiscal 1998 and $170.7 million, $22.5 million, and $0 million, respectively, in 1996. Manufacturing sales to our retail operations are eliminated in the consolidation of our segments.

   The increase in our retail net sales is attributable to the following factors: (1) the impact of Heilig-Meyers' acquisition of Bedding Experts, pursuant to which our fiscal 1998 results of operations include $46.4 million of net sales compared to zero net sales being included in 1996; (2) an increase in comparable store sales of 2.0%; (3) an additional $5.3 million of net sales resulting from the net 11 stores opened during fiscal 1998; and (4) an additional $2.8 million due to a full year's worth of net sales from stores opened in 1996.

   Net sales generated by our manufacturing operation during fiscal 1998 were $32.7 million, an increase of $10.2 million or 45.3% from 1996. This increase in manufacturing sales is attributable to (1) an increase of $7.6 million in sales to our retail operations and (2) $2.6 million of net sales sold to Heilig-Meyers during fiscal 1998. Prior to fiscal 1998 we generated no manufacturing sales to external retailers.

   Gross Profit: Gross profit in fiscal 1998 increased $23.3 million or 40.9% to $80.4 million from $57.1 million in 1996. As a percentage of net sales gross profit was 34.8% in fiscal 1998 compared to 33.4% in 1996. Our retail gross profit for fiscal 1998 was $74.7 million, an increase of $21.1 million or 39.3% from 1996, while our manufacturing gross profit was $5.7 million, an increase of $2.3 million or 67.6% over the prior year.

   Our retail gross profit expressed as a percentage of net retail sales was 32.7% in fiscal 1998 compared to 31.4% in 1996. This increase in gross profit percentage is due primarily to (1) the inclusion of Bedding Experts' operations which generated higher gross margins relative to MDC; and (2) improved mix/pricing due in part to a new incentive pay program for store managers and sales personnel.

   Our manufacturing gross profit expressed as a percentage of manufacturing sales was 17.4% in fiscal 1998 compared to 15.1% in 1996. This increase in gross profit percentage is primarily due to reduced material costs, more favorable product mix and greater overhead absorption due to higher production volumes.

   General and Administrative Expenses: General and administrative expenses for fiscal 1998 increased $10.9 million or 21.1% to $62.8 million from $51.9 million for 1996. As a percentage of net sales, general and administrative expenses were 27.2% in fiscal 1998 compared to 30.4% in 1996. The absolute increase in these expenses relates to the impact of the Bedding Experts acquisition. Bedding Experts' general and administrative expenses included in fiscal 1998 were approximately $11.2 million. Excluding the impact of Bedding Experts, general and administrative expenses, on a comparable basis, were 27.9% in fiscal 1998 compared to 30.4% in 1996. This decrease in general and administrative expenses, as a percentage of net sales, is primarily attributable to a reduction in our net advertising costs. Although gross advertising spending increased in fiscal 1998 from 1996, it was more than offset by increased cooperative advertising benefits from a new supply agreement entered into with a major vendor in fiscal 1998. This reduction in net advertising costs was offset by (1) goodwill amortization of $0.9 recorded in fiscal 1998 as a result of the acquisition of MDC by Heilig-Meyers; and (2) an increase in payroll costs as a percent of net sales due to a new incentive pay program implemented for store managers and sales personnel in early 1997.

   Other Income (Expense), Net: Other income (expense), net, for fiscal 1998 increased $0.6 million to $0.1 million from an expense of ($0.5 million) for 1996. Other income increased to $1.4 million in fiscal 1998 as compared to $0.2 million in 1996. The primary reason for this increase was a one-time payment received from a vendor in fiscal 1998 related to the signing of a supply contract. The increase in other expense from ($0.7 million) in 1996 to ($1.3 million) in fiscal 1998 consisted primarily of fees related to the January 3, 1998 acquisition of Bedding Experts.

   Provision for Income Taxes: Our effective income tax rate was 31.9% in fiscal 1998 as compared to zero in 1996. The increase in effective income tax rate was attributable to the change in tax status of MDC and Bedding Experts upon their acquisition by Heilig-Meyers. Prior to the acquisitions, both entities filed as "S" Corporations for both federal and state income tax purposes. State income taxes of $0.3 million are included in general and administrative expenses in 1996.

   Net Income: Primarily as a result of the reasons discussed above, net income increased to $12.2 million, or 5.3% of net sales in fiscal 1998 from $5.2 million, or 3.0% of net sales in 1996.

Liquidity and Capital Resources

   Prior to the leveraged recapitalization, our principal source of funds had been cash flows from operations and our use of funds has been capital expenditures for new store openings. Beginning in fiscal 1999, a significant use of our funds has been the funding of accounts receivable to Heilig-Meyers and non-interest bearing loans to Heilig-Meyers. Our cash and cash equivalents at November 30, 1999 and February 28, 1999 were approximately $8.6 million and $1.4 million, respectively.

   In connection with the leveraged recapitalization, we incurred significant amounts of debt requiring interest payments on the notes and interest payments and principal payments under the Senior Credit Facility. Our liquidity needs relate to working capital, capital expenditures and potential acquisitions.

   We intend to fund our working capital, capital expenditures and debt service requirements through cash flow generated from operations and borrowings under the senior credit facility.

   In addition, the senior credit facility requires that we maintain specified financial ratios. At November 30, 1999, we were in full compliance with the financial covenants in the senior credit facility and we expect to remain in compliance for the foreseeable future.

   We believe that cash from operating activities, together with available revolving credit borrowings under the senior credit facility, will be sufficient to permit us to meet our financial obligations and fund our operations for the foreseeable future.

   Net cash provided by operating activities for the nine months ended November 30, 1999 was $17.0 million, a $17.6 million increase from the ($0.6) million of cash used in operating activities for the nine months ended November 30, 1998. The net income component of cash flows from operating activities was $2.1 million for the nine months ended November 30, 1999, and $11.4 million for the nine months ended November 30, 1998. Significant components of cash flows from operating activities during the nine months ended November 30, 1999 included non-cash charges for stock option grants and deferred compensation of $3.8 million and increases in accrued expenses because of accrued interest on the senior notes. Whereas the significant component of cash flows from operating activities during the nine month period ended November 30, 1998 included net advances to Heilig-Meyers of $16.7 million.

   Net cash provided by operating activities for fiscal 1999 was $1.8 million, a $13.3 million decline from the $15.1 million generated in fiscal 1998. This decrease resulted primarily from an increase in working capital partially offset by an increase in earnings before depreciation and amortization. The net increase (decrease) in working capital, excluding cash, was $15.1 million and $(2.6) million for fiscal years ended 1999 and 1998, respectively. This increase resulted from (1) an increase in accounts receivable from Heilig-Meyers for the sale of mattresses and the funding of non-interest bearing loans, net of settlement of income taxes, to Heilig-Meyers, of approximately $13.7 million, and (2) a decrease in deferred income resulting from the timing of the receipt of initial cooperative advertising funds from a new vendor arrangement during fiscal 1998, offset by a reduction in the absolute rate of working capital growth in fiscal 1999 versus fiscal 1998. Excluding the impact of the funding of the non-interest bearing loans, net of settlement of income taxes, to Heilig-Meyers, cash flows from operations would have been $8.3 million and $9.4 million for the fiscal years ended 1999 and 1998, respectively.

   Net cash provided by operations for fiscal 1998 increased by $2.9 million to $15.1 million from $12.2 million in 1996. This increase is primarily the result of an increase in earnings before depreciation and amortization in part due to the inclusion of Bedding Experts in fiscal 1998.

   Our principal use of cash for investing activities has historically been capital expenditures for new store openings. The initial capital investment to open a new store is approximately seventy thousand dollars, which includes leasehold improvements, furniture, fixtures, and point of sale computer equipment. Total capital expenditures for each of the nine months ended November 30, 1999 and November 30, 1998 were $2.1 million and $4.1 million, respectively. During the nine months ended November 30, 1999, capital expenditures included approximately $1.6 million for leasehold improvements, furniture and fixtures for new and existing stores, and $0.5 million for corporate, MIS and manufacturing additions.

   Our estimated capital expenditures for fiscal 2000 are approximately $2.9 million of which approximately $2.1 million has been spent as of November 30, 1999. Capital expenditures for fiscal 2000 will include approximately $1.9 million for improvements, furniture and fixtures for new and existing stores, $0.5 million for manufacturing operations, and $0.5 million for corporate additions and MIS.

   During fiscal 1999, cash capital expenditures were approximately $5.2 million, including approximately $2.3 million for leasehold improvements, furniture and fixtures for new and existing stores, $0.8 million for manufacturing machinery and equipment, $0.8 million for land, building and equipment for a new manufacturing plant, and $1.3 million for corporate additions.

   During fiscal 1998 and 1996, our capital expenditures were $3.2 million and $1.8 million, respectively.The increase in capital expenditures in fiscal 1998 from 1996 is primarily attributable to the net increase in retail stores and purchase of land and buildings for approximately $0.6 million. In 1996 we had net cash proceeds from the sale and maturities of investment securities of $3.6 million.

   Net cash used for financing activities for the nine months ended November 30, 1999 increased $6.7 million to $6.9 million from $0.2 million for the nine months ended November 30, 1998. The cash used by financing activities primarily related to the recapitalization as described in detail in Note 2 of the financial statements for the nine months ended November 30, 1999. The principle components of the recapitalization included:

  . the deemed settlement and contribution to capital of the note receivable from Heilig-Meyers of approximately $6.0 million, the elimination and distribution of current taxes payable to Heilig-Meyers of approximately $4.3 million and the distribution of excess cash at the closing date of approximately $1.7 million to Heilig-Meyers;

  . the payment of deferred financing fees of approximately $10 million, which have been deferred in the consolidated balance sheet;

  . the contribution of capital from Holdings representing the granting of the Management Stock Options and the Warrants in Holdings' common stock; and

  . the dividend distribution of approximately $130.1 million from Mattress Discounters to Holdings to partially fund the Recapitalization of Holdings.

   For fiscal 1999, net cash used by financing activities was $0.3 million compared to $19.4 million and $4.2 million in fiscal 1998 and 1996, respectively. The significant cash used by financing activities in fiscal 1998 and 1996 relate to distributions paid to "S" Corporation shareholders. No such distributions were made after July 2, 1997 when MDC was acquired by Heilig-Meyers. In December 1999, pursuant to the transaction agreement, Heilig-Meyers agreed to pay to Holdings approximately $2.0 million, which Holdings advanced to the capital of Mattress Discounters Corporation.

Year 2000

   During the fiscal year 1999, we established a team to oversee our Year 2000 date conversion project. The project was comprised of the following stages:
(1) assessment of our Year 2000 compliance, (2) prioritization of systems, (3) remediation activities, and (4) compliance testing. A plan of corrective action using both internal and external resources to enhance or replace our systems for Year 2000 compliance was developed during fiscal year 1999 and completed by December 31, 1999.

   We incurred approximately $0.7 million of expenses in addressing the Year 2000 issue. We have not experienced any significant Year 2000 issues from the change in the calendar year from 1999 to 2000.

Seasonality

   Our operations are not seasonal in nature. In the fiscal year ended February 28, 1999 we generated 24.3%, 26.6%, 24.5% and 24.6% of our net sales in the first through the four fiscal quarters, respectively.

Impact of Recently Issued Accounting Standards

   During fiscal 1999 we adopted Statement of Financial Accounting Standards
(SFAS) No. 130 "Reporting Comprehensive Income," which became effective for fiscal years beginning after December 15, 1997. Comprehensive income and net income were the same for the periods presented.

   During fiscal year 1999, we also adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The adoption of this statement did not affect our combined financial position, result of operations, and cash flows, and is limited to the form and content of disclosures.

   In June 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 2000. The new statement requires that every derivative instrument (including certain derivative instruments embedded in contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires the changes in the derivative's fair value to be recognized currently in earnings unless specific hedge accounting criteria are met. We have not yet determined the effect this statement will have in the combined financial position, results of operations, or cash flows.

   In March 1998 the American Institute of Certified Public Accountants (AICPA) issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which we adopted on March 1, 1999. SOP 98-1 requires certain software development costs to be capitalized. The adoption of this SOP has not had a material effect on our combined financial position, results of operations, or cash flows.

   In April 1998 the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which we adopted on March 1, 1999. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this SOP has not had a material effect on our combined financial position, results of operations, or cash flows.

                                   BUSINESS

Our Company

   We believe we are the largest retailer of mattresses in the United States. Founded in 1978, we are considered the pioneers of the "specialty sleep shop" mattress retailing concept. Specialty sleep shops are stores focused exclusively on selling mattresses and are one of the mattress industry's fastest growing retail distribution channels. Since our founding, we have grown our business into a nationwide network of 250 stores in 15 markets. We believe that we hold the leading market position in nine of these markets. Of the top 15 markets in the United States, which accounted for approximately 33% of 1998 mattress sales, we believe we are the largest mattress retailer in six of these markets. For the twelve months ended November 30, 1999, we generated net sales of $258.7 million.

   Our stores generate average annual sales of approximately $1.0 million, and average approximately 4,000 square feet in size. In fiscal 1999, our stores derived 89% of their revenue from the sale of mattresses and 11% from the sale of bedding accessories (e.g., headboards and frames). Through our exclusive purchase contract with Sealy Mattress Company, we are the largest retailer of Sealy products. According to ISPA, Sealy is the largest manufacturer of mattresses in North America, with a 22% U.S. market share. Sealy products accounted for approximately 64% of our retail mattress sales for the nine months ended November 30, 1999 and include such well-known brand names as Sealy(R), Sealy Posturepedic(R), Sealy Posturepedic Crown Jewel(R), Sealy Correct Comfort(R) and Stearns & Foster(R).

   In addition to selling Sealy mattresses, we sell Comfort Source(R) brand mattresses that are produced at our three manufacturing facilities. We believe that we are the only conventional mattress retailer with significant captive manufacturing capacity. This vertical integration allows us to execute a private brand strategy with attractive margins. Sales of our Comfort Source brand mattresses accounted for 36% of our retail mattress sales for the nine months ended November 30, 1999.

   We have expanded rapidly through organic growth and one strategic acquisition. Since 1995, we have added 90 stores to our retail network, including the 1998 acquisition of Bedding Experts, the leading sleep shop in the Chicago metropolitan area. Our disciplined approach to new store openings, coupled with this acquisition, has resulted in strong financial performance. Since 1993, our net sales and EBITDA have grown at compound annual rates of 13.4% and 34.4%, respectively.

Industry Overview

   The mattress industry is a mature and stable industry that has grown consistently at a compound annual rate of approximately 6.6% over the past 20 years. 1998 retail mattress sales were approximately $6.9 billion. Industry dollar sales have declined only once during the past 20 years (1.9% in 1982). The market is highly fragmented, with the top ten retailers only accounting for approximately 20% of total sales.

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

   The following chart illustrates the historical growth in the domestic bedding industry:

[BAR CHART APPEARS HERE]
  --------
  Source: International Sleep Products Association

 Industry Growth

   The market for mattresses has consistently grown in both units and average selling prices over the last 20 years. The growth in unit sales is primarily due to population growth, an increase in the number of homes, and an increase in the number of beds per home. The growth in average selling prices is a result of a shift to both larger and more expensive beds. This is caused by a demographic shift to an older population that spends more per bedding unit than younger consumers, an increase in the product and merchandising education level among retailers and industry advertising efforts relating to the health benefits of more supportive bedding.

 Industry Stability

   Over the last 20 years, the mattress industry has been relatively insulated from cyclical swings. In the same period, the industry has experienced only one year of declining sales, when, in 1982, sales decreased by 1.9%. The industry has remained stable largely due to the following characteristics:

  . replacement sales account for approximately 70% of mattress sales, as the average household replaces a mattress every eleven years

  . low inventory levels, given that mattresses are generally manufactured and distributed based on customer orders, mitigate the cyclical swings experienced by furniture and appliance industries

  . mattress manufacturing costs are largely variable, which limits the impact of economic downturns on margins

  . mattress manufacturers fund a substantial portion of co-operative advertising expenditures, which allows retailers to continue to advertise mattresses during weak economic periods.

 Retail Channel Overview

   Mattresses are sold to consumers through a variety of channels including furniture stores, specialty sleep shops, department stores and mass merchants. Historically, furniture stores, department stores and mass merchants have accounted for the largest share of mattress sales. These retailers typically carry mattresses in order to offer a broad line of products to their customers and capture joint purchases of mattresses, frames, bedding accessories, furniture and other products. Over the last five years, these retailers have lost significant market share to specialty sleep shops and other distribution channels, such as factory direct outlets and warehouse clubs. Retail mattress sales between 1993 to 1998 at furniture stores, department stores and mass merchants grew at compound annual rates of 0.6%, 2.4% and -7.2%, respectively.

   Specialty sleep shops are 3,000 to 6,000 square feet in size and focus exclusively on selling mattresses. Sleep shops are one of the mattress industry's fastest-growing retail distribution channels having grown at a compound annual rate of 16.0% from 1993 to 1998 versus the overall market growth rate of 6.6%. In 1998, the specialty sleep shop channel generated $2.0 billion of retail sales, representing 29% of total industry sales. The dramatic growth of this channel is a result of specialty sleep shops taking significant market share from traditional channels.

   The sleep shop's market share gains are due to the numerous advantages this channel offers to consumers versus traditional mattress retailers, including:

  . specialized sales force with improved mattress knowledge and customer service levels

  . wide selection of mattress styles and price ranges

  . more convenient locations compared to furniture and department stores

  . lower prices.

Competitive Strengths

   We have built our business based on certain consumer purchasing patterns we believe fundamental to selling mattresses:

  . consumers replace a mattress once every 11 years

  . the typical consumer is in the market for only 30 days

  . over 60% of consumers purchase a mattress at the first or second store they visit.

Our competitive strengths allow us to capitalize on these industry fundamentals.

   Leading Market Share. We are the largest specialty sleep shop in the United States, and we believe we are the largest retailer of mattresses in the United States. We have a 10.6% share of total 1998 specialty sleep shop sales and are approximately 55% larger than our nearest specialty sleep shop competitor. We believe that we are the leading mattress retailer in nine of our 15 markets, and have an average market share that is almost twice that of our next largest competitor in these nine markets. Our size and leading market positions offer several advantages, including (1) higher levels of consumer awareness, (2) the ability to leverage local advertising, distribution and corporate overhead expenses, and (3) the ability to negotiate favorable vendor supply agreements that include attractive co-operative advertising support.

   Strong Brand Recognition. We have a well-established and widely recognized brand name. We believe that brand recognition and promotion are critical drivers of store traffic. As a result, we aggressively market our brand using newspaper, radio and television advertising in order to maintain high consumer awareness, reinforce our value pricing image and promote the name brand Sealy mattresses offered in our stores. Our jingle, "Have a Good Night's Sleep On Us!"(R), is a widely recognized and powerful tool in the markets in which we operate.

   Largest Retailer of Sealy Products. The strength of the Sealy, Sealy Posturepedic and Stearns & Foster brands is an important part of our retailing business, as customers are more inclined to visit stores that carry well-recognized brand names. Sealy is the most recognized mattress brand,

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

according to American Research Group, and is the largest manufacturer of mattresses in North America. Through our exclusive purchase contract with Sealy, we offer a broad line of Sealy products, from Sealy promotional mattresses that sell for less than $200 per set to Sealy premium products, such as the Stearns & Foster brand, that sell for over $3,000 per set. As part of our relationship with Sealy, we receive significant co-operative advertising funds to support our marketing program.

   Vertical Integration. We believe that we are the only conventional mattress retailer with significant captive manufacturing capacity. Our vertical integration enables us to pursue a private brand strategy with attractive margins and helps to ensure a consistent product supply at low to medium price points. This private brand capability is a significant strength as it allows us to offer a unique product not found in our competitors' stores. Comfort Source mattresses produced in our three manufacturing facilities accounted for approximately 36% of our retail mattress sales for the nine months ended November 30, 1999.

   Attractive Retail Locations. Our stores are strategically located to capture consumer traffic due to their convenient and highly visible locations and attractive store fronts. We follow a disciplined approach to selecting our store locations and employ an analytical site selection process to maximize the likelihood of successfully introducing new stores. Our store-opening protocols have been instrumental to our organic growth in recent years and we expect them to support our continued expansion in the future.

   Experienced Management Team and Strong Sponsorship. We believe that we have one of the most experienced management teams in the bedding industry, with an average of 13 years of industry experience among our top nine executives. Bain Capital, our largest shareholder, also maintains extensive experience in the mattress and retail industries, having been the largest shareholder of Sealy since December 1997 and having invested in numerous retailers including Staples, The Sports Authority, Brookstone, Duane Reade, Stage Stores and Domino's. Going forward, our management team own new stock and options together representing up to approximately 13% of Holdings' fully diluted common stock.

Business Strategy

   Our business model is focused on maximizing market share in local markets. We believe maximizing local market share enables us to drive revenue and profitability in those markets for several reasons. Maximizing local market share enables us to:

     . generate higher traffic per store

     . generate higher sales conversion rates

     . leverage local operating expenses over a greater number of stores.

Operating Strategy

   Increase Store Traffic. We attempt to maintain and increase store traffic by:

   Creating top-of-mind awareness. We use a mix of print, radio and TV advertising to create top-of-mind brand awareness so that we are the first mattress retailer chosen by consumers. We seek to establish leading market positions that allow us to conduct extensive advertising programs cost efficiently.

   Advertising the Sealy brand name. Customers are more likely to visit a store that carries brand name mattresses, and Sealy is the most recognized brand name in the mattress industry. We prominently position the Sealy brand in our advertising and intend to continue to leverage the strength of the Sealy brand.

   Offering convenient locations. Customers' desire for convenient store locations is one of the driving forces behind the growth of the sleep shop channel. We have strategically located an average of 17 stores in each of our markets in convenient and highly visible locations.

   Convert Traffic into Sales. We seek to maintain high sales closing ratios by:

   Maintaining a highly effective sales organization. We believe that we maintain, and will continue to develop, the most sales-oriented business practices in the mattress retailing industry. Sales associates use our eight-step selling process to close sales and are compensated entirely on commission. We maintain high staffing levels in our stores to maximize sales-oriented contact with our customers.

   Offering differentiated merchandise and pricing. Our product merchandising is designed to offer customers a broad product mix along a wide-range of price points that differentiate us from our competitors. By offering 22 different Sealy models, many of which have features not found in other stores, along with our Comfort Source brand, we believe we are able to meet the needs of a broad range of customers. Additionally, given our scale, we can position ourselves as the most price-competitive mattress retailer in the industry and offer customers the lowest prices in our markets.

   Providing convenient delivery. We are one of the few specialty shops to offer customers the option of take home purchases of popular mattresses. We also offer one to three day home delivery, free removal of old mattresses and free mattress set-up at customers' homes.

   Leverage Local and National Scale. We seek to generate cost efficiencies on a local and national level by:

   Clustering stores in local markets. Our store clustering strategy is designed to maximize local market penetration and generate cost efficiencies in each of our local markets. Cost efficiencies are created by leveraging local advertising, distribution and overhead expenses across a large number of stores in a given market.

   Leveraging national purchasing. We have chosen to source our branded products from one manufacturer. This arrangement has enabled us to leverage our buying power and receive attractive co-operative advertising support. Additionally, our single vendor focus simplifies our distribution process and minimizes our inventory requirements.

Growth Strategy

   Continue Organic Growth. We will continue to strategically open new stores in existing markets to establish or expand a leadership position. We believe that local market leadership, and well-positioned stores create strong brand awareness and significantly influence both customer visits and purchase decisions. There are also significant opportunities to expand our store base into new markets. We believe that opening new stores in new markets typically increases the overall awareness and market share of the sleep shop channel. We have identified a number of markets within the top 30 U.S. markets in which we believe the sleep shop channel is under-represented. We believe that our disciplined approach to new store openings will enable us to profitably pursue growth in new markets.

   Pursue Strategic Acquisitions. We will selectively pursue strategic acquisitions in new and overlapping markets. The economics of acquisitions can be very attractive for us given the incremental profit generated in our manufacturing facilities and the benefit of shifting additional volume to our mattress purchase agreement. We intend to pursue acquisitions selectively and prudently.

   Evaluate E-Commerce. We continue to explore the potential for internet-based mattress sales. There are currently limited mattress sales over the internet given the significant complexities of shipping a mattress and the desire of customers to touch and feel the product prior to making a purchase. However, we are currently developing a website that will allow us to process customer orders over the internet and are positioning ourselves to capture future mattress sales from this channel should it become a significant means of distribution.

Store Locations and Development

   We currently operate 250 stores in 15 markets. Our average store is approximately 4,000 square feet. Our stores are generally located in highly visible, high-traffic commercial areas, including strip shopping centers, major regional shopping areas and freestanding sites. Each store typically has at least 40 feet of readily identifiable signage/frontage, easy access from major roads and adequate customer parking.

   The following table sets forth our store count by market as of November 30, 1999:

         Market                             Stores Year Entered
         ------                             ------ ------------
         Chicago, IL.......................   55       1998(/1/)
         Washington, DC....................   33       1978
         Los Angeles, CA...................   27       1994
         San Francisco, CA.................   26       1992
         Boston, MA........................   22       1989
         Detroit, MI.......................   15       1994
         Baltimore, MD.....................   12       1981
         San Diego, CA.....................   12       1994
         Denver, CO........................    9       1998
         Pittsburgh, PA....................    9       1994
         Sacramento, CA....................    8       1997
         Richmond, VA......................    7       1983
         Miami, FL.........................    7       1998
         Orlando, FL.......................    3       1999
         Tampa, FL.........................    5       1998
                                             ---
           Total...........................  250
                                             ===

--------
(1) This market was entered in connection with Heilig-Meyers' acquisition of Bedding Experts.

   Our store clustering strategy is designed to maximize local market penetration and generate cost efficiencies in each of our local markets. The clustering concept enables us to leverage local advertising, distribution and overhead expenses across a large number of stores in a given market. We follow a disciplined approach to store selection, employing analytical criteria to maximize the likelihood of introducing new stores successfully. We use scoring techniques, drive time studies, existing store penetration analysis and other quantitative tools to identify and evaluate new store opportunities.

   The initial capital expenditure to open a new store is approximately $70,000, which includes the cost of leasehold improvements, furniture, fixtures and point-of-sale computer equipment. The average initial inventory investment, which is financed primarily through vendor payables, is approximately $30,000 per store. Store revenue increases quickly, with a new store typically generating 70% of the net monthly sales of our average store within three months.

Products and Pricing

   Mattress sales currently account for approximately 91% of our store revenues. Our stores offer an average of 32 SKUs of Sealy and Comfort Source mattresses. We also offer a variety of other bedding products, including brass and iron beds, futons, headboards, footboards, bed frames and related items.

   We offer a broad selection of brand name products from our exclusive third party manufacturer, Sealy. These brands include Sealy, Sealy Posturepedic, Sealy Posturepedic Crown Jewel, Sealy Correct Comfort and Stearns & Foster. These Sealy brands each offer distinct product characteristics and are marketed to (and perceived by) consumers as separate brands at a broad range of price points. These products, along with the Comfort Source brand, satisfy the consumer's desire to see a wide range of models before making a purchase.

   We offer several features on our Sealy products that are unique to us, including a proprietary cover selection on all Sealy Posturepedic and Sealy Correct Comfort models, and "Edge Guard Plus" in our Sealy Posturepedic models except Crown Jewel. These differentiated product features allow us to compete effectively with retailers who offer similar products at these price points.

   The Comfort Source product line produced in our manufacturing factories complements the Sealy products at mid-price ranges and satisfies customer needs at lower price points (name brand products typically do not meet our gross margin targets at the lower price points). Our vertical integration allows us to offer more product features and quality at lower prices, while maintaining attractive margins.

   We merchandise products at a broad range of retail price points, with mattresses that sell for less than $200 per set to our premium products that sell for over $3,000 per set. We have a flexible pricing structure that allows our store managers and sales associates to meet most customers' price demands by matching or beating any competitor's price. This structure is designed with a multi-tier selling commission rate on each product that takes into account our realized gross margins and selling commissions. Our buying power and vertical integration enable us to offer competitive pricing on all of our products while protecting our gross margins.

Sales Force and Training

   Company studies show that over 60% of mattress consumers visit only one to two stores before making a purchase. Our strategy is to convert as many of our store shoppers into customers as possible. To do so, we employ an eight-step sales approach designed to ascertain bedding preferences and price sensitivity by directing the customer through a series of questions and bed tests. We average over 2.5 sales personnel per store, including the store manager. We believe our staffing levels are higher than our competitors, and when combined with our extensive sales training, generate superior closing ratios. Sales associates are compensated entirely on commission and have discretion to lower price (within pre-set parameters) in return for a lower commission. Managers are compensated with a base salary and incentive payments based on gross margin and other store performance criteria.

   Our sales personnel receive extensive sales and product training prior to assignment and receive continuing education. We maintain an in-house training program conducted by experienced sales personnel and management dedicated to the sales training process. Sealy representatives also participate in the product-oriented portion of the program. Our initial two-week sales training includes extensive education regarding the mattress market and our merchandise offering. At the end of initial training, each sales associate is required to pass a sales and product knowledge test to ensure maximum retention of information and to standardize our level of interaction with customers. After initial training, each sales associate is assigned a mentor to facilitate further training while on the sales floors.

Marketing and Advertising

   Our marketing program is designed to generate high store traffic, maintain high consumer awareness of our name, reinforce our value-pricing image and promote our name brand mattresses. We believe that consumer awareness and brand name recognition are critical to mattress retailing, as over 60% of consumers purchase a mattress at the first or second store they visit. Our marketing message emphasizes our position as the lowest price and best value in our markets, the largest bedding retailer in the United States, and the world's largest Sealy retailer.

   All of our advertising is created by an in-house, full-service advertising department. We manage the entire marketing process from layout through production and placement. Our in-house capability gives us a competitive advantage because we are more focused on the industry than an outside agency would be, have the ability to react quickly to changing market conditions or sales trends, and operate more economically because we only have to pay net media rates and avoid outside agency commissions.

   Our advertising program uses a multimedia approach. While print ads and inserts in Sunday newspapers constitute a large portion of our advertising spending, we have recently devoted an increasing percentage of our marketing expenditures to radio and television advertising. Our jingle, "Have a Good Night's Sleep On Us!", has been cited as the most recognizable in the Washington, DC area in a marketing survey conducted by an independent firm.

Distribution

   We operate ten sales support centers, each of which services an average of 25 stores. Merchandise flows through these centers from Sealy and our manufacturing facilities on a daily basis before going to our stores or our customers. Customers receive their products either through home delivery (approximately 60% of total fiscal 1999 retail sales volume) or take home (approximately 40% of total fiscal 1999 retail sales volume). Merchandise is delivered from our sales support centers to our customers' homes five days a week, and to our stores once or twice a week. We currently operate over 70 home delivery trucks. Most customer deliveries are made on a three-day lead-time, with next day delivery available upon request.

   The following sets forth our sales support centers, all of which are leased:

                                                  Square
            Location                              Footage
            --------                              -------
            Upper Marlboro, MD...................  88,304
            Carol Stream, IL.....................  47,218
            Anaheim, CA..........................  44,700
            Hayward, CA..........................  43,580
            Sharon, MA...........................  42,000
            Taylor, MI...........................  39,215
            Pittsburgh, PA.......................  33,000
            Miami, FL............................  24,140
            Denver, CO...........................  13,136
            Lakeland, FL.........................  10,200
                                                  -------
              Total.............................. 385,493
                                                  =======

Manufacturing

   Our manufacturing operations consist of three factories, located in Maryland, California and Alabama. Mattress manufacturing is largely an assembly operation with minimal fixed costs. We believe we have achieved high productivity and efficiencies due to a relatively small SKU base. We produce 57 SKUs compared to an estimated SKU base of over 1,000 for other major mattress manufacturers. We believe our manufacturing operations achieve production rates that are twice the industry average. Our ability to manufacture long runs of a single product minimizes down time and change-over costs. We believe we maintain sufficient capacity to increase our manufacturing capabilities as product demand from our store base grows.

   The following sets forth our manufacturing facilities:

                                              Square
     Location                                 Footage      Ownership Status
     --------                                 -------      ----------------
     Upper Marlboro, MD...................... 108,000 Leased--expires 1/31/2012
     Montgomery, AL..........................  72,000           Owned
     Fontana, CA.............................  58,000 Leased--expires 11/30/2004
                                              -------
       Total................................. 238,000
                                              =======

   We centrally purchase many of our raw materials and supplies for our manufacturing operations, including spring components, wire, foam and covers to ensure product quality and maximize volume discounts. We purchase our raw materials and certain components from a variety of vendors, including Leggett & Platt, Incorporated. Leggett & Platt is our primary vendor, supplying us with approximately 35% of our raw materials in fiscal 1999.

Competition

   The mattress industry in the United States is very competitive. Our store competitors include a variety of national and regional chains of retail furniture stores such as Jordan's Furniture in Massachusetts, department store chains such as The May Company and Federated Department Stores, Inc., and sleep shops such as Sleepy's and Mattress Giant.

Employees

   At November 30, 1999, we employed 1,465 people, none of whom are represented by a labor union. We employed 212 people in our three factories:
111 people in Maryland, 53 people in California and 48 people in Alabama. We employed 1,060 people in our retail operation, including distribution and home delivery. In addition, we employed 193 people in our corporate offices.

   On July 30, 1999, the National Labor Relations Board held a union election at our Hayward, California sales support center in which the union failed to obtain a majority of ballots. The union challenged the results of the election in whose favor a judgment was made and which we are currently appealing.

Trademarks, Trade Names and Copyrights

   We own trademark registrations in the United States with respect to many of our products, including our Comfort Source(R) and Royal Comfort Collection(R) product lines, and hold various trade name and service mark registrations including, for example, registrations of Mattress Discounters(R), The Bedding Experts(R) and the jingle "Have a Good Night's Sleep on Us!"(R). We also have numerous trademark applications pending in the United States and common law rights for certain unregistered trademarks that are used in our business. In addition, we own several U.S. copyright registrations.

Legal and Environmental

   We have no known environmental, legal or other liabilities, the resolution of which could reasonably be expected to have a material adverse effect on us or our operations. We are a party to litigation from time to time in the ordinary course of business. No pending or threatened litigation exists where the resolution could reasonably be expected to have a material adverse effect on us or our operations.

Supply Contract with Sealy

   We are a party to a letter agreement with Sealy for the supply of Sealy and Stearns & Foster products. Under an amendment to this agreement, to be entered into in connection with the transactions, Sealy will be our exclusive supplier of name brand beds until June 30, 2004.

Supply Contract with Heilig-Meyers

   In connection with the transactions, we entered into an agreement for the supply of mattresses manufactured by us to Heilig-Meyers. Under this agreement, Heilig-Meyers is required to purchase a minimum amount of mattresses from us, which amount is based on current supply levels. This agreement is for an initial term of three years and continues unless terminated by either party with prior written notice of not less than six months.

Advertising Services Agreement with Heilig-Meyers

   In connection with the transactions we entered into an agreement to perform for Heilig-Meyers certain advertising services. This agreement is for an initial term of three years and continues unless terminated by either party with prior written notice of not less than six months. Under this agreement we receive a commission for all media time we place for Heilig-Meyers.

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information about our directors and the executive officers.

           Name             Age                     Position
           ----             ---                     --------
Steven M. Lytell...........  39 Vice Chairman and Director
Stephen A. Walker..........  50 Chief Executive Officer and Director
James B. Hirshorn..........  33 Chief Financial Officer and Director
Raymond T. Bojanowski......  44 Executive Vice President
Richard L. Branch..........  43 Senior Vice President--Advertising and Marketing
Deborah Boyd...............  31 Vice President--Human Resources
Robert D. Gorney...........  56 Vice President--Manufacturing
Michael Mauler.............  38 Vice President--Operations
Michael T. Lee.............  45 Director of Information Systems
Josh Bekenstein............  41 Director
Michael Krupka.............  34 Director
Andrew S. Janower..........  30 Director
Joe L. Gonzalez............  43 Director

   Steven M. Lytell has been Vice Chairman since August 1999. Mr. Lytell was one of the original employees and managers of Mattress Discounters when it was founded in 1978. He became a shareholder in the mid 1980's. Since 1997, Mr. Lytell has held the title of Executive Vice President. From 1992 until the business was sold to Heilig-Meyers in 1997, Mr. Lytell served as Chief Executive Officer. From 1987 to 1993 Mr. Lytell was an Executive Vice President and was responsible for the company's expansion into new regions. From 1980 to 1987, he was an Executive with broad operational responsibilities including sales, marketing, and merchandising.

   Stephen A. Walker has been Chief Executive Officer since December 1999. Prior to joining Mattress Discounters, he spent most of 1999 consulting for M.F.I. Plc, the UK's largest, vertically integrated furniture retailer. From February 1988 to December 1998, Mr. Walker worked for WH Smith Plc. Most recently Mr. Walker was President of WH Smith USA, a retailer specializing in airport, hotel, resort and gaming properties. From August 1990 to November 1995, Mr. Walker was President of The Wall Music, Inc., a mall-based retailer of music stores owned by WH Smith Plc.

   James B. Hirshorn has been Chief Financial Officer since 1999. Mr. Hirshorn has been a Vice President at Bain Capital since 1998 working with portfolio companies on a variety of operational and strategic issues. From 1993 to 1998, he was a Manager and Consultant at Bain & Company focusing in the areas of consumer products and technology. From 1988 to 1991, Mr. Hirshorn was with Procter & Gamble in their Product Development Group. He received his MBA from the Harvard Business School in 1993.

   Raymond T. Bojanowski has been Executive Vice President--Sales since August 1999. Mr. Bojanowski has overall responsibility for operation of stores, sales staff, and merchandising. From 1992 until the business was sold to Heilig-Meyers in 1997 Mr. Bojanowski served as Executive Vice President. From 1990 to 1992 Mr. Bojanowski was General Manager of the New York/New Jersey operations. From 1988 to 1989 he was District Manager and from 1987 to 1988 he was a sales associate.

   Richard L. Branch has been Senior Vice President--Advertising and Marketing since 1999. From 1992 to 1999 Mr. Branch was Vice President--Advertising and Marketing. From 1989 to 1992 he was Director of Advertising, and from 1986 to 1989 he was Director of Marketing at the Maryland Science Center. From 1979 to 1986, Mr. Branch worked in various capacities within the theme park and amusement industries.

   Deborah Boyd has been Vice President--Human Resources since 1999. Ms. Boyd joined us in 1994 as Director of Human Resources. From 1993 to 1994 she was Assistant Director of Operations at Reliable Stores, Inc., and from 1985 to 1993 she held various Human Resources positions at both the store and corporate levels for Woodward & Lothrop/John Wanamakers.

   Robert D. Gorney has been Vice President--Manufacturing since 1991. Mr. Gorney served in various manufacturing capacities for Simmons Mattress Company from 1961 to 1990 including plant manager, and was Assistant General Manager from 1985 to 1990.

   Michael Mauler has been Vice President--Operations since January 2000. Prior to joining Mattress Discounters he was the Vice President of Worldwide Logistics for Fisher Scientific. From 1988 to 1998 Mr. Mauler held various management positions at Dade-Berehing Inc., including Vice President--Global Logistics.

   Michael T. Lee has been Director of Information Systems since 1997. From 1990 to 1997 Mr. Lee was Director of Information Systems for EIL Instruments, Inc. (a distributor and service organization of test and measurement equipment) from 1990 to 1997, and from 1981 to 1990 he was Director of Computer Operations for MEMTEC America Corporation (a distributor of filtration systems and media).

   Josh Bekenstein is a Managing Director of Bain Capital. He has been with Bain Capital since its inception in 1984, and has been involved in numerous investments during the past 15 years. Mr. Bekenstein serves as a director of Sealy, Totes/Isotoner, Waters, and Bright Horizons Family Solutions. He is also a director of the Dana Farber Cancer Institute and the Horizons Initiative.

   Michael Krupka joined Bain Capital in 1991 and has been a Managing Director since 1997. Prior to joining Bain Capital, Mr. Krupka spent several years as a management consultant at Bain & Company where he focused on technology and technology-related companies. In addition, he has served in several senior operating roles at Bain Capital portfolio companies. Mr. Krupka serves on the Board of Directors of Sealy, J Tech, Inc., Integrated Circuit Systems, Inc. and TravelCLICK.

   Andrew S. Janower is a Vice President of Charlesbank Capital Partners, LLC, which manages the private equity and real estate portfolios of the Harvard University endowment fund. Prior to joining Charlesbank in July 1998, at the time of the firm's inception, Mr. Janower was an Associate at Harvard Private Capital Group, Inc. Mr. Janower serves on the Board of Directors of Sealy.

   Joe L. Gonzalez is a Limited Partner of Chase Capital Partners. He joined Chase Capital in 1998, and prior to that spent over twenty years in the Mergers and Acquisitions practice of KPMG Peat Marwick. He currently serves as a director of M2 Automotive and the United States-Mexico Chamber of Commerce.

Employment Agreements

   We have entered into an employment agreement with each of the following people: Steven Lytell--Vice Chairman, Stephen A. Walker--Chief Executive Officer, and Raymond Bojanowski--Executive Vice President. The agreements, other than for Mr. Walker, have an initial 18 month term and perpetual 18 month terms thereafter unless terminated by either party. Mr. Walker's agreement has an initial one year term and perpetual 12 month terms thereafter unless terminated by either party. Mr. Lytell's agreement provides for an annual base salary of $500,000, subject to annual increase by the board of directors of Holdings, plus a performance bonus of up to 60% of the base salary. Mr. Walker's agreement provides for an annual base salary of $300,000, subject to annual increase by the board of directors of Holdings, plus a performance bonus of up to 67% of the base salary. Mr. Bojanowski's agreement provides for an annual base salary of $275,000, subject to annual increase by the board of directors of Holdings, plus a performance bonus of up to 60% of the base salary. Each of the employment agreements, other than Mr. Walker's, provide that if we terminate the executive's employment without cause, we will continue to pay executive's base salary for a period of 18 months from termination, and in the case of Mr. Walker we will continue to pay his base salary for a period of 12 months from termination.

   In addition we have entered into an employment agreement with Richard Branch--Senior Vice President--Advertising and Marketing. Mr. Branch's agreement has an initial 12 month term and perpetual 12 month terms thereafter unless terminated by either party. Mr. Branch's agreement provides for an annual base salary of $200,000, plus a performance bonus based on a percentage of the base salary. The agreement provides that if we terminate Mr. Branch's employment without cause, we will continue to pay his base salary for a period of 12 months from termination.

Management Equity Participation

   To provide financial incentives for Messrs. Lytell, Bojanowski, Branch and Gornery, they have been issued options to acquire shares of Holdings' common stock. Such options will be immediately exercisable. In addition, to provide additional financial incentives, we will grant options to purchase shares of Holdings' common stock to those employees, as well as to certain other key employees. Such options will vest and become exercisable (i) in increments on certain threshold dates or (ii) upon a sale of Mattress Discounters Corporation. When an employee's employment with us is terminated for any reason, such employee's unvested options will automatically expire, the exercise period for the vested options will be reduced to a period ending no later than 180 days after the date of termination, and, if such termination occurs prior to a qualified initial public offering of Holdings' common stock, Holdings will have the right to repurchase any of its common stock then held by such employee. Our management team owns new stock and options together representing up to approximately 13% of Holdings' common stock on a fully diluted basis.


Executive Compensation

                          Summary Compensation Table

   The following table sets forth, for the fiscal year ended February 28, 1999, the compensation paid to Steven M. Lytell, who performed the functions of chief executive officer, and our next most highly compensated executive officers whose total annual salary and bonus was in excess of $100,000 for fiscal 1999.

                                                          Annual Compensation
                                                         ----------------------
                                                         Fiscal Salary   Bonus
Name and Principal Position                               Year    ($)     ($)
---------------------------                              ------ ------- -------
Steven M. Lytell........................................  1999  400,000 272,000
 Executive Vice President
Jon M. Studner(/1/).....................................  1999  265,000 180,200
 Senior Vice President
Raymond T. Bojanowski...................................  1999  215,000  63,425
 Senior Vice President--Sales
Steve Bergman(/2/)......................................  1999  180,000  53,100
 Regional Vice President--Sales
Richard L. Branch.......................................  1999  180,000  53,100
 Vice President--Advertising and Marketing

--------
(1) Mr. Studner's employment terminated on January 31, 2000.
(2) Mr. Bergman's employment terminated on March 31, 1999.

                   Qualified 401(k) and Profit Sharing Plan

   We maintain a qualified 401(k) and profit sharing plan. All employees of 21 years of age and over and employed for at least one year are eligible to participate in the plan. Employees are permitted to contribute up to 15% of their annual compensation, subject to the IRS limits. Under the plan, we have discretion to make matching contributions. We currently anticipate making matching contributions equal to 2% of gross compensation.

                            PRINCIPAL SHAREHOLDERS

   We are a wholly-owned subsidiary of Holdings. The outstanding equity securities of Holdings consist of 12,326,250 shares of Class A common stock and 1,369,583 shares of Class L common stock. The Class L common stock is senior in right of payment to the Class A common stock. The holders of Class A common stock and Class L common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Holdings, including the election of directors. Holdings also has authorized Class B common stock and Class M common stock.The Class B common stock and Class M common stock are identical to the Class A common stock and Class L common stock, respectively, except that they have no voting rights except as required by law. The Board of Directors of Holdings is authorized to issue preferred stock, par value $0.01 per share, with such designations and other terms as may be stated in the resolutions providing for the issue of any such preferred stock adopted from time to time by the Board of Directors.

   The following tables set forth certain information regarding the approximate beneficial ownership of: (1) the Class A common stock and Class L common stock by each person known to us to own more than 5% of any class of our outstanding voting securities and (2) the Class A common stock and Class L common stock by each of our directors and named executive officers and all of the directors and executive officers as a group (assuming, for each such person, the exercise of options exercisable within 60 days of August 6, 1999). Unless otherwise noted, to our knowledge, each of the following shareholders have sole voting and investment power as to the shares shown.

                                         Shares Beneficially Owned(/1/)
                                   ------------------------------------------
                                   Class A Common Stock  Class L Common Stock
                                   --------------------- --------------------
                                   Number of  Percentage Number of Percentage
 Name and Address                    Shares    of Class   Shares    of Class
 ----------------                  ---------- ---------- --------- ----------
Principal Shareholders:
Mattress Discounters Holding
 L.L.C.(/2/)(/3/)................. 11,423,250    92.7%   1,269,250    92.7%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, MA 02116
Heilig-Meyers Company.............    903,000     7.3      100,333     7.3
 12560 West Creek Parkway
 Richmond, VA 23238
Directors and Named Executive
 Officers:
Steven M. Lytell(/4/).............    300,000     2.4       33,333     2.4
Jon M. Studner(/4/)(/5/)..........    150,000     1.2       16,667     1.2
Raymond T. Bojanowski(/4/)........     67,500       *        7,500       *
Richard L. Branch(/4/)............     26,250       *        2,917       *
Josh Bekenstein(/6/)..............  4,597,606    37.3      510,845    37.3
Michael Krupka(/6/)...............  4,597,606    37.3      510,845    37.3
James B. Hirshorn(/7/)............  1,213,768     9.8      134,863     9.8
Andrew S. Janower(/8/)............  1,827,361    14.8      203,040    14.8
Joe L. Gonzalez(/9/)..............        --      --           --      --
Directors and Executive Officers
 as a group (13 persons)..........  6,998,717    54.3      777,635    54.3

--------
 * represents less than 1%
(1) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security and includes options and warrants exercisable within sixty days. This table does not include the warrants.
(2) The members of Mattress Discounters Holding L.L.C. ("Holdings LLC") are Bain Capital Fund VI, L.P. ("Bain Fund VI"), BCIP Associates II ("BCIP"), BCIP Associates II-B ("BCIP-B"), BCIP Associates II-C ("BCIP-C"), BCIP Trust Associates II ("BCIP Trust"), BCIP Trust Associates II-B ("BCIP Trust-B" and, together with BCIP, BCIP-B, BCIP-C and BCIP Trust, the "BCIPs"), PEP Investment PTY Ltd. ("PEP"), Harvard Private Capital Holdings, Inc. ("HPC"), Mattress Discounters Investors 1, LLC ("MDLLC 1"), Mattress Discounters Investors 2, LLC ("MDLLC 2"), Mattress Discounters Investors 3, LLC ("MDLLC 3" and collectively, with MDLLC 1 and MDLLC 2, the "LLCs"), and certain other investors. Accordingly, the LLCs may be deemed to beneficially own certain shares owned by Holdings LLC, although the LLCs disclaim such beneficial ownership.

(3) The members of MDLLC 1 are Chase Equity Associates, L.P. ("Chase Equity") and Bain Capital Partners VI, L.P. ("BCP"). The members of MDLLC 2 are affiliates of Canadian Imperial Bank of Commerce ("CIBC"), and BCP. The members of MDLLC 3 are BancBoston Capital Inc. ("BancBoston") and BCP. BCP is the administrative member of each LLC and beneficially owns 1% of the equity of each LLC. By virtue of their investment in the LLCs, Chase Equity, CIBC and BancBoston will indirectly own approximately 22.5%, 11.2% and 3.7%, respectively, of the Class A common stock and the Class L common stock.
(4) Represents shares of Class A common stock and Class L common stock issuable upon exercise of options exercisable within 60 days from the date of issuance.
(5) Mr. Studner left Mattress Discounters on January 31, 2000. Under the terms of his termination, he has agreed to transfer on February 29, 2000 his shares in Holdings to Holdings LLC.
(6) Excludes 4,615,486 shares of Class A common stock and 512,832 shares of Class L common stock indirectly owned by the LLCs, which BCP may be deemed to beneficially own by virtue of its right to vote such shares. Mr. Bekenstein and Mr. Krupka are Managing Directors of Bain Capital, Inc., limited partners of BCP, the sole general partner of Bain Fund VI, and Managing Directors of Bain Capital Investors VI, Inc., the sole general partner of BCP. In addition, (i) Bain Capital, Inc., of which each of Messrs. Bekenstein and Krupka is a Managing Director, is the managing general partner of each of the BCIPs and has voting and investment power with respect to the shares indirectly owned by PEP and (ii) Messrs. Bekenstein and Krupka (or affiliated entities) are general partners of one or more of the BCIPs. Accordingly, each of Mr. Bekenstein and Mr. Krupka may be deemed to beneficially own some or all of the shares indirectly owned by Bain Fund VI and the BCIPs through their interest in Holdings LLC. Each of Mr. Bekenstein and Mr. Krupka disclaims beneficial ownership of any such shares.
(7) Mr. Hirshorn is a Vice President of Bain Capital, Inc. and he (or an affiliated entity) is a general partner of one or more of the BCIPs. Accordingly, Mr. Hirshorn may be deemed to own some or all of the shares indirectly owned by the BCIPs through their interest in Holdings LLC. Mr. Hirshorn disclaims beneficial ownership of any such shares.
(8) Mr. Janower is a Vice President of Charlesbank Capital Partners, LLC which serves as investment adviser to HPC. Accordingly, Mr. Janower may be deemed to beneficially own some or all of the shares indirectly owned by HPC through its interest in Holdings LLC. Mr. Janower disclaims beneficial ownership of any such shares.
(9) Excludes 2,769,053 shares of Class A common stock and 307,673 shares of Class L common stock indirectly owned by MDLLC 1, which shares BCP has the right to vote. Mr. Gonzalez is a Limited Partner of Chase Capital Partners, an affiliate of Chase Equity.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

   Holdings and all holders of shares of its common stock entered into a Stockholders Agreement on August 6, 1999.

   The Stockholders Agreement provides (i) that the Boards of Directors of Holdings will consist of five members, four of whom shall be selected by Bain Capital and one of whom shall be selected by HPC, (ii) for restrictions on transfer of the common stock, including provisions providing that other holders of common stock will have rights of first offer and participation rights in any proposed sale of common stock, (iii) that if Holdings authorizes the issuance or sale of any common stock to any holder of its common stock (other than as a dividend on the outstanding common stock), Holdings will first offer to sell to the other holders of common stock their percentage of the shares of such issuance equal to the percentage of common stock held by such person at the time of such issuance, (iv) that upon the Board of Directors of Holdings and holders of a majority of outstanding shares of common stock approving a sale of substantially all the assets of Holdings or substantially all the outstanding capital stock of Holdings, each holder of common stock will consent to such sale and sell their common stock as so requested, and (v) in the event that the Board of Directors of Holdings and holders of a majority of outstanding shares of common stock approves an initial public offering, each holder of common stock will be required to take all necessary or desirable actions in connection with the consummation of the initial public offering, including consenting to and voting for a recapitalization, reorganization and/or exchange of their common stock into other securities.

Registration Rights Agreement

   Mattress Holding Corporation and the holders of its common stock entered into a Registration Rights Agreement on August 6, 1999. The Registration Rights Agreement provides that Bain Capital has the right to three long-form demand registrations and unlimited short-form demand registrations under the Securities Act of shares of common stock held by them.

   The Registration Rights Agreement also provides for piggyback registration rights, allowing the holders of common stock to include their common stock in any registration. However, if the piggyback registration is an underwritten primary registration on behalf of Holdings, and the managing underwriters advise Holdings that in their opinion the aggregate number of shares of common stock which Mattress Holding Corporation and the holders of its common stock elect to include in such offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the number of such shares sold in such offering shall be allocated: (i) first, the securities Holdings proposed to sell, (ii) second, the shares of common stock requested to be included in such registration, pro rata among the holders of such shares on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

   In addition, the holders of common stock are prohibited from selling their shares seven days prior to and within 180 days after the effectiveness of any demand registration or piggyback registration (except as part of such underwritten registration) unless the underwriters managing the registered offering otherwise agree.

Advisory Agreement

   In connection with the transactions, we entered into an advisory agreement with Bain Capital pursuant to which it provides financial advisory and consulting services. In exchange for such services, Bain Capital is entitled to an aggregate annual shareholder advisory fee of $1.0 million (to be adjusted upon the occurrence of future acquisitions) and their out-of-pocket expenses. In addition, Bain Capital will receive an aggregate fee not to exceed 1.0% of the aggregate value of any acquisition, divestiture or financing transaction of Mattress Holding Corporation and all its subsidiaries (including Mattress Discounters) in which it is involved. In connection with the transactions, Bain Capital received a fee of approximately $2.6 million. The advisory agreement will remain in effect for an initial term of ten years, and shall be automatically extended thereafter on a year-to-year basis, subject to termination by Bain Capital or us upon written notice 90 days prior to the expiration of the initial term or any extension thereof. The advisory agreement includes customary indemnification provisions in favor of Bain Capital.

Holdings Junior Subordinated Notes

   Holdings junior subordinated notes were issued to Heilig-Meyers as a non-cash portion of the consideration due to Heilig-Meyers at closing. The principal amount of these notes were $10.0 million and $7.5 million and interest will accrue at the rates of 10% and 12% per annum, respectively, payable quarterly. At the option of Holdings, interest may be paid in cash or by increasing the amount of principal due under these notes, but the indenture governing the exchange notes and the senior credit facility limits the payment of cash interest, either directly or through the restricted payments test. The Holdings junior subordinated notes are scheduled to mature one year after the scheduled maturity of the exchange notes. The Holdings junior subordinated notes are structurally subordinate to the exchange notes and contractually subordinated to the indebtedness under the senior credit facility. In connection with the settlement of the transactions, the $7.5 million 12% Junior Subordinated Promissory Note was reduced to $5.875 million.

                   DESCRIPTION OF CAPITAL STOCK OF HOLDINGS

   Set forth below is certain information concerning Holdings' capital stock and a brief summary of certain significant provisions of its Articles of Incorporation and the Stock Corporation Act of the Commonwealth of Virginia. This description does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation of Holdings (a copy of which is available from Holdings) and the Virginia Act. See "Available Information."

Common Stock

   The common stock of Holdings consists of four classes of shares, par value $.01 per share: Class L Common Stock, Class M Common Stock, Class A Common Stock and Class B Common Stock. There are 4 million authorized shares of Class L, 2 million authorized shares of Class M, 300 million authorized shares of Class A, and 100 million authorized shares of Class B, and 1,433,333 shares of Class L and 12,900,000 shares of Class A issued and outstanding (including management options exercisable within 60 days of the closing of the transactions) and no shares of Class M or Class B are issued and outstanding.

   In the event of any distribution (including those made in connection with a liquidation of Holdings), holders of the Class L are entitled to first priority with respect to distributions up to an amount which would generate an internal rate of return on the unreturned cost of a share of Class L (initially $54 per share) of 12% per year. After such preference has been satisfied, holders of Class L are entitled to first priority with respect to distributions up to an amount of the unreturned cost of the Class L. After such preference has been satisfied, holders of Class A and Class L shares share in any remaining amounts based on the number of shares of common stock held by each shareholder as of the applicable record date.

   Upon a public offering of shares of Class A, each share of Class L shall automatically convert into a number of shares of Class A equal to (a) 1.0, plus (b) the quotient obtained by dividing (x) the unreturned cost of a share of Class L plus an amount sufficient to generate an internal rate of return on $54 of 12% per year, by (y) the price per share received by Holdings for its Class A issued in the public offering.

   The Class L and Class A vote together as a single class on all matters, with each share of Class L and Class A entitled to one vote. The holders of Class L and Class A are not entitled to cumulate their votes in the election of directors, which means that holders of more than a majority of the total outstanding Class L and Class A can elect all the directors of Holdings.

   Except as described above, the holders of shares of the common stock of Holdings are not entitled to any preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to any of the classes of Holdings's common stock. The holders of shares of common stock are not subject to further calls or assessments by Holdings.

   Class B is identical in all respects to Class A, and Class M is identical in all respects to Class L, except that Class B and Class M have no right to vote on any matter to be voted on by holders of Holdings' capital stock, other than in limited circumstances or as required by law. At any time and from time to time, Class B shares may be converted into Class A shares and Class M shares may be converted into Class L shares, subject to limited restrictions, and holders who are subject to certain bank holding regulations may convert Class A shares into Class B shares and Class L shares into Class M shares.

   See "Certain Relationships and Related Transactions--Stockholders Agreement" for a description of certain contractual rights (including contractual preemptive rights) and obligations (including voting obligations) of holders of Holdings' common stock and warrants.

Preferred Stock

   There are 10 million shares of preferred stock, par value $.01 per share, of Holdings authorized for issuance, and no shares of preferred stock have been issued and are outstanding. Holdings' Board of Directors may issue from time to time, in one or more series, shares of preferred stock, with such rights and preferences as permitted by law.

   In connection with the issuance of the old notes, Holdings also issued to the holders thereof warrants to acquire an aggregate of 679,000 shares of Class A common stock and 75,460 shares of Class L common stock, representing approximately 5% of Holdings' fully diluted common stock. The warrants expire on July 15, 2007.

   Each warrant entitles the holder to acquire, on or after the exercisability date and prior to the expiration date, 4.850 shares of Class A common stock and 0.539 shares of Class L common stock at a price equal to $0.01 per share, subject to adjustment from time to time upon the occurrence of changes in the Class A common stock and Class L common stock and issuances of Class A common stock and Class L common stock, options or convertible securities of Holdings.

   Holders of warrants do not, by virtue of being such holders, have any rights of stockholders of Holdings, except that holders are entitled to receive distributions in respect of any Class A common stock or Class L common stock of Holdings as though the warrants had been exercised.

Liability and Indemnification

   Holdings's articles of incorporation provides that Holdings shall, to the fullest extent permitted by the provisions of the Virginia Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, or other matters referred to in or covered by said provisions. Such indemnification is not exclusive of other indemnification rights arising under any bylaw, vote of disinterested directors or shareholders or otherwise.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

   The senior credit facility provides for revolving loans of up to $20.0 million, including letters of credit of up to $5.0 million. Subject to restrictions, we may use the senior credit facility for our working capital and general corporate purposes.

   Repayment. The revolving loans under the senior credit facility are due by August 5, 2005.

   We may repay any of our borrowings under the senior credit facility without paying a premium or penalty, other than payment of breakage costs and reimbursement of the lenders' actual re-employment costs provided the repayments are in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

   Also, it is mandatory that we reduce our commitments under the senior credit facility out of net cash proceeds we receive from the following events:

  . 100% of the net proceeds of any incurrence of indebtedness subject to exceptions

  . 100% of sales of assets, except for sales in the ordinary course of business, intercompany sales (including stock) and other sales below a specified threshold and subject to exceptions, including the right to reinvest the proceeds to acquire assets useful in our business.

  . 50% of permitted equity issuances, with a smaller amount of commitment required to be reduced when the leverage ratio is 3.5:1 or less, subject to exceptions

   We are also required to repay outstanding revolving loans with 50% of annual excess cash flow with a reduced amount required to be repaid when the leverage ratio is 3.5:1 or less, but such repayments do not result in corresponding commitment reductions.

   Security; Guaranty. Each of our direct and indirect domestic subsidiaries and Holdings (and, if at some point in the future there are no adverse tax consequences, foreign subsidiaries), guarantee our obligations under the senior credit facility. The following secures our obligations under the senior credit facility and each of the guarantors under the guarantee of the senior credit facility:

  . a security interest in substantially all of our assets and the assets of the subsidiary guarantors

  . a pledge of all of our capital stock and the capital stock of each our direct and indirect domestic subsidiaries

  . a pledge of 65% of the capital stock of each of our direct foreign subsidiaries.

   Interest. At our option, the interest rates under the senior credit facility will be either: (1) the base rate, which is the higher of the prime lending rate, 1% in excess of the secondary market rate for three-month depository certificates or 0.5% in excess of the Federal funds effective rate, plus a margin or (2) Eurodollar rate plus a margin. The margins of the loans under the senior credit facility was initially set and will vary according to a pricing grid based upon the achievement of performance targets.

   Fees. We paid some fees in connection with the senior credit facility, including: (1) letter of credit fees; and (2) commitment fees. Commitment fees are payable at a rate per annum of 0.5% on the undrawn amounts of the revolving loans but may reduce depending upon the achievement of performance targets.

   Covenants. The senior credit facility requires that we meet financial tests which include a maximum total debt ratio and a minimum interest coverage ratio. The senior credit facility also contains covenants which, among other things, restrict our ability, subject to exceptions, to do the following:

  . incur liens

  . engage in transactions with affiliates

  . prepay subordinated debt and the notes

  . incur indebtedness

  . declare dividends or redeem or repurchase capital stock

  . make loans and investments

  . engage in mergers, acquisitions, consolidations and asset sales

  . make capital expenditures.

   The senior credit facility also requires that we satisfy certain customary affirmative covenants and make certain customary indemnifications to our lenders and the administrative agent under the senior credit facility.

   Events of Default. The senior credit facility contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, material judgment defaults, cross-defaults to certain other indebtedness and a change in control.

                           DESCRIPTION OF THE NOTES

   You can find the definitions of some of the capitalized terms used in this description under the subheading "Definitions". In this description, the words "we," "us," and "our" refer only to Mattress Discounters Corporation and not to any of our subsidiaries.

   We will issue the exchange notes under an indenture dated August 6, 1999 among Mattress Discounters Corporation, our subsidiary guarantors and State Street Bank and Trust Company, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

   The following description is a summary of the significant provisions of the indenture. It does not restate that agreement in its entirety, and sections of this description which correspond to similar sections of the indenture have been redrafted for clarity in this description in terms substantively the same as those of indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of these exchange notes. Copies of the indenture are available as set forth in the section entitled "Additional Information."

General

   The exchange notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. We have appointed the trustee to serve as registrar and paying agent under the indenture. No service charge will be made for any registration of transfer or exchange of the notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Ranking

   The exchange notes will be senior unsecured obligations of Mattress Discounters Corporation. The exchange notes will rank equally with all our senior unsecured indebtedness, senior in right of payment to all our subordinated indebtedness and effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness. At November 30, 1999,there were no amounts outstanding under the senior credit facility. Unused commitments under the senior credit facility and the rollover of outstanding letters of credit total $20.0 million. All debt incurred under the senior credit facility will be secured indebtedness of Mattress Discounters Corporation and our subsidiaries.

Maturity, Interest and Principal of the Notes

   We will issue the exchange notes initially in the principal amount of $140.0 million. We will issue the exchange notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on July 15, 2007. Subject to our compliance with the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," we are permitted to issue more notes under the indenture in an unlimited principal amount. Any such additional notes subsequently issued will be treated as issued and outstanding notes for all purposes of the indenture and this "Description of the Notes," unless the context indicates otherwise.

   Cash interest on the exchange notes will accrue at a rate of 12 5/8% per annum and will be payable semi-annually in arrears on each January 15 and July 15, commencing January 15 , 2000, to the holders of record of notes at the close of business on January 1 and July 1, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from August 6, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

   The exchange notes are redeemable at our option, in whole or in part, at any time on or after July 15, 2004. The exchange notes will be redeemed during the 12-month period beginning on July 15 of the years indicated below at the redemption prices expressed as a percentage of principal amount plus accrued and unpaid interest:

                                                                      Redemption
     Year                                                               Price
     ----                                                             ----------
     2004............................................................  106.313%
     2005............................................................  103.156%
     2006 and thereafter.............................................  100.000%

   In addition, at any time prior to July 15, 2002, we may redeem in the aggregate up to 35% of the aggregate principal amount of the exchange notes originally issued (including the original principal amount of any Additional Notes) with the net cash proceeds of one or more Equity Offerings. The redemption price will be in cash equal to 112.625% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the date of redemption, provided, however, that at least 65% of the aggregate principal amount of the exchange notes originally issued, including any additional notes must remain outstanding immediately after giving effect to each such redemption. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Equity Offering.

   In addition, at any time prior to July 15, 2004, the exchange notes may be redeemed, as a whole but not in part, at our option upon a Change of Control. We must give not less than 30 nor more than 60 days prior notice mailed by first-class mail to each exchange note holder's registered address. The redemption price will be equal to 100% of the principal amount plus the Applicable Premium, and accrued and unpaid interest, if any, to, the date of redemption.

Selection and Notice of Redemption

   If less than all of the exchange notes are to be redeemed pursuant to an optional redemption, the trustee will select the exchange notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed. If the exchange notes are not then listed on a national securities exchange, the trustee will select the exchange notes to be redeemed on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. Exchange notes redeemed in part must be redeemed only in integral multiples of $1,000. If a partial redemption is made with the net cash proceeds of an Equity Offering, selection of the exchange notes for redemption must be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable, subject to the procedures of The Depository Trust Company, unless such method is otherwise prohibited. Notice of redemption must be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent for the notes funds in satisfaction of the applicable redemption price pursuant to the indenture.

Note Guarantees

   Payment of the exchange notes will be guaranteed by each of the guarantors unconditionally on a joint and several basis including our obligation to pay principal, premium, if any, and interest with respect to the notes. The guarantees will be senior unsecured obligations of the guarantors. The obligations of each guarantor under its guarantee will rank equally with all senior unsecured indebtedness of such guarantor, senior in right of payment to all subordinated indebtedness of such guarantor and effectively subordinated to such guarantor's secured indebtedness to the extent of the value of the assets securing such indebtedness. The guarantors are also guaranteeing all our obligations under the senior credit facility. Each guarantor is also granting a security interest in all or substantially all of its assets to secure the obligations under the senior credit facility. The obligations of each guarantor are limited to the maximum amount which, after giving effect to all their other contingent and fixed liabilities and to any collections from or payments made by or on behalf of any other guarantor in respect of its obligations under the guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other guarantor in a pro rata amount, based on the net assets of each guarantor determined in accordance with GAAP.

   We will cause each Restricted Subsidiary issuing a guarantee after the Issue Date to execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall become a party to the indenture and thereby unconditionally guarantee all of our obligations under the notes and the indenture on the terms set forth therein. Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of this indenture) be a guarantor for all purposes of the indenture.

   The indenture provides that if, subject to the requirements of the first paragraph under "--Certain Covenants--Merger, Consolidation, or Sale of Assets," all or substantially all of the assets of any guarantor or all of the Equity Interests of any guarantor are sold (including by issuance or otherwise) by us in a transaction constituting an Asset Sale, and if

     (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "Certain Covenants--Disposition of Proceeds of Asset Sales" or

     (y) we deliver to the trustee an Officers' Certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "Certain Covenants--Disposition of Proceeds of Asset Sales" and within the time limits specified by such covenant, then such guarantor (in the event of a sale or other disposition of all of the Equity Interests of such guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its guarantee obligations in respect of the indenture and the notes. The note guarantees will also be subject to release as described under "--Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries."

   Any guarantor that is designated an Unrestricted Subsidiary pursuant to and in accordance with the terms of the Indenture shall upon such designation be released and discharged of its guarantee obligations in respect of the indenture and the notes.

Offer to Purchase upon Change of Control

   Upon the occurrence of a Change of Control, each holder of exchange notes will have the right to require us to repurchase all or any part in amounts of $1,000 or an integral multiple thereof (the "Change of Control Offer") the offer price will be in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date

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specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

   On the Change of Control Payment Date, we will, to the extent lawful,

     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all portions thereof so tendered and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of the notes or portions thereof being purchased by us.

   The paying agent will promptly mail each holder of notes so tendered the Change of Control Payment for such notes. The trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The senior credit facility restricts our ability to prepay debt, including the notes, and also provides that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders under the senior credit facility to the purchase of notes or could attempt to refinance the borrowings under the senior credit facility. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the senior credit facility.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   We will not be required to make a Change of Control Offer upon a Change of Control

     (1) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or

     (2) We exercise our option to purchase all the notes upon a Change of Control as described above under the caption "--Optional Redemption."

Certain Covenants

   The indenture contains, among others, the following covenants:

   Restricted Payments. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of our Equity Interests including any payment in connection with any merger or consolidation involving,

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  or to the direct or indirect holders of our Equity Interests in their capacity as such other than dividends or distributions payable in our Qualified Capital Stock;

     (2) purchase, redeem or otherwise acquire or retire for value including in connection with any merger or consolidation, any of our Equity Interests or any of our direct or indirect parent;

     (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

     (4) make any Restricted Investment

(all such payments and other actions described in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) We would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four-Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test described in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and any of our Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2)(i), (3), (4), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of

       (i) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

       (ii) 100% of the aggregate net proceeds (including the fair market value of property other than cash as determined in good faith by our Board of Directors that would constitute Marketable Securities or a Permitted Business) received by us since the date of the indenture as a contribution to our common equity capital (other than from a Subsidiary or that were financed with loans from us or any Restricted Subsidiary) or from the issue or sale of our Qualified Capital Stock (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness) (excluding any net proceeds from an Equity Offering or capital contribution to the extent used to redeem notes in accordance with the optional redemption provisions of the notes) or from the issue or sale of our Disqualified Stock or debt securities that have been converted into Qualified Capital Stock (other than Qualified Capital Stock (or Disqualified Stock or convertible debt securities) sold to our Subsidiary), plus

       (iii) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) of any

         (A) sale or other disposition of Restricted Investments made by us and any of our Restricted Subsidiaries or

         (B) dividend from, or the sale of the stock of, an Unrestricted Subsidiary.

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

   Notwithstanding the foregoing, the provisions described in the immediately preceding paragraph will not prohibit:

     (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

     (2) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any shares of our Capital Stock (the "Retired Capital Stock") or Subordinated Indebtedness, either

       (i) solely in exchange for shares of our Qualified Capital Stock (the "Refunding Capital Stock"), or

       (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to our Subsidiary) of shares of our Qualified Capital Stock.

  and, in the case of subclause (i) of this clause (2), if immediately prior to the retirement of the Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (3) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that at the time of the declaration of any such dividends on the Refunding Capital Stock, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (3) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, either

       (i) solely in exchange for Subordinated Indebtedness which is permitted to be incurred pursuant to the covenant described under "Incurrence of Indebtedness and Issuance of Preferred Stock"; or

       (ii) through the application of the net proceeds of a substantially current sale for cash (other than to our Subsidiary) of our Subordinated Indebtedness permitted to be incurred pursuant to the covenant described under "'Incurrence of Indebtedness and Issuance of Preferred Stock";

     (4) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph). However, at the time of such issuance, we, after giving effect to such issuance on a pro forma basis, must have had a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0 for the most recent Four-Quarter Period;

     (5) payments to Parent for the purpose of permitting, and in an amount equal to the amount required to permit, Parent to redeem or repurchase Parent's common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees. However, all redemptions or repurchases pursuant to this clause (5) must not exceed $7.5 million (which amount shall be increased by the amount of any net cash proceeds received from the sale since the date of the indenture of Equity Interests (other than Disqualified Stock) to our members'

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

  management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of the preceding paragraph (c) and by the cash proceeds of any "key-man" life insurance policies which are used to make such redemptions or repurchases) in the aggregate since the date of the indenture. The cancellation of indebtedness owing to us from members of our management or any of our Restricted Subsidiaries in connection with such a repurchase of Capital Stock of Parent will not be deemed to constitute a Restricted Payment under the indenture;

     (6) the making of distributions, loans or advances to Parent in an amount not to exceed $750,000 per annum in order to permit Parent to pay the ordinary operating expenses of Parent (including, without limitation, directors' fees, indemnification obligations, professional fees and expenses, but excluding any payments on or repurchases of the Seller Note);

     (7) payments to Parent in respect of taxes pursuant to the terms of the Tax Allocation Agreement as in effect on the date of the indenture and as amended from time to time pursuant to amendments that do not increase the amounts payable by us or any of our Restricted Subsidiaries thereunder;

     (8) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

     (9) payments in connection with the transactions made on the date of the indenture;

     (10) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and we would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the indenture; and

     (11) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, payments to Parent to allow Parent to contemporaneously redeem, repurchase or otherwise retire the Seller Note. However, immediately after giving effect to such payment on a pro forma basis, we must have had a Consolidated Fixed Charge Coverage Ratio of at least 2.75 to 1.0.

   In determining the aggregate amount of Restricted Payments made subsequent to the date of the indenture in accordance with clause (c) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses (1), (2)(ii),
(5), (10) and (11) shall be included in such calculation. However, such expenditures pursuant to clause (4) shall not be included to the extent of the cash proceeds received by us from any "key man" life insurance policies and
(b) amounts expended pursuant to clauses (2)(i), (3), (4), (6), (7), (8) and
(9) shall be excluded from such calculation.

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by us and our Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.


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   Incurrence of Indebtedness and Issuance of Preferred Stock. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any indebtedness. In addition we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock. However, we and any Restricted Subsidiary that is a guarantor may incur Indebtedness (including Acquired Indebtedness) and we may issue shares of Disqualified Stock if

     (i) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness or the issuance of any such Disqualified Stock and

     (ii) the Consolidated Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including the pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, at the beginning of such Four-Quarter Period.

   The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

     (i) the exchange notes (other than Additional Notes) and the guarantees (other than in respect of Additional Notes) in an aggregate principal amount not to exceed $140.0 million;

     (ii) Indebtedness incurred pursuant to the senior credit facility in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to our maximum potential liability and our Subsidiaries thereunder) not to exceed $20.0 million. The amount of Indebtedness permitted to be incurred pursuant to the senior credit facility in accordance with this clause (ii) shall be in addition to any Indebtedness permitted to be incurred pursuant to the senior credit facility in reliance on, and in accordance with, clauses (vii), (ix) and
  (xv) below or pursuant to the first paragraph hereof;

     (iii) our other Indebtedness and that of our Subsidiaries outstanding on the date of the Indenture for so long as such Indebtedness remains outstanding;

     (iv) Interest Swap Obligations covering our Indebtedness. However, any Indebtedness to which any such Interest Swap Obligations correspond must otherwise be permitted to be incurred under the indenture, and that such Interest Swap Obligations are entered into, in our judgment, to protect us from fluctuation in interest rates on its outstanding Indebtedness;

     (v) our Indebtedness under Currency Agreements;

     (vi) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries. However,

       (A) if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the exchange notes and

       (B) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or our Restricted Subsidiary thereof and any sale or other transfer of any such Indebtedness to a Person that is not either us or our Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
    (vi);

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

     (vii) with respect to any incurrence prior to February 28, 2001.

       (A) Indebtedness incurred by us or any of our Restricted
    Subsidiaries that is a guarantor to consummate an Asset Acquisition of a Person engaged in, or assets consisting of, a Permitted Business or

       (B) the incurrence of Acquired Indebtedness by us or any of our Restricted Subsidiaries in respect of a Person engaged in a Permitted Business in the aggregate principal amount for (A) and (B) above not to exceed $15.0 million, in each case so long as immediately after giving effect to such incurrence on a pro forma basis, we would have had a Consolidated Fixed Charge Coverage Ratio that is not less than our Consolidated Fixed Charge Coverage Ratio immediately prior to such incurrence. In no event can our Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such incurrence on a pro forma basis be less than our Consolidated Fixed Charge Coverage Ratio on the date of the indenture. However, if the Consolidated EBITDA relating to any such Asset Acquisition for the most recently ended four fiscal quarters prior to the consummation of such Asset Acquisition is in excess of $8.0 million of Consolidated EBITDA and our Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such incurrence on a pro forma basis would have been greater than 1.8 to 1.0, then the $15.0 million limitation above shall not apply to such incurrence. When calculating the Consolidated Fixed Charge Coverage Ratio for purposes of this clause (vii) only, Pro Forma Cost Savings shall only mean those cost savings that are directly attributable to such Asset Acquisition and that are calculated on a basis that is consistent with Regulation S-X under the Securities Act.

     (viii) guarantees by us and the guarantors of each other's Indebtedness. However such Indebtedness must be permitted to be incurred under the indenture;

     (ix) Indebtedness (including Capitalized Lease Obligations) incurred by us or any of our Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (A) $5.0 million or (B) 10% of Total Tangible Assets at the time of any incurrence thereof (including any Refinancing Indebtedness with respect thereto) (which amount may, but need not, be incurred in whole or in part under the senior credit facility);

     (x) Indebtedness incurred by us or any of our Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

     (xi) Indebtedness arising from agreements by us or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition. The maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with such disposition;

     (xii) obligations in respect of performance and surety bonds and completion guarantees provided by us or any Restricted Subsidiary in the ordinary course of business;

     (xiii) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale (collectively, "Refinancings" and the

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

  term "Refinanced" shall have a correlative meaning) of existing or future Indebtedness (other than Indebtedness incurred pursuant to clauses (ii), (iv), (v), (vi), (viii), (ix), (x), (xi), (xii), (xiv) and (xv) of this paragraph), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith ("Refinancing Indebtedness"). However, any such event must not

       (1) directly or indirectly result in an increase in the aggregate principal amount of our and our restricted subsidiaries' Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the Indenture) and

       (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold;

  provided, that

       (x) Refinancing Indebtedness shall not include

         (1) Indebtedness of a Restricted Subsidiary that is not a guarantor that Refinances Indebtedness of ours, or

         (2) Indebtedness of us or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary,

       (y) if the Indebtedness being Refinanced is Subordinated
    Indebtedness, then such Refinancing Indebtedness shall be at least as subordinated in right of payment to the Notes as the Indebtedness being Refinanced, and

       (z) Refinancing Indebtedness shall be secured only by assets of a similar type and in a similar amount to those that secured the Indebtedness so refinanced;

     (xiv) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to us and our other Restricted Subsidiaries (except for Standard Securitization Undertakings); and

     (xv) the incurrence of additional Indebtedness by us or any of our Restricted Subsidiaries and/or the issuance of Permitted Domestic Subsidiary Preferred Stock by our U.S. Subsidiaries, which together with the aggregate principal amount of other indebtedness incurred pursuant to this clause (xv) and the aggregate liquidation value of all other Permitted Domestic Subsidiary Preferred Stock issued pursuant to this clause (xv), does not exceed $10.0 million at any one time outstanding (which amount, in the case of Indebtedness, may, but need not, be incurred in whole or in part under the senior credit facility).

   Notwithstanding the prior two paragraphs, neither we nor any of the guarantors may incur any Indebtedness that is subordinated to any other Indebtedness unless such Indebtedness is expressly subordinated in right of payment to the notes and/or the guarantees, as the case may be.

   For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. In addition, we may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof provided that we would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of the Company as accrued. For purposes of determining whether the requirement in clause (ii) of the first paragraph hereof has been met, all Indebtedness incurred or permitted to be incurred under a revolving facility shall be deemed to have been incurred on the date such facility becomes available and not on the date of any borrowing under such facility.

   Liens. We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of our property or assets, or any proceeds therefrom, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the exchange notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the notes are equally and ratably secured, except for

     (A) Liens existing as of the date of the indenture and any extensions, renewals or replacements thereof,

     (B) Liens securing (x) indebtedness incurred under the senior credit facility and (y) Hedging Obligations so long as the only assets securing such Hedging Obligations are assets securing the senior credit facility,

     (C) Liens securing the notes and the note guarantees,

     (D) Liens securing our intercompany indebtedness or of any of our Restricted Subsidiaries on assets of any of our Subsidiaries,

     (E) Liens securing indebtedness that is incurred to refinance indebtedness that was secured by a Lien permitted under the Indenture that was incurred in accordance with the provisions of the indenture; provided, however, that such Liens do not extend to or cover any of our property or assets or any of our Restricted Subsidiaries not securing the Indebtedness so refinanced, and

     (F) Permitted Liens.

   Dividend and Other Payment Restrictions Affecting Restricted
Subsidiaries. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to

     (a) pay dividends or make any other distributions on or in respect of our Capital Stock,

     (b) make loans or advances or to pay any Indebtedness or other obligation owed to us or any of our Restricted Subsidiaries or

     (c) transfer any of its property or assets to us or any of our Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

     (1) applicable law;

     (2) the indenture;

     (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

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     (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

     (5) agreements existing on the date of the Indenture (including, without limitation, the senior credit facility);

     (6) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

     (7) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any Person pending the closing of such sale;

     (8) any agreement or instrument governing Capital Stock of any Person that is in effect on the date such Person is acquired by us or any of our Restricted Subsidiaries;

     (9) any Purchase Money Note, or other indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

     (10) indebtedness incurred after the date of the indenture in accordance with the terms of the indenture; provided that the restrictions contained in the agreements, governing such new indebtedness are ordinary and customary with respect to the type of indebtedness being incurred (under the relevant circumstances);

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (12) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) above;

     (13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

     (14) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of our Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

   Disposition of Proceeds of Asset Sales. We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

     (i) we or our applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by our Board of Directors);

     (ii) at least 75% of the consideration received by us or any of our Restricted Subsidiaries, as the case may be, from such Asset Sale shall be cash or Cash Equivalents; provided that the amount of

       (a) any liabilities (as shown on our or such Restricted Subsidiary's most recent balance sheet) of our or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets,

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       (b) any notes or other obligations received by us or any of our
    Restricted Subsidiaries from such transferee that are immediately converted by us or any of our Restricted Subsidiaries into cash (to the extent of the cash received); and

       (c) any Designated Noncash Consideration received by us or any of our Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured by our Board of Directors in good faith at the time received and without giving effect to subsequent changes in value)

  shall be deemed to be cash for the purposes of this provision; and

     (iii) upon the consummation of an Asset Sale, we shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either

       (A) to repay any Indebtedness of ours or a Restricted Subsidiary (other than Disqualified Stock or Subordinated Indebtedness) and, in the case of any indebtedness under any revolving credit facility, effect a commitment reduction under such revolving credit facility,

       (B) to reinvest in Productive Assets, or

       (C) a combination of prepayment, repurchase and investment permitted by the foregoing clauses (iii)(A) and (iii)(B).

Pending the final application of any such Net Cash Proceeds, we or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as our Board of Directors or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) or (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), the aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by us or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by us or any of our Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

   Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by us and any of our Restricted Subsidiaries aggregates at least $10.0 million, at which time we or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10.0 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").


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   Notwithstanding the two immediately preceding paragraphs, we and any of our
Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent

     (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities and

     (ii) such Asset Sale is for fair market value (as determined in good faith by our Board of Directors);

provided that any consideration not constituting Productive Assets received by us or any of our Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs.

   Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of at least 20 (but not more than 30) business days or such longer period as may be required by law. To the extent that the aggregate amount of notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, we may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue thereof.

   Merger, Consolidation, or Sale of Assets. We may not consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

     (i) we are the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than us) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations under the Registration Rights Agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

     (iii) immediately after such transaction no Default or Event of Default exists; and

     (iv) except in the case of our merger with or into our Wholly Owned Restricted Subsidiary and except in the case of a merger entered into solely for the purpose of reincorporating us in another jurisdiction, we or the entity or Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Four-Quarter Period, either

       (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test described in the first paragraph of the covenant above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or

       (B) have a Consolidated Fixed Charge Coverage Ratio that is not less than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

       provided that this clause (B) shall not apply if such Consolidated Fixed Charge Coverage Ratio is less than our Consolidated Fixed Charge Coverage Ratio as of the date of the indenture.

   The indenture provides that no guarantor (other than a guarantor whose note guarantee is to be released in accordance with the terms of its note guarantee and the indenture as provided in the third paragraph under "Note Guarantees" above) may consolidate with or merge with or into (whether or not such guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such guarantor unless:

     (i) the Person formed by or surviving any such consolidation or merger (if other than such guarantor) assumes all the obligations of such guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee, under the notes, the indenture and the Registration Rights Agreement;

     (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and

     (iii) either (A) we would be permitted by virtue of our pro forma Consolidated Fixed Charge Coverage Ratio, immediately after giving effect to such transaction on a pro forma basis, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test described in the covenant above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) we, immediately after giving effect to such transaction on a pro forma basis, would have a Consolidated Fixed Charge Coverage Ratio that is not less than our Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction; provided that this clause (B) shall not apply if such Consolidated Fixed Charge Coverage Ratio is less than our Consolidated Fixed Charge Coverage Ratio as of the date of the indenture.

   Except as described in the immediately preceding paragraph, the indenture will not prohibit the merger of two of any of our Restricted Subsidiaries or the merger of a Restricted Subsidiary into us.

   Transactions with Affiliates. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series or related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $2.0 million (an "Affiliate Transaction"), other than

     (x) Affiliate Transactions permitted under the following paragraph and

     (y) Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of ours;

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

provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at our option, either

     (i) a majority of the disinterested members of our Board of Directors shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of ours or

     (ii) our Board of Directors or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of ours;

provided, further, that for an Affiliate Transaction or series of related Affiliate Transactions with an aggregate value of $10.0 million or more, our Board of Directors or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of ours.

   The foregoing restrictions shall not apply to:

     (i) reasonable fees and compensation paid to and indemnity provided on behalf of our, officers, directors, employees or consultants or any Subsidiary as determined in good faith by our Board of Directors or senior management;

     (ii) transactions exclusively between or among us and any of our Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the indenture;

     (iii) transactions effected as part of a Qualified Securitization Transaction;

     (iv) any agreement as in effect as of the date of the indenture or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of the indenture;

     (v) Restricted Payments permitted by the indenture;

     (vi) the payment of customary management, consulting and advisory fees and related expenses made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which fees are approved by our Board of Directors or such Restricted Subsidiary in good faith;

     (vii) payments or loans to employees or consultants that are approved by our Board of Directors in good faith;

     (viii) the existence of, or the performance by us or any of our Restricted Subsidiaries of our obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which we are a party as of the date of the indenture and any similar agreements which we may enter into thereafter; provided, however, that the existence of, or the performance by us or any of our Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the notes in any material respect;

     (ix) transactions permitted by, and complying with, the provisions of the covenant described under "--Merger, Consolidation, or Sale of Assets";

     (x) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture which are fair to us or any of our Restricted Subsidiaries, in the reasonable determination of our Board of Directors or our senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

     (xi) any transaction with Bain Capital, Inc. or its Affiliates where the only consideration paid by us or any Restricted Subsidiary is our Capital Stock (other than Disqualified Stock) or of the Parent.

   Limitation on Guarantees by Restricted Subsidiaries. We will not cause or permit any of our Restricted Subsidiaries (whether existing as of the date of the indenture or created or acquired thereafter), directly or indirectly, to guarantee the payment of any indebtedness of ours ("Other Indebtedness") or become a primary obligor under any senior credit facility unless such Restricted Subsidiary (A) is a guarantor or (B) simultaneously executes and delivers a supplemental indenture to the indenture pursuant to which it will become a guarantor under the indenture; provided that if such Other Indebtedness is (i) pari passu in right of payment with the notes, the note guarantee of such Restricted Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the note guarantee of such Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the note guarantee of such Restricted Subsidiary to the same extent and in the same manner as the Other Indebtedness is subordinated to the notes); provided, further, that each guarantor as of the date of the indenture and each Restricted Subsidiary issuing a note guarantee after the date of the indenture will be automatically and unconditionally released and discharged from its obligations under such note guarantee upon the release or discharge of, in the case of guarantors as of the date of the indenture, the guarantee of such guarantor of the senior credit facility, and in the case of any of our Restricted Subsidiaries issuing a note guarantee after the date of the indenture, the guarantee of the Other Indebtedness or the primary obligations under any senior credit facility, as applicable, that resulted in the creation of such note guarantee; provided, however, that any such release of a note guarantee shall only be effective if after giving effect to such release of a note guarantee such Restricted Subsidiary will have no Indebtedness outstanding other than (i) Indebtedness permitted to be incurred pursuant to clause (ix) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant and (ii) other Indebtedness not to exceed $5.0 million in aggregate principal amount outstanding. We may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the Guarantee of payment of the notes by such Restricted Subsidiary on the basis provided in the indenture.

   Conduct of Business. We will not, and will not permit any of our Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which we and our Restricted Subsidiaries are engaged on the date of the indenture.

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

   Reports. Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will furnish to the holders of notes

     (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and that of our consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and our results of operations of the Company and that of our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries) and, with respect to the annual information only, a report thereon by our certified independent accountants and

     (ii) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we and the guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies.

     The following events will be defined in the indenture as "Events of Default":

     (i) the failure to pay interest on any notes when the same becomes due and payable if the default continues for a period of 30 days;

     (ii) the failure to pay the principal on any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

     (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

     (iv) the failure to pay at final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of us or any Restricted Subsidiary (other than a Securitization Entity), which failure continues for at least 10 days, or the acceleration of the maturity of any such Indebtedness, which acceleration remains uncured and unrescinded for at least 10 days, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

     (v) one or more judgments in an aggregate amount in excess $5.0 million shall have been rendered against us or any of our Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

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

     (vi) except as permitted by the indenture, any note guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor that is a Significant Subsidiary, or any Person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its note guarantee; and

     (vii) certain events of bankruptcy affecting us or any of our Significant Subsidiaries.

   If an Event of Default with respect to the notes (other than an Event of Default with respect to us described in clause (vii) of the preceding paragraph) occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes, by notice in writing to us, may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the indenture or the notes to the contrary, will become immediately due and payable. If an Event or Default specified in clause (vii) of the preceding paragraph with respect to us occurs under the indenture, the notes will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.

   Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

   Any such declaration with respect to the notes may be annulled by the holders of a majority in aggregate principal amount of the outstanding notes upon the conditions provided in the indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

   The indenture provides that the trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the notes outstanding, give the holders of the notes notice of all uncured Defaults or Events of Default thereunder known to it; provided, however, that, except in the case of a Default or an Event of Default in payment with respect to the notes or a Default or Event of Default in complying with "--Certain Covenants--Merger, Consolidation, Sale of Assets" above, the trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders of the notes.

   No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default thereunder and unless the holders of at least 25% of the aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as the trustee. Also the trustee must not have received from the holders of a majority in aggregate principal amount of such outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of such a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

   We will be required to furnish to the trustee annually a statement as to the performance by it of certain of its obligations under the indenture and as to any default in such performance.

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No Personal Liability of Directors, Officers, Employees, Incorporator and
Stockholders

   No director, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any of our obligations or any of our Affiliates under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Satisfaction and Discharge of Indenture; Defeasance

   We may terminate our and the guarantors' substantive obligations in respect of the notes by delivering all outstanding notes to the trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all notes or otherwise. In addition, we may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (vii) of "Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the indenture, terminate our and the guarantors' substantive obligations in respect of the notes (except for our obligations to pay the principal of (and premium, if any, on) and the interest on the notes and the guarantors' note guarantee thereof) by:

     (i) depositing with the trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such notes;

     (ii) delivering to the trustee either an Opinion of Counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination of obligations;

     (iii) delivering to the trustee an Opinion of Counsel to the effect that our exercise of the option under this paragraph will not result in any of us, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Act"); and

     (iv) complying with certain other requirements described in the indenture.

In addition, we may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (vii) of "Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the indenture, terminate all of our and the guarantors' substantive obligations in respect of the notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the notes and the guarantors' note guarantee thereof) by:

     (i) depositing with the trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the notes;

     (ii) delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the trustee based upon such a ruling or based on a change in the applicable federal tax law since the date of the indenture, to such effect;

     (iii) delivering to the trustee an Opinion of Counsel to the effect that our exercise of the option under this paragraph will not result in any of us, the trustee or the trust created by our deposit of

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  funds pursuant to this provision becoming or being deemed to be an
  "investment company" under the Investment Act; and

     (iv) complying with certain other requirements described in the indenture.

Governing Law

   The indenture, the notes and the note guarantees are governed by the laws of the State of New York without regard to principles of conflicts of laws.

Modification and Waiver

   Modifications and amendments of the indenture may be made by us, the guarantors and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the notes); provided, however, that no such modification or amendment to the indenture may, without the consent of the holder of each note affected thereby,

     (a) change the maturity of the principal of or any installment of interest on any such note or alter the optional redemption or repurchase provisions of any such note or the indenture in a manner adverse to the holders of the notes;

     (b) reduce the principal amount of (or the premium) of any such note;

     (c) reduce the rate of or extend the time for payment of interest on any such note;

     (d) change the place or currency of payment of principal of (or premium) or interest on any such note;

     (e) modify any provisions of the indenture relating to the waiver of past defaults (other than to add sections of the indenture or the notes subject thereto) or the right of the holders of notes to institute suit for the enforcement of any payment on or with respect to any such note or any note guarantee in respect thereof or the modification and amendment provisions of the indenture and the notes (other than to add sections of the indenture or the notes which may not be amended, supplemented or waived without the consent of each holder therein affected);

     (f) reduce the percentage of the principal amount of outstanding notes necessary for amendment to or waiver of compliance with any provision of the indenture or the notes or for waiver of any Default in respect thereof;

     (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the notes (except a rescission of acceleration of the notes by the holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration);

     (h) modify the ranking or priority of any note or the note guarantee in respect thereof of any guarantor in any manner adverse to the holders of the notes; or

     (i) release any Significant Subsidiary that is a guarantor from any of its obligations under its note guarantee or the indenture otherwise than in accordance with the indenture.

   Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to

     (i) cure any ambiguity, defect or inconsistency,

     (ii) provide for uncertificated notes in addition to or in place of certificated notes,

     (iii) provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets,

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     (iv) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the indenture of any such Holder, or

     (v) comply with requirements of the Commission to effect or maintain the qualification of the indenture under the Trust Indenture Act.

   The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by us and the Guarantors with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each note that is affected.

The Trustee

   Except during the continuance of a Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of a Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of us, any guarantor or any other obligor upon the notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or an Affiliate of us; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Certain Definitions

   Described below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes our Restricted Subsidiary or that is assumed by us or any of our Restricted Subsidiaries in connection with the acquisition of assets from such Person, in each case excluding any Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming our Restricted Subsidiary or such acquisition.

   "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or controlled by, or is under common control with us. The term "control" means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) no Person (other than us or any Subsidiary of ours) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of ours or any of our Subsidiaries solely by reason of such Investment and
(ii) neither Chase Securities Inc. nor any of its Affiliates shall be our Affiliates.

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

   "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

   "Applicable Premium" means, with respect to any note on any redemption date, the greater of (i) 1.0% of the principal amount of such note or (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note at July 15, 2004 (such redemption price being set forth under "--Optional Redemption") plus (2) all required interest payments due on such note through July 15, 2004 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points over (B) the principal amount of such note, if greater.

   "Asset Acquisition" means

     (a) an Investment by us or any Restricted Subsidiary of ours in any other Person if, as a result of such Investment, such Person shall become our Restricted Subsidiary, or shall be merged with or into us or any of our Restricted Subsidiaries, or

     (b) the acquisition by us or any of our Restricted Subsidiaries of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Restricted Subsidiaries to any Person other than us or our Restricted Subsidiaries of

     (a) any Capital Stock of our Restricted Subsidiary or

     (b) any other property or assets of ours or our Restricted Subsidiary other than in the ordinary course of business;

   provided, however, that Asset Sales shall not include

     (i) a transaction or series of related transactions for which we or our Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

     (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of our assets as permitted under the provisions described above under the caption "--Certain Covenants--Merger, Consolidation, or Sale of Assets" or any disposition that constitutes a Change of Control;

     (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

     (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

     (v) the licensing of intellectual property in the ordinary course of business;

     (vi) disposals or replacements of obsolete, uneconomical, negligible, wornout or surplus property in the ordinary course of business;

     (vii) the sale, lease, conveyance, disposition or other transfer by us or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted by the covenant described under the caption "--Restricted Payments"; or

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     (viii) sales of accounts receivable, equipment and related assets
  (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof.

For the purposes of clause (viii), Purchase Money Notes shall be deemed to be cash.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means

     (i) in the case of a corporation, corporate stock;

     (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

     (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

     (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

     (iii) commercial paper maturing no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

     (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan or any member of the European Economic Community or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200.0 million;

     (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and

     (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
  (v) above.

   "Change of Control" means the occurrence of one or more of the following events:

     (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any Person or group of related Persons, as defined in Section 13(d) of the Exchange Act (a "Group"), whether or not otherwise in compliance with the provisions of the indenture, other than Bain Capital, Inc. and its Affiliates and members of the Permitted Group;

     (ii) the approval by the holders of our Capital Stock of any plan or proposal for our liquidation or dissolution (whether or not otherwise in compliance with the provisions of the indenture);

     (iii) any Person or Group (other than Bain Capital, Inc. and its Affiliates and members of the Permitted Group) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding our Voting Stock or any successor to all or substantially all of our assets; or

     (iv) the first day on which a majority of the members of our Board of Directors of the Company or Parent are not Continuing Directors.

   "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of such Person's

     (i) Consolidated Net Income and

     (ii) to the extent Consolidated Net Income has been reduced thereby,

       (A) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period,

       (B) Consolidated Interest Expense,

       (C) Consolidated Noncash Charges, and

       (D) any payments related to (x) addressing our or any of our Subsidiaries' "Year 2000" information systems issues expensed in accordance with GAAP or (y) "reengineering" efforts relating to the installation of our point of sale system expensed in accordance with GAAP and pursuant to the Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) Issue No. 97-13: "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Re-engineering and Information Technology Transformation"; provided, however, that the aggregate amount of such payments shall not exceed $2.4 million and shall be made on or prior to December 31, 2001.

   With respect to the calculation of Consolidated EBITDA for any period prior to the expiration of the first Four-Quarter Period subsequent to the date of the indenture, Consolidated EBITDA shall be calculated on a pro forma basis for the transactions in accordance with Article 11 of Regulation S-X under the Securities Act as if the transactions were consummated on the first day of the relevant Four-Quarter Period.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters for which internal financial statements are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to

     (i) the incurrence of any Indebtedness or the issuance of any preferred stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other preferred stock occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter period; and

     (ii) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any Pro Forma Cost Savings) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

   If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio,

     (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter and shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

     (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

     (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

     (i) Consolidated Interest Expense (before amortization or write-off of debt issuance costs and before amortization of original issue discount relating to this offering),

     (ii) the amount of all dividend payments on any series of preferred stock or Disqualified Stock of such Person (other than dividends paid in Qualified Capital Stock), and

     (iii) the amount of all dividend payments on

       (x) any series of preferred stock of any Restricted Subsidiary of such Person, and

       (y) any Refunding Capital Stock of such Person, to the extent paid pursuant to the terms of clause (2) of the second paragraph of the covenant described under "--Certain Covenants--Restricted Payments."

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

     (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP,

     (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

     (iii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means, for any period, our aggregate net income (or loss) and that of our Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom

     (a) gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP,

     (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP,

     (c) items classified as a cumulative effect accounting change or as extraordinary, unusual or nonrecurring gains and losses (including, without limitation, severance, relocation and other restructuring costs), and the related tax effects according to GAAP,

     (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes our Restricted Subsidiary or is merged or consolidated with us or our Restricted Subsidiary,

     (e) the net income of any of our Restricted Subsidiaries to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise,

     (f) the net loss of any Person, other than our Restricted Subsidiaries,

     (g) the net income of any Person, other than any of our Restricted Subsidiaries, except to the extent of cash dividends or distributions paid to us or any of our Restricted Subsidiaries by such Person,

     (h) only for purposes of clause (c)(i) of the first paragraph of the covenant described under the caption "--Certain Covenants--Restricted Payments," any amounts included pursuant to clause (c)(iii) of the first paragraph of such covenant, and

     (i) one-time non-cash compensation charges, including any arising from existing stock options resulting from any merger, acquisition or recapitalization transaction.

   For purposes of clause (c)(i) of the first paragraph of the covenant described under the caption "--Certain Covenants--Restricted Payments," Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

   "Consolidated Noncash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP, excluding any such non-cash charge constituting an extraordinary item or loss or any such non-cash charge which requires an accrual of or a reserve for cash charges for any future period.

   "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who (i) was a member of such Board of Directors on the date of the indenture or (ii) was nominated for election or elected to such Board of Directors by any of the Principals or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

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   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us or any of our Restricted Subsidiaries against fluctuations in currency values.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Designated Noncash Consideration" means any noncash consideration received by us or one of our Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and our principal financial officer or of such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valulation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

   "Designated Preferred Stock" means Preferred Stock that is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by our principal executive officer and principal financial officer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) (ii) of the first paragraph of the covenant described under the caption '"--Certain Covenants--Restricted Payments."

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants--Restricted Payments."

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means any offering of Parent's or our Qualified Capital Stock; provided that, in the event of any Equity Offering by Parent, Parent contributes to our common equity capital (other than as Disqualified Stock) the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the notes to be redeemed.

   "Four-Quarter Period" has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

   "GAAP" means generally accepted accounting principles described in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without

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

limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Guarantor" means (i) each Restricted Subsidiary in existence on the date of the indenture and (ii) each other Restricted Subsidiary, formed, created or acquired before or after the date of the indenture, required to become a Guarantor after the date of the indenture, in each case subject to the covenant described under "--Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries" above.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under

     (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (including Interest Swap Obligations) and

     (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates (including Currency Agreements).

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. Indebtedness shall also include all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The amount of any Indebtedness outstanding as of any date shall be

     (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and

     (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

   "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Persons calculated by applying a fixed or a floating rate of interest on the same notional amount.


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

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Subsidiaries sells or otherwise disposes of any Equity Interests of any of our direct or indirect Subsidiaries such that, after giving effect to any such sale or disposition, such Person is no longer our Subsidiary, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

   "Moody's" means Moody's Investors Service, Inc.

   "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Non-Recourse Debt" means Indebtedness

     (i) as to which neither we nor any of our Restricted Subsidiaries

       (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

       (b) is directly or indirectly liable (as a guarantor or otherwise), or

       (c) constitutes the lender;

     (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any of our other Indebtedness or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (iii) as to which the lenders have been notified in writing that they will not have any recourse to our stock or assets or of any of our Restricted Subsidiaries.


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

   "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Parent" means Mattress Discounters Holding Corporation, a Virginia corporation.

   "Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the manufacture, distribution and sale of mattresses, foundation and other bedding products and activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which we and our Restricted Subsidiaries are engaged on the date of the indenture.

   "Permitted Domestic Subsidiary Preferred Stock" means any series of Preferred Stock of a U.S. Subsidiary of ours that constitutes Qualified Capital Stock and has a fixed dividend rate, the liquidation value of all series of which, when combined with the aggregate amount of our Indebtedness and that of our Restricted Subsidiaries incurred pursuant to clause (xvi) of the definition of Permitted Indebtedness, does not exceed $10.0 million.

   "Permitted Group" means any group of investors deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Shareholders Agreement, as the same may be amended, modified or supplemented from time to time, provided that

     (i) Bain Capital, Inc. or one of its Affiliates is a party to such Shareholders Agreement,

     (ii) no Person party to the Shareholders Agreement as so amended, supplemented or modified from time to time (other than Bain Capital, Inc. and its Affiliates), together with its Affiliates, owns, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding Voting Stock or any successor to all or substantially all of our assets, and

     (iii) no Person party to the Shareholders Agreement as so amended, supplemented or modified from time to time (other than Bain Capital, Inc. and its Affiliates), together with its Affiliates, has the right, pursuant to the Shareholders Agreement (as so amended, supplemented or modified) or otherwise to designate more than 50% of the members of our Board of Directors or of the Parent.

   "Permitted Investments" means

     (i) Investments by us or our Restricted Subsidiary in any of our Restricted Subsidiaries that is a Guarantor for so long as it remains a Guarantor, or any Wholly Owned Restricted Subsidiary for so long as it remains a Wholly Owned Restricted Subsidiary (whether existing on the date of the indenture or created thereafter), or in any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become our Restricted Subsidiary that is a Guarantor or a Wholly Owned Restricted Subsidiary and Investments in us by our Restricted Subsidiary;

     (ii) cash and Cash Equivalents;

     (iii) Investments existing on the date of the indenture;

     (iv) loans and advances to our employees and officers and those of our Restricted Subsidiaries in the ordinary course of business;

     (v) accounts receivable created or acquired in the ordinary course of business;

     (vi) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of our businesses and otherwise in compliance with the indenture;

     (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (viii) Guarantees by us of Indebtedness otherwise permitted to be incurred by our Restricted Subsidiaries that are Guarantors under the indenture;

     (ix) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed 5.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

     (x) any Investment by us or any of our Subsidiaries in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

     (xi) Investments the payment for which consists exclusively of our Qualified Capital Stock; and

     (xii) Investments received by us or our Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided that in the case of an Asset Sale, such Asset Sale is effected in compliance with the covenant described under the caption "--Certain Covenants--Disposition of Proceeds of Asset Sales."

   "Permitted Liens" means the following types of Liens:

     (i) Liens for taxes, assessments or governmental charges or claims either

       (a) not delinquent or

       (b) contested in good faith by appropriate proceedings and as to which we or any of our Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

     (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

     (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (iv) judgment Liens not giving rise to an Event of Default;

     (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of our business or that of our Restricted Subsidiaries;

     (vi) any interest or title of a lessor under any Capitalized Lease Obligation;

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

     (vii) purchase money Liens to finance our property or assets or those of our Restricted Subsidiary acquired in the ordinary course of business; provided, however, that

       (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any of our property or assets or of any of our Restricted Subsidiaries other than the property and assets so acquired and

       (B) the Lien securing such Indebtedness shall be created with 90 days of such acquisition;

     (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

     (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

     (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of us or any of our Restricted Subsidiaries, including rights of offset and set-off;

     (xi) Liens securing Interest Swap Obligations or Currency Agreement which Interest Swap Obligations or Currency Agreement relate to
  Indebtedness that is otherwise permitted under the indenture;

     (xii) Liens securing Indebtedness incurred in reliance on clause (vii) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" so long as such Lien extends to no assets other than the assets acquired;

     (xiii) Liens incurred in the ordinary course of our business or any of our Restricted Subsidiaries with respect to obligations that do not in the aggregate exceed $5.0 million at any one time outstanding;

     (xiv) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

     (xv) leases or subleases granted to others that do not materially interfere with the ordinary course of our business and any of our Restricted Subsidiaries;

     (xvi) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (xvii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

     (xiii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and

     (xix) Liens existing on the date of the Indenture, together with any Liens securing Indebtedness incurred in reliance on clause (xiii) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the date of the Indenture; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced.

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

   "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs that would have been achieved during the Four-Quarter Period or after the end of the Four-Quarter Period and on or prior to the Transaction Date that are

     (i) directly attributable to an Asset Acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act or

     (ii) implemented or to be implemented within six months of the date of the Asset Acquisition and that are supportable and quantifiable by the underlying accounting records of such business,

as if, in the case of each of clause (i) and (ii), all such reductions in costs had been effected as of the beginning of such period.

   "Productive Assets" means assets (including Capital Stock) that are used or usable by us and our Restricted Subsidiaries in Permitted Businesses.

   "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from us or any of our Restricted Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

   "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

   "Qualified Securitization Transaction" means any transaction or series of transactions pursuant to which we or any of our Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by us or any of our Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of ours or any of our Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all Guarantees or other obligations in respect such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "S&P" means Standard & Poor's.

   "Securitization Entity" means our Wholly Owned Subsidiary (or another Person in which we or our Subsidiary makes an Investment and to which we or any of our Subsidiaries transfer accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is designated by our Board of Directors (as provided below) as a Securitization Entity

     (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

       (i) is guaranteed by us or any Restricted Subsidiary of ours (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

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

       (ii) is recourse to or obligates us or any Restricted Subsidiary of ours in any way other than pursuant to Standard Securitization Undertakings or

       (iii) subjects any property or asset of ours or any Restricted Subsidiary of ours directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard
    Securitization Undertakings,

     (b) with which neither we nor any Restricted Subsidiary of ours has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not our Affiliates, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

     (c) to which neither we nor any Restricted Subsidiary of ours has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by our Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of our Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

   "Seller Note" means the Junior Subordinated Promissory Notes issued by Parent to the sellers in the Recapitalization.

   "Senior Credit Facility" means that certain Credit Agreement, dated as of the date of the indenture, by and among the Company, Parent, the Guarantors, BankBoston, N.A. and Canadian Imperial Bank of Commerce, as Co-Agents, The Chase Manhattan Bank, as Administrative Agent, and the financial institutions party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured (including, without limitation, any amendment increasing the amount of available borrowing thereunder) from time to time and whether with the same or any other agent, lender or group of lenders.

   "Shareholders Agreement" means, collectively that certain shareholders agreement and that certain voting agreement, each dated as of the date of the indenture, among Bain Capital, Inc. and the other shareholders of Parent named as parties therein from time to time.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the indenture.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by us or any of our Subsidiaries that are reasonably customary in an accounts receivable or equipment transactions.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subordinated Indebtedness" means, with respect to us or any Guarantor, any Indebtedness of ours or such Guarantor, as the case may be, which is expressly subordinated in right of payment to the notes or such Guarantor's Note Guarantee, as the case may be.

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

   "Subsidiary" means, with respect to any Person,

     (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and

     (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
  (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), but shall not include any Unrestricted Subsidiary.

   "Tax Allocation Agreement" means the tax allocation agreement among the Parent, any holding company of the Parent, us and our Subsidiaries dated as of the date of the indenture.

   "Total Assets" means the total consolidated assets of us and our Restricted Subsidiaries, as described on our most recent consolidated balance sheet, adjusted to give effect to any acquisitions or dispositions since the date of such balance sheet (including any acquisitions for which Indebtedness is proposed to be incurred).

   "Total Tangible Assets" means Total Assets minus goodwill and other intangibles and deferred tax assets.

   "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 15, 2004; provided, however, that if the period from such redemption date to July 15, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (a) has no Indebtedness other than Non-Recourse Debt;

     (b) is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary of ours unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

     (c) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of our or any of our Restricted Subsidiaries; and

     (e) has at least one director on its board of directors that is not a director or executive officer of us or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of us or any of our Restricted Subsidiaries.

   Any such designation by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers'

Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by our Restricted Subsidiaries as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," we shall be in default of such covenant). Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by our Restricted Subsidiaries of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if

     (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the Four-Quarter Period,

     (ii) such Subsidiary shall execute a Note Guarantee and deliver an Opinion of Counsel, in each case, if required by the terms of the Indenture and

     (iii) no Default or Event of Default would be in existence following such designation.

   "U.S. Subsidiary" means any of our Restricted Subsidiaries that is incorporated in a State in the United States or the District of Columbia.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (i) the sum of the products obtained by multiplying

       (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

       (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

     (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

   "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                                EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

   Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000.

   The form and terms of the exchange notes are the same as the form and terms of the notes except that:

     (1) the exchange notes have been registered under the Securities Act of 1933 and hence will not bear legends restricting their transfer thereof; and

     (2) the holders of the exchange notes will not be entitled to rights under the registration rights agreement. These rights include the provisions for an increase in the interest rate on the notes in some circumstances relating to the timing of the exchange offer. All of these rights will terminate when the exchange offer is terminated. The exchange notes will evidence the same debt as the notes. Holders of exchange notes will be entitled to the benefits of the indenture.

   As of the date of this prospectus, $140.0 million aggregate principal amount of notes was outstanding. We have fixed the close of business on
[     ], 2000 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

   We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

   We shall be deemed to have accepted validly tendered notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from the issuers.

   If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events in this prospectus or otherwise, we will return the certificates for any unaccepted notes, at our expense, to the tendering holder as promptly as practicable after the expiration date.

   Holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer as described under the subheading "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The term "expiration date" shall mean 5:00 p.m., New York City time, on
[    ], 2000, unless we extend the exchange offer. In that case, the term
"expiration date" shall mean the latest date and time to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the
expiration date beyond [    ], 2000.

   In order to extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

     (1) notify the exchange agent of any extension by oral or written notice and

     (2) mail to the registered holders an announcement of any extension.

   We reserve the right, in our sole discretion,

     (1) if any of the conditions below under the heading "Conditions" shall not have been satisfied,

       (A) to delay accepting any notes,

       (B) to extend the exchange offer or

       (C) to terminate the exchange offer, or

     (2) to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of delay to the registered holders. We will give oral or written notice of any delay, extension or termination to the exchange agent.

Interest on the Exchange Notes

   The exchange notes will bear interest from their date of issuance. Holders of notes that are accepted for exchange will receive, in cash, accrued interest on the exchange notes to, but not including, the date of issuance of the exchange notes. We will make the first interest payment on the exchange notes on January 15, 2000. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

   Interest on the exchange notes is payable semi-annually on each January 15 and July 15, commencing on January 15, 2000.

Procedures for Tendering Old Notes

   Only a holder of notes may tender notes in the exchange offer. To tender in the exchange offer, a holder must

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

  . have the signatures guaranteed if required by the letter of transmittal, and

  . mail or otherwise deliver the letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

   To tender notes effectively, the holder must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the expiration date.

   The tender by a holder and the acceptance of the tender by us will constitute agreement between the holder and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal.

   The method of delivery of notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

   Any beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should promptly instruct the registered holder to tender on the beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the letter of transmittal.

   An institution that is a member firm of the Medallion system must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the notes are tendered:

     (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     (2) for the account of member firm of the Medallion system.

   If the letter of transmittal is signed by a person other than the registered holder of any notes listed in that letter of transmittal, the notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the notes. An institution that is a member firm of the Medallion System must guarantee the signature.

   Trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity should indicate their capacities when signing the letter of transmittal or any notes or bond powers. Evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of notes. To do so, the financial institution should cause the book-entry transfer facility to transfer the notes into the exchange agent's account with respect to the notes following the book-entry transfer facility's procedures for transfer. Delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility. However, the holder must transmit and the exchange agent must receive or confirm an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

   The Depositary and The Depository Trust Company have confirmed that the exchange offer is eligible for The Depository Trust Company Automated Tender Offer Program. Accordingly, The Depository Trust Company participants may electronically transmit their acceptance of the exchange offer by causing The Depository Trust Company to transfer notes to the depositary in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for transfer. The Depository Trust Company will then send an "agent's message" to the Depositary.

   The term "agent's message" means a message transmitted by The Depository Trust Company, received by the Depositary and forming part of the confirmation of a book-entry transfer, which states that

     (1) The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering notes subject of the book-entry confirmation,

     (2) the participant has received and agrees to be bound by the terms of the letter of transmittal and

     (3) we may enforce such agreement against such participant.

In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by The Depository Trust Company and received by the Depositary, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

   Notwithstanding the foregoing, in order to validly tender in the exchange offer with respect to securities transferred through the Automated Tender Offer Program, a The Depository Trust Company participant using Automated Tender Offer Program must also properly complete and duly execute the applicable letter of transmittal and deliver it to the Depositary.

   By the authority granted by The Depository Trust Company, any The Depository Trust Company participant which has notes credited to its The Depository Trust Company account at any time (and held of record by The Depository Trust Company's nominee) may directly provide a tender as though it were the registered holder by completing, executing and delivering the applicable letter of transmittal to the Depositary. Delivery of documents to The Depository Trust Company does not constitute delivery to the Depositary.

   All questions as to the

  .  validity,

  .  form,

  .  eligibility (including time of receipt),

  .  acceptance of tendered notes and

  .  withdrawal of tendered notes

will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all notes not properly tendered. We reserve the absolute right to reject any notes which would be unlawful if accepted, in the opinion of our counsel. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. We intend to notify holders of defects or irregularities with respect to tenders of notes. However, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

   Holders who wish to tender their notes and:

     (1) whose notes are not immediately available;

     (2) who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent; or

     (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date may effect a tender if:

     (1) they tender through an institution that is a member firm of the Medallion system;

     (2) prior to the expiration date, the exchange agent receives from an institution that is a member firm of the Medallion system a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such notes and the principal amount of notes tendered, stating that the tender is being made and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the notes (or a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility), and any other documents required by the letter of transmittal will be deposited by the firm with the exchange agent; and

     (3) the exchange agent receives

       (A) such properly completed and executed letter of transmittal (of facsimile thereof),

       (B) the certificate(s) representing all tendered notes in proper form for transfer (or a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility), and

       (C) all other documents required by the letter of transmittal upon five New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, we will send a notice of guaranteed delivery to holders who wish to tender their notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, holders may withdraw tenders of notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     (1) specify the name of the person having deposited the notes to be withdrawn;

     (2) identify the notes to be withdrawn (including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited);

     (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of notes into the name of the person withdrawing the tender; and

     (4) specify the name in which any notes are to be registered, if different from that of the person who deposited the notes.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination shall be final and binding on all parties. We will not deem notes so withdrawn to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for withdrawn notes unless you validly retender the withdrawn notes. We will return any notes which have been tendered but which are not accepted for exchange to the holder of the notes at our cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn notes by following one of the procedures described above under the heading "Procedures for Tendering Old Notes" at any time prior to the expiration date.

Conditions

   Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange exchange notes for, any notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the notes, if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any development has occurred in any existing action or proceeding which may be harmful to us or any of our subsidiaries; or

     (2) any law, statute, rule, regulation or interpretation by the staff of the Securities and Exchange Commission is proposed, adopted or enacted, which, in our sole judgment, might impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us; or

     (3) any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

   If we determine in our sole discretion that any of the conditions are not satisfied, we may:

     (1) refuse to accept any notes and return all tendered notes to the tendering holders;

     (2) extend the exchange offer and retain all notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw their notes; or

     (3) waive such unsatisfied conditions of the exchange offer and accept all properly tendered notes which have not been withdrawn.

Exchange Agent

   State Street Bank and Trust Company has been appointed as the exchange agent for the exchange offer. You should direct all

  .  executed letters of transmittal,

  .  questions,

  .  requests for assistance,

  . requests for additional copies of this prospectus or of the letter of transmittal and

  . requests for Notices of Guaranteed Delivery to the exchange agent addressed as follows:

   By Overnight Courier and by Hand       By Registered or Certified Mail:


  State Street Bank and Trust Company    State Street Bank and Trust Company
  Two Avenue de Lafayette 5th Floor,     P.O. Box 778 Boston, MA 02102-0078
   Corporate Trust Window Boston, MA             Attn: Kellie Mullen
        02111-1724 Attn: Kellie
        Mullen/MacKenzie Elijah

                               ----------------

   Delivery other than those above will not constitute a valid delivery.

Fees and Expenses

   We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

   We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services. We will reimburse the exchange agent for its reasonable out-of-pocket expenses.

   We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the old notes. The carrying value is face value net of unamortized discount, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

   Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on that transfer.

Consequences of Failure to Exchange; Resales of Exchange Notes

   The notes that are not exchanged for exchange notes under the exchange offer will remain restricted securities. Accordingly, those notes may be resold only:

     (1) to us (upon redemption of the notes or otherwise);

     (2) so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer according to Rule 144A under the Securities

  Act of 1933 or pursuant to another exemption from the registration requirements of the Securities Act of 1933, based upon an opinion of counsel reasonably acceptable to us;

     (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933; or

     (4) under an effective registration statement under the Securities Act of 1933 in each case in accordance with any applicable securities laws of any state of the United States.

Resales of the Exchange Notes

   Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with any person to participate in the distribution of the exchange notes. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in the no-action letters or any similar interpretive letters. A holder who acquires exchange notes in order to distribute them must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for notes as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion, including the opinion of counsel described below, is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. The Internal Revenue Service may take a contrary view, and no ruling from the Internal Revenue Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult that holder's own tax advisor as to the particular tax consequences of exchanging that holder's old notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws.

   Kirkland & Ellis, our counsel, has advised us that in its opinion, the exchange of the old notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder will be treated as a continuation of the old notes in the hands of that holder. Accordingly, there will be no federal income tax consequences to holders solely as a result of the exchange of the old notes for exchange notes under the exchange offer.

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

   This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes if the old senior subordinated notes were acquired as a result of market-making activities or other trading activities.

   We and our guarantor subsidiaries have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In addition, until [ ], 2000, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

   Neither we nor our guarantor subsidiaries will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions

  .  in the over-the-counter market,

  .  in negotiated transactions,

  . through the writing of options on the exchange notes or a combination of such methods of resale,

  .  at market prices prevailing at the time of resale,

  .  at prices related to such prevailing market prices or

  .  at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. An "underwriter" within the meaning of the Securities Act of 1933 includes

    (1) any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer or

    (2) any broker or dealer that participates in a distribution of such exchange notes.

Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an "affiliate" of Mattress Discounters Corporation within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for old notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the exchange notes.

   However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

   Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any exchange notes. We and each of our guarantor subsidiaries have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

   For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We and each of our guarantor subsidiaries have jointly and severally agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the old notes against liabilities under the Securities Act of 1933, including any broker-dealers.

                                 LEGAL MATTERS

   Certain legal matters with respect to the issuance of the exchange notes will be passed upon for us by Kirkland & Ellis, New York, New York, including

  (1) our existence and good standing under our state of incorporation

  (2) our authorization of the sale and issuance of the exchange notes and

  (3) the enforceability of the exchange notes.

   Certain partners of Kirkland & Ellis indirectly own a portion of the equity of Holdings.

                                    EXPERTS

   The combined financial statements of Mattress Discounters Corporation, T.J.B., Inc. and Bedding Experts, Inc. as of February 28, 1999 and 1998, and for the year ended February 28, 1999, the period from July 2, 1997 to February 28, 1998, and the period from December 29, 1996 to July 1, 1997, appearing in this prospectus have been included in the exchange offer registration statement in reliance on the report of Deloitte & Touche LLP, independent certified public accountants (which contains an explanatory paragraph that describes that the combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity and describes that portions of certain income and expenses represent allocations made from Heilig-Meyers Company applicable to the Company) appearing herein, upon the authority of that firm as experts in accounting and auditing.

   The combined financial statements of Mattress Discounters Corporation and T.J.B., Inc. as of July 1, 1997 and for the period from December 29, 1996 to July 1, 1997, appearing in this prospectus have been included in the exchange offer registration statement in reliance on the report of Deloitte & Touche LLP, independent certified public accountants, as stated in their report appearing herein, upon the authority of that firm as experts in accounting and auditing.

   The combined financial statements of MDC as of December 28, 1996 and for the year then ended, appearing in this prospectus have been included in the exchange offer registration statement in reliance on the report of KPMG LLP, independent certified public accountants, upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   We and our guarantor subsidiaries have filed with the Securities and Exchange Commission a Registration Statement on Form S-4, the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, and the rules and regulations promulgated thereunder, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Mattress Discounters Corporation, the guarantor subsidiaries and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

   The exchange offer registration statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Securities and Exchange Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of such Web site is: http://www.sec.gov.

   As a result of the filing of the exchange offer registration statement, we will become subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith will be required to file periodic reports and other information with the Securities and Exchange Commission. Our obligation to file periodic reports and other information with the Securities and Exchange Commission will be suspended if the exchange notes are held of record by fewer than 300 holders as of the beginning of our fiscal year other than the fiscal year in which the exchange offer registration statement is declared effective.

   We will nevertheless be required to continue to file reports with the Securities and Exchange Commission if the exchange notes are listed on a national securities exchange. In the event we cease to be subject to the informational requirements of the Securities Exchange Act of 1934, we will be required under the indenture to continue to file with the Securities and Exchange Commission the annual and quarterly reports, information, documents or other reports, including reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Securities Exchange Act of 1934.

   Under the indenture, we shall file with the trustee annual, quarterly and other reports after we file such reports with the Securities and Exchange Commission. Annual reports delivered to the trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant. We will also furnish such other reports as may be required by law.

   Information contained in this prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will,"

"should," or "anticipates" or the negative thereof or other similar terminology, or by discussions of strategy. Our actual results could differ materially from those anticipated by any such forward-looking statements as a result of factors described in the "Risk Factors" beginning on page 11 and elsewhere in this prospectus.

   The market and industry data presented in this prospectus are based upon third-party data, including information compiled by the International Sleep Products Association and Furniture Today, market research reports regarding consumer habits, analyst reports and other publicly available information. While we believe that such estimates are reasonable and reliable, estimates cannot always be verified by information available from independent sources. Accordingly, readers are cautioned not to place undue reliance on such market share data.

   Comfort Source(R), Royal Comfort Collection(R), Mattress Discounters(R), The Bedding Experts(R) and the jingle "Have a Good Night's Sleep on Us"(R) are trademarks used by us. Trademarks and tradenames of other companies appearng in this prospectus are the property of their respective holders.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Mattress Discounters Corporation and Subsidiaries
Condensed Consolidated Interim Financial Statements (unaudited):
  Condensed Consolidated Balance Sheets as of November 30, 1999
   (unaudited) and February 28, 1999 .....................................  F-2
  Condensed Consolidated Statements of Operations for the nine months ended November 30, 1999 and 1998 (unaudited)...........................  F-3
  Condensed Consolidated Statements of Cash Flows for the nine months ended November 30, 1999 and 1998 (unaudited)...........................  F-4
  Condensed Consolidated Statement of Stockholder's Equity for the nine months ended November 30, 1999 (unaudited).............................  F-5
  Notes to Condensed Consolidated Financial Statements (unaudited)........  F-6

Mattress Discounters Corporation, T.J.B., Inc., and The Bedding Experts,
 Inc.
Combined Financial Statements:
  Independent Auditors' Report............................................ F-12
  Combined Balance Sheets as of February 28, 1999 and 1998................ F-13
  Combined Statements of Operations and Retained Earnings for the year ended February 28, 1999, the period from July 2, 1997 to February 28,
   1998, and the period from December 29, 1996 to July 1, 1997............ F-14
  Combined Statements of Cash Flows for the year ended February 28, 1999, the period from July 2, 1997 to February 28, 1998, and the period from
   December 29, 1996 to July 1, 1997...................................... F-15
  Notes to Combined Financial Statements.................................. F-16

Mattress Discounters Corporation and T.J.B., Inc.
Combined Financial Statements:
  Independent Auditors' Report............................................ F-28
  Combined Balance Sheet as of July 1, 1997............................... F-29
  Combined Statement of Operations and Retained Earnings for the period from December 29, 1996 to July 1, 1997................................. F-30
  Combined Statement of Cash Flows for the period from December 29, 1996 to July 1, 1997........................................................ F-31
  Notes to Combined Financial Statements.................................. F-32

Combined Financial Statements:
  Independent Auditors' Report............................................ F-37
  Combined Balance Sheet as of December 28, 1996.......................... F-38
  Combined Statement of Earnings and Comprehensive Income for the year ended December 28, 1996................................................ F-39
  Combined Statement of Changes in Stockholders' Equity for the year ended
   December 28, 1996...................................................... F-40
  Combined Statement of Cash Flows for the year ended December 28, 1996... F-41
  Notes to Combined Financial Statements.................................. F-42

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                 As of November 30, 1999 and February 28, 1999

                                                    November 30,  February 28,
                                                        1999          1999
                                                    ------------  ------------
                                                    (Unaudited)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $  8,595,656  $ 1,365,805
  Accounts receivable..............................    5,908,824    5,681,413
  Inventories......................................   14,750,553   13,780,944
  Prepaid expenses and other current assets........      789,066      308,583
  Due from affiliate...............................           --    7,251,161
  Deferred tax asset - current.....................    6,948,326      970,394
                                                    ------------  -----------
    Total current assets...........................   36,992,425   29,358,300
PROPERTY AND EQUIPMENT, NET........................   10,344,348   10,839,814
DEBT ISSUE COSTS AND OTHER ASSETS..................   10,237,774      641,223
GOODWILL AND OTHER INTANGIBLES, NET................   56,324,622   58,464,190
DEFERRED TAX ASSET.................................   84,615,852      374,852
                                                    ------------  -----------
    Total Assets................................... $198,515,021  $99,678,379
                                                    ============  ===========
       LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt and capital
   lease obligations............................... $     83,212  $   229,838
  Accounts payable.................................   16,889,321  $17,474,386
  Accrued expenses.................................   13,910,368    9,446,587
                                                    ------------  -----------
    Total current liabilities......................   30,882,901   27,150,811
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS,
 EXCLUDING CURRENT PORTION.........................  133,297,887      425,883
OTHER NONCURRENT LIABILITIES.......................    5,032,446    4,967,462
                                                    ------------  -----------
    Total liabilities..............................  169,213,234   32,544,156
                                                    ------------  -----------
STOCKHOLDER'S EQUITY:
  Common Stock.....................................       29,050       29,050
  Additional paid-in capital.......................   30,685,645   46,047,515
  Retained earnings (accumulated deficit)..........   (1,412,908)  21,057,658
                                                    ------------  -----------
                                                      29,301,787   67,134,223
                                                    ------------  -----------
    Total Liabilities and Stockholder's Equity..... $198,515,021  $99,678,379
                                                    ============  ===========

           See notes to condensed consolidated financial statements.

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

              For the Nine Months Ended November 30, 1999 and 1998

                                            Nine Months Ended Nine Months Ended
                                              November 30,      November 30,
                                                  1999              1998
                                            ----------------- -----------------
                                               (Unaudited)       (Unaudited)
NET SALES..................................   $198,053,337      $185,863,404
COST OF SALES..............................    127,575,238       115,652,588
                                              ------------      ------------
GROSS PROFIT...............................     70,478,099        70,210,816
GENERAL AND ADMINISTRATIVE EXPENSES........     54,729,905        50,770,049
NONRECURRING OPERATING EXPENSES............      4,556,313               --
                                              ------------      ------------
INCOME FROM OPERATIONS.....................     11,191,881        19,440,766
OTHER INCOME (EXPENSE):
  Interest income..........................        159,911           190,524
  Interest expense.........................     (6,478,970)          (59,039)
  Other, net...............................        (97,500)          285,132
                                              ------------      ------------
INCOME BEFORE PROVISION FOR INCOME TAXES...      4,775,322        19,857,383
PROVISION FOR INCOME TAXES.................      2,636,933         8,415,568
                                              ------------      ------------
NET INCOME.................................   $  2,138,389      $ 11,441,815
                                              ============      ============


           See notes to condensed consolidated financial statements.

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Nine Months Ended November 30, 1999 and 1998

                                            Nine Months Ended Nine Months Ended
                                              November 30,      November 30,
                                                  1999              1998
                                            ----------------- -----------------
                                               (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................   $  2,138,389       $11,441,815
  Adjustments to reconcile net income to
  net cash provided by (used in) operating
  activities:
    Compensation expense in connection with
    the Recapitalization...................      3,825,000               --
    Depreciation and amortization..........      3,695,209         3,364,177
    Accretion of discount on Senior Notes..        197,352               --
    Amortization of debt issue costs.......        415,380               --
    Deferred income taxes..................     (1,915,932)          409,999
    Loss on disposition of property and
    equipment..............................         40,926           470,723
    Changes in operating assets and
    liabilities:
      Accounts receivable..................      1,788,622         1,395,210
      Inventories..........................       (969,609)         (395,744)
      Prepaid expenses and other assets....       (480,483)           27,928
      Due to/from parent/affiliate.........                      (16,658,562)
      Accounts payable.....................       (585,065)       (6,730,902)
      Accrued expenses.....................      8,830,337         7,203,248
      Other noncurrent liabilities.........         64,984        (1,106,744)
                                              ------------       -----------
             Net cash provided by (used in)
        operating activities...............     17,045,110          (578,852)
                                              ------------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment expenditures......     (2,107,411)       (4,079,048)
  Proceeds from sale of property and
   equipment...............................         17,189            20,528
  Expenditures for intangible assets;              (10,880)         (297,508)
  Due to/from parent/affiliate.............       (741,661)              --
  Other....................................        (46,933)              --
                                              ------------       -----------
        Net cash used in investing
         activities........................     (2,889,696)       (4,356,028)
                                              ------------       -----------
CASH FLOWS FROM FINANCIAL ACTIVITIES:
  Payments on long-term debt...............        (94,139)         (102,490)
  Long-term debt borrowings................    132,727,800            35,133
  Payments on capital lease obligations....       (105,635)         (135,794)
  Revolving line of credit borrowings......      5,204,900               --
  Payments on revolving line of credit
   borrowings..............................     (5,204,900)              --
  Payment of debt issue costs..............     (9,964,998)              --
  Distribution to Heilig in connection with
   Recapitalization........................     (1,675,587)              --
  Dividend to Holdings.....................   (130,001,035)              --
  Capital contributions from Holdings......      2,200,000               --
  Other, net...............................        (11,969)              --
                                              ------------       -----------
        Net cash used in financing
         activities........................     (6,925,563)         (203,151)
                                              ------------       -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...............................      7,229,851        (5,138,031)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD....................................      1,365,805         5,503,230
                                              ------------       -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD...   $  8,595,656       $   365,199
                                              ============       ===========

           See notes to condensed consolidated financial statements.

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

            For the Nine Months Ended November 30, 1999 (unaudited)

                                    Additional                      Total
                           Common     Paid-In       Retained    Stockholder's
                            Stock     Capital       Earnings       Equity
                           ------- -------------  ------------  -------------
Balances as of February
 28, 1999................. $29,050 $  46,047,515  $ 21,057,658  $  67,134,223
Distribution to Heilig-
 Meyers Company...........            (3,341,790)                  (3,341,790)
Capital Contribution from
 Mattress Holding
 Corporation..............             2,200,000                    2,200,000
Stepped-up tax basis
 related to the
 recapitalization.........            88,303,000                   88,303,000
Compensatory stock
 options, net of tax
 benefits.................             2,869,000                    2,869,000
Dividend to Mattress
 Holding Corporation......          (105,392,080)  (24,608,955)  (130,001,035)
Net income................                           2,138,389      2,138,389
                           ------- -------------  ------------  -------------
Balances as of November
 30, 1999................. $29,050 $  30,685,645  $ (1,412,908) $  29,301,787
                           ======= =============  ============  =============


           See notes to condensed consolidated financial statements.

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements at November 30, 1999, and the periods presented herein include the accounts of Mattress Discounters Corporation ("Mattress Discounters"), and its wholly owned subsidiaries T.J.B., Inc. ("T.J.B."), and The Bedding Experts, Inc. ("Bedding Experts") (collectively referred to as the "Company"). All significant intercompany accounts and transactions of the Company have been eliminated. The financial position and operating results of the entities for periods prior to August 5, 1999, were combined in the financial statements as each entity was under common ownership and control by Heilig-Meyers Company ("Heilig-Meyers") through August 5, 1999. Immediately prior to the closing of the recapitalization of the Company's parent (see Note 2) on August 6, 1999, Heilig-Meyers contributed all of the issued and outstanding stock of Mattress Discounters, T.J.B. and Bedding Experts to the capital of Heilig-Meyers Associates, Inc., a Virginia corporation ("HMA"). Immediately after this capital contribution, Mattress Discounters, T.J.B. and Bedding Experts became wholly owned subsidiaries of HMA. Immediately after the recapitalization of the Company's parent (see Note 2), the issued and outstanding stock of T.J.B. and Bedding Experts was contributed to the capital of Mattress Discounters. Accordingly, subsequent to August 6, 1999, the financial statements have been consolidated. For consistency of presentation, the combined financial statements throughout this quarterly report are referred to as consolidated, rather than combined financial statements. However, the existence of common ownership and control of the entities through August 5, 1999, could have resulted in operating results or financial position of the entities that would be significantly different from those that would have been achieved if the enterprises were autonomous.

   The accompanying unaudited condensed consolidated financial statements should be read together with the audited combined financial statements for the year ended February 28, 1999.

   The accompanying unaudited condensed consolidated financial statements contain all adjustments which, in the opinion of management, are necessary to present fairly the financial position of the Company at November 30, 1999, and its results of operations and cash flows for the periods presented herein. All adjustments in the periods presented herein are normal and recurring in nature.

   On November 5, 1999, the Company elected to change its fiscal year end from the last day of February to the closest Saturday to December 31, beginning with the year ended January 1, 2000.

2. Parent's Recapitalization

   On May 28, 1999, Heilig-Meyers entered into a transaction agreement (the "Transaction Agreement") with HMA and MD Acquisition Corporation, a transitory Virginia merger corporation ("MDAC"). Heilig-Meyers owned 100% of the stock of Mattress Discounters, T.J.B. and Bedding Experts. Pursuant to the Transaction Agreement, upon the satisfaction of certain conditions, and after all of the issued and outstanding shares of Mattress Discounters, T.J.B. and Bedding Experts had been contributed to the capital of HMA, MDAC was merged with and into HMA, with HMA being the surviving corporation, subsequently changing its name to Mattress Holding Corporation ("Holdings"), effective on August 6, 1999 (the "Closing Date"). HMA was recapitalized (the "Recapitalization") whereby certain equity investors acquired an approximate 92.7% economic and voting equity stake in HMA. Pursuant to the merger, the issued and outstanding shares of common stock of HMA were converted into the right to receive (i) a number of shares of fully paid and nonassessable shares of Holdings, the surviving corporation, that immediately following the Closing Date represented approximately 7.3% of each class of the issued and outstanding common stock of Holdings; (ii) $204.2 million in cash and (iii) a $10.0 million principal amount 10% junior subordinated promissory note and a $7.5 million principal amount 12% junior subordinated promissory note issued by Holdings.

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   Concurrent with the Recapitalization of Holdings the Company issued 140,000 units consisting of $140 million of Mattress Discounters Corporation senior notes due 2007 (the "Senior Notes") and warrants to purchase 679,000 shares of Class A common stock and 75,460 shares of Class L common stock of Holdings (the "Warrants"); and entered into a $20 million senior credit facility (the "Senior Credit Facility") of which approximately $5.2 million was drawn at the Closing Date (see Note 4).

   In connection with the Transaction Agreement, certain of the Company's management were granted "in the money" stock options to purchase shares of Class A and Class L common stock of Holdings with an intrinsic value of approximately $2.9 million ("Management Stock Options") together with deferred compensation benefits of approximately $0.9 million. This resulted in a pretax charge of $3.8 million that was recognized by the Company during the three month period ended August 31, 1999.

   In addition to the above pretax charge, the Company has recorded the following transactions resulting from the consummation of the Transaction
Agreement:

  (i) The deemed settlement and net distribution from capital of the note receivable from Heilig-Meyers of $5,976,790, the elimination and distribution of current taxes payable to Heilig-Meyers of $4,322,556, and the distribution of excess cash at the Closing Date of $1,675,587 to Heilig-Meyers

  (ii) The establishment of deferred income taxes and additional paid in capital of approximately $88.3 million resulting from a new basis in the Company's assets for income tax reporting purposes as a result of the parties to the Transaction Agreement electing to treat the transactions as a taxable event pursuant to section 338(h)(10) of the Internal Revenue Code;

  (iii) The payment of financing fees of approximately $10 million, which have been deferred in the consolidated balance sheet;

  (iv) The contribution of capital from Holdings representing the granting of the Management Stock Options and the Warrants in Holdings' common stock; and

  (v) The dividend distribution of approximately $130.0 million from the Company to Holdings to partially fund the Recapitalization of Holdings.

   As a result of the recapitalization, $1.165 million of receivables from Heilig-Meyers have been included in accounts receivable as of November 30, 1999.

   Subsequent to the Closing, Holdings submitted its claim for a working capital adjustment to Heilig-Meyers under the Transaction Agreement. In connection with the working capital adjustment, on December 22, 1999, Heilig-Meyers agreed to pay to Holdings $1,953,135, which Holdings advanced to the Company. In addition, Heilig-Meyers agreed to reduce the outstanding principal amount of its $7.5 million 12% Junior Subordinated Promissory Note of Holdings to $5.875 million, and to discharge certain lease obligations of the Company aggregating approximately $42,000.

3. Inventories

   Inventories are summarized as follows:

                                                                      February
                                                       November 30,      28,
                                                       ------------  -----------
                                                           1999         1999
                                                       ------------  -----------
                                                        (Unaudited)
Finished Goods........................................ $ 12,818,470  $12,251,925
Work In Process.......................................      301,888      283,192
Raw Materials.........................................    1,630,195    1,245,827
                                                       ------------  -----------
                                                        $14,750,553  $13,780,944
                                                       ============  ===========

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Senior Credit Facility

   On August 6, 1999, the Company entered into a new credit agreement with a consortium of banks (the "Senior Credit Facility"), to finance a portion of the Recapitalization and to provide available borrowings for use in the normal course of business. The Senior Credit Facility provides for revolving loans for up to $20.0 million, including letters of credit of up to $5.0 million. The interest rate under the Senior Credit Facility is either: (1) the base rate, which is the higher of the prime lending rate, 1% in excess of the secondary market rate for three-month depository certificates or 0.5% in excess of the Federal funds effective rate, plus a margin or (2) Eurodollar rate plus a margin. The margins of the loans under the Senior Credit Facility will be established and then will vary according to a pricing grid based upon the achievement of performance targets. Commitment fees are payable at a rate per annum of 0.5% on the undrawn amounts of the revolving loans but may be reduced depending upon the achievement of performance targets, as defined by the Senior Credit Facility.

   The Senior Credit Facility requires that the Company meet certain financial covenants which include a maximum total debt ratio and a minimum interest coverage ratio. In addition, the Senior Credit Facility contains restrictions, subject to certain exceptions, including, but not limited to engaging in transactions with affiliates; prepaying subordinated debt and the Senior Notes; incurring indebtedness and liens; declaring dividends or redeeming or repurchasing capital stock; making loans and investments; engaging in mergers, acquisitions, consolidations and asset sales; and making capital expenditures. The revolving loans under the Senior Credit Facility are due in August 2005.

   The Senior Credit Facility is subject to mandatory prepayment in a variety of circumstances, including upon certain asset sales and financing transactions, and, also from excess cash flow (as defined in the Senior Credit Facility).

   Mattress Discounters' direct and indirect subsidiaries and Holdings have guaranteed the Company's obligations under the Senior Credit Facility. The Senior Credit Facility is collateralized by substantially all assets of the Company.

5. Long-Term Debt

   On August 6, 1999, the Company issued 140,000 Units consisting of $140 million aggregate principal amount of 12 5/8% Senior Notes ("Senior Notes") due 2007 of Mattress Discounters and separately transferable warrants (the "Warrants") to purchase an aggregate of 679,000 shares of Class A common stock and 75,460 shares of Class L common stock of Holdings.

   The Senior Notes require interest payments on January 15 and July 15 of each year, starting on January 15, 2000. The notes are guaranteed on a senior uncollateralized basis by T.J.B. and Bedding Experts and, to the extent applicable, future domestic subsidiaries of the Company.

   Except as discussed below, the Company may not redeem the Senior Notes prior to July 15, 2004. The Company may redeem the Senior Notes, in whole or in part, on or after July 15, 2004, at redemption prices of 106.313%, 103.156%, and 100%, if redeemed during the 12-month period beginning on July 15, 2004, 2005 and 2006, respectively, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, any time prior to July 15, 2002, the Company may redeem up to 35% of the Senior Notes at a redemption price equal to 112.625% of the principal amount, plus accrued and unpaid interest, with the net proceeds of equity issuances, provided that at least 65% of the aggregate principal amount of the Senior Notes originally issued remains outstanding immediately after each such redemption.

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   Upon the occurrence of a "Change of Control," as defined by the indenture related to the Senior Notes, the Company will be required to make an offer to repurchase each holder's Senior Notes in whole or in part at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, upon occurrence of a "Change of Control" occurring prior to July 15, 2004, the Company may redeem all of the Senior Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, as defined, plus accrued and unpaid interest, if any, to the date of repurchase.

   The Senior Notes contain certain restrictions, including, but not limited to, limits on additional indebtedness and preferred stock; limits on restricted payments; limits on transactions with affiliates; limits on liens; limits on dividends and other payment restrictions affecting subsidiaries; and restrictions on consolidations, mergers and the sale of assets.

   The Warrants will entitle the holders thereof to acquire an aggregate of 679,000 shares of Holdings' Class A common stock and 75,460 shares of Holdings' Class L common stock, representing approximately 5% of Holdings' fully diluted common stock immediately after giving effect to the consummation of the Transaction Agreement. The Warrants will expire on July 15, 2007 (the "Expiration Date"). Each Warrant will entitle the holder to acquire, on or after the Exercisability Date (as defined below) and prior to the Expiration Date, 4.850 shares of Holdings' Class A common stock and 0.539 shares of Holdings' Class L common stock at a price equal to $0.01 per share, subject to adjustment from time to time upon the occurrence of certain changes in the Class A common stock and Class L common stock and certain issuances of Class A common stock and Class L common stock, options or convertible securities of Holdings.

   The "Exercisability Date" means the first day that any of the following has occurred: (i) upon the closing of an Initial Public Offering; (ii) a class of equity securities of Holdings is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market or is otherwise subject to registrations under the Exchange Act, or (iii) the date at which the Warrants become separately transferable.

   The net proceeds from the sale of the Notes and Warrants was $134.9 million. Holdings and the Company have determined that approximately $2.2 million of the net proceeds should be allocated to the Warrants, based on the relative fair values of the Notes and Warrants. Accordingly, this amount has been reflected in the Company's financial statements as a contribution of capital from Holdings.

6. Income Taxes

   Mattress Discounters and Heilig-Meyers entered into a Tax Agreement in conjunction with the Transaction Agreement. The Tax Agreement requires Heilig-Meyers to be responsible for and to pay all taxes resulting from pre-August 6, 1999 operations, including any federal and state income tax attributable to the making of an Internal Revenue Code section 338(h)(10) election. The Company shall be responsible for and pay all taxes resulting from post-August 5, 1999 operations.

   As a result of the 338(h)10 election, the Company stepped up its tax basis, which resulted in recognition of a deferred tax asset of $88.3 million, comprised primarily of future tax goodwill amortization deductions and differences between the tax and book basis for inventory. Management believes that it is more likely than not that the tax benefit will be realized. The total amount of future taxable income necessary to realize the asset is approximately $220.0 million. The Company expects to realize this asset by generating future taxable income. Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets.

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The provision for income taxes in the consolidated financial statements reflects tax calculations on a separate company basis and does not reflect actual taxes owed by the Company on the Heilig-Meyers consolidated tax return through August 5, 1999.

   The provision for income taxes for the nine months ended November 30, 1999 increased compared to the nine months ended November 30, 1998, due to increased state income taxes and nondeductible goodwill as a percentage of income before the provision for income taxes.

7. Segment Information

   The Company evaluates performance based on the operating earnings of the following two business segments:

   Retail - Sale of mattresses and bedding products through 250 and 231 retail locations as of November 30, 1999 and 1998, respectively.

   Manufacturing - Manufacture and sale of mattresses, box springs and foundations to the retail segment and to Heilig-Meyers and affiliates at current market prices.

   Summarized financial information concerning the Company's reportable segments is shown in the following table (amounts in thousands):

                                       Retail           Manufacturing            Consolidated
                                      -------- --------------------------------  ------------
                                               Retail   Third          Interco.
               Period                          Segment Parties  Total    Elim
               ------                          ------- ------- ------- --------
Revenues
  9 months ended 11/30/99...........  $189,477 $31,110 $8,576  $39,686 $(31,110)   $198,053
  9 months ended 11/30/98...........   184,467  29,853  1,396   31,249  (29,853)    185,863

               Period                Retail  Manufacturing Corporate/Other Consolidated
               ------                ------- ------------- --------------- ------------
Segment profit (1)
  9 months ended 11/30/99..........  $ 2,492    $8,602             --        $11,094
  9 months ended 11/30/98..........   14,010     5,716             --         19,726
Depreciation and Amortization
  9 months ended 11/30/99..........    2,931       764                         3,695
  9 months ended 11/30/98..........    2,752       612                         3,364
Capital expenditures
  9 months ended 11/30/99..........    1,762       345             --          2,107
  9 months ended 11/30/98..........    2,751     1,328             --          4,079
Identifiable assets (2)
  November 30, 1999................   20,562     4,651        $173,302       198,515
  February 28, 1999................   20,466     4,155          75,057        99,678

               MATTRESS DISCOUNTERS CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Segment profit represents earnings before interest and the provision for income taxes.
(2) Identifiable assets represent only inventories and net property and equipment in the retail and manufacturing segments. All other assets are included in Corporate/Other. For management purposes, depreciation and amortization of corporate identifiable assets are allocated to the retail and manufacturing segments.


8. ACCRUED ACQUISITION LIABILITIES

   In August 1999, the Company decided not to close 8 stores which had been identified for closure in connection with the July 1997 acquisition of Mattress Discounters by Heilig-Meyers. The reversal of the original store closure accrual of $1.0 million related to these stores has been recognized as a reduction to accrued liabilities and goodwill in August 1999. The remaining acquisition reserve of approximately $0.3 million is for future lease payments on stores that have been closed, net of anticipated sublease income.

                         Independent Auditors' Report

To the Stockholder and Board of Directors
Mattress Discounters
Richmond, Virginia

   We have audited the accompanying combined balance sheets of Mattress Discounters Corporation, TJB, Inc., and The Bedding Experts, Inc. (the "Company") (as described in Note 1 to the combined financial statements) as of February 28, 1999 and 1998, and the related combined statements of operations and retained earnings and cash flows for the year ended February 28, 1999, the period from July 2, 1997 to February 28, 1998, and the period from December 29, 1996 to July 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Company as of February 28, 1999 and 1998, and the combined results of their operations and their combined cash flows for the year ended February 28, 1999, the period from July 2, 1997 to February 28, 1998, and for the period from December 29, 1996 to July 1, 1997, in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the combined financial statements, the accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. As discussed in Note 13 to the combined financial statements, portions of certain income and expenses represent allocations made from Heilig-Meyers Company applicable to the Company.

                                          Deloitte & Touche LLP
   June 5, 1999

   MATTRESS DISCOUNTERS CORPORATION, TJB, INC., AND THE BEDDING EXPERTS, INC.
              (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

                            COMBINED BALANCE SHEETS

                           February 28, 1999 and 1998

                                                           1999        1998
                                                        ----------- -----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................ $ 1,365,805 $ 5,503,230
  Accounts receivable..................................   5,681,413   5,137,790
  Inventories..........................................  13,780,944  12,625,412
  Prepaid expenses and other current assets............     308,583     567,589
  Due from parent......................................   7,251,161   2,428,925
  Deferred tax asset--current..........................     970,394   3,220,230
                                                        ----------- -----------
    Total current assets...............................  29,358,300  29,483,176
PROPERTY AND EQUIPMENT, NET............................  10,839,814   9,338,843
DEPOSITS AND OTHER ASSETS..............................     641,223     610,394
GOODWILL AND OTHER INTANGIBLES, NET....................  58,464,190  56,181,152
DEFERRED TAX ASSET.....................................     374,852     210,059
                                                        ----------- -----------
                                                        $99,678,379 $95,823,624
                                                        =========== ===========
         LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................... $17,474,386 $19,880,851
  Accrued expenses.....................................   9,446,587  12,404,794
  Current portion of capital lease obligations.........     129,650     182,647
  Long-term debt.......................................     100,188     108,095
  Due to parent........................................          --   5,654,954
                                                        ----------- -----------
    Total current liabilities..........................  27,150,811  38,231,341
LONG-TERM DEBT, EXCLUDING CURRENT PORTION..............     411,453     502,313
NONCURRENT PORTION OF CAPITAL LEASE OBLIGATIONS........      14,430     127,235
OTHER NONCURRENT LIABILITIES...........................   4,967,462   6,193,382
                                                        ----------- -----------
    Total liabilities..................................  32,544,156  45,054,271
                                                        ----------- -----------
COMMITMENTS AND CONTINGENCIES..........................          --          --
STOCKHOLDER'S EQUITY:
  Common stock.........................................      29,050      29,050
  Additional paid-in capital...........................  46,047,515  42,872,915
  Retained earnings....................................  21,057,658   7,867,388
                                                        ----------- -----------
    Total stockholder's equity.........................  67,134,223  50,769,353
                                                        ----------- -----------
                                                        $99,678,379 $95,823,624
                                                        =========== ===========

                  See notes to combined financial statements.

   MATTRESS DISCOUNTERS CORPORATION, TJB, INC., AND THE BEDDING EXPERTS, INC.
              (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

            COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

  Year Ended February 28, 1999, Period from July 2, 1997 to February 28, 1998, and Period from December 29, 1996 to July 1, 1997

                                            1999         1998         1997
                                        ------------ ------------  -----------
SALES.................................  $246,550,833 $159,952,386  $20,737,886
COST OF SALES.........................   156,848,163  103,266,763   13,743,017
                                        ------------ ------------  -----------
GROSS PROFIT..........................    89,702,670   56,685,623    6,994,869
GENERAL AND ADMINISTRATIVE EXPENSES...    67,261,355   40,526,938    5,291,768
                                        ------------ ------------  -----------
INCOME FROM OPERATIONS................    22,441,315   16,158,685    1,703,101
OTHER INCOME (EXPENSE):
  Interest income, net of interest
   expense............................       128,324       88,361        9,480
  Other income........................       322,207      157,218    1,226,694
  Other expense.......................            --     (689,273)     (24,622)
                                        ------------ ------------  -----------
EARNINGS BEFORE TAXES.................    22,891,846   15,714,991    2,914,653
PROVISION FOR INCOME TAXES............     9,701,576    5,726,992           --
                                        ------------ ------------  -----------
NET EARNINGS..........................    13,190,270    9,987,999    2,914,653
RETAINED EARNINGS (DEFICIT), BEGINNING
 OF PERIOD............................     7,867,388      260,118      (45,786)
DISTRIBUTION TO STOCKHOLDERS..........            --   (2,380,729)  (2,608,749)
                                        ------------ ------------  -----------
RETAINED EARNINGS, END OF PERIOD......  $ 21,057,658 $  7,867,388  $   260,118
                                        ============ ============  ===========


                  See notes to combined financial statements.

   MATTRESS DISCOUNTERS CORPORATION, TJB, INC., AND THE BEDDING EXPERTS, INC.
              (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

                       COMBINED STATEMENTS OF CASH FLOWS

  Year Ended February 28, 1999, Period from July 2, 1997 to February 28, 1998, and Period from December 29, 1996 to July 1, 1997

                                             1999         1998         1997
                                         ------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.........................  $ 13,190,270  $ 9,987,999  $ 2,914,653
  Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
    Depreciation and amortization......     4,540,875    2,648,484      108,058
    Loss on disposition of property and
     equipment.........................       476,567       22,437       24,622
    Changes in operating assets and
     liabilities, net of the effects of
     the acquisition:
      Accounts receivable..............      (543,623)  (2,942,130)    (521,841)
      Due to/from parent...............   (10,477,190)   3,226,029           --
      Inventories......................    (1,155,532)  (3,202,262)    (329,421)
      Prepaid expenses and other
       assets..........................       259,006     (289,711)      86,150
      Other noncurrent assets..........       (30,829)     (54,307)     440,885
      Deferred tax assets..............     2,085,043     (409,999)          --
      Accounts payable.................    (2,406,465)  (6,502,866)     644,571
      Accrued expenses.................    (2,958,207)   1,558,317     (123,949)
      Other noncurrent liabilities.....    (1,225,919)     510,421           --
                                         ------------  -----------  -----------
        Net cash provided by operating
         activities....................     1,753,996    4,552,412    3,243,728
                                         ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment expenditures..    (5,162,137)  (2,121,853)    (423,681)
  Proceeds from sale of property and
   equipment...........................       132,794        3,982           --
  Net cash acquired through
   acquisition.........................                  3,733,154
  Expenditures for intangible assets...      (597,508)          --           --
                                         ------------  -----------  -----------
        Net cash (used in) provided by
         investing activities..........    (5,626,851)   1,615,283     (423,681)
                                         ------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders........            --   (2,380,729)  (2,608,749)
  Payments on debt.....................      (138,769)     (83,042)     (34,858)
  Payments on capital lease
   obligations.........................      (165,801)    (114,947)          --
  Borrowings...........................        40,000      545,000           --
                                         ------------  -----------  -----------
        Net cash used in financing
         activities....................      (264,570)  (2,033,718)  (2,643,607)
                                         ------------  -----------  -----------
NET (DECREASE) INCREASE IN CASH........    (4,137,425)   4,133,977      176,440
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD................................     5,503,230    1,369,253    1,192,813
                                         ------------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD................................  $  1,365,805  $ 5,503,230  $ 1,369,253
                                         ============  ===========  ===========

                  See notes to combined financial statements.

  MATTRESS DISCOUNTERS CORPORATION, TJB, INC., AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 Year Ended February 28, 1999, Period from July 2, 1997 to February 28, 1998, and Period from December 29, 1996 to July 1, 1997

1. Organization and Basis of Financial Statement Combination

   Nature of Operations--The Company as described below is engaged in the manufacture and retail sale of mattresses and bedding products.

                           State of                                          No. of
     Name of Entity      Incorporation   Business           Market          Locations
     --------------      ------------- ------------ ----------------------- ---------
Mattress Discounters       Delaware    Retail Sales New England,               132
 Corporation............               and Manu-    California, Pittsburgh,
                                       facturing    Detroit, Colorado, and
                                                    Florida

TJB, Inc................   Maryland    Retail Sales Washington, D.C.,           52
                                                    Baltimore, and
                                                    Richmond

The Bedding Experts,       Illinois    Retail Sales Chicago                     55
 Inc. ..................

   The combined financial statements for the year ended February 28, 1999, and the period from July 2, 1997 to February 28, 1998, include the accounts of all three entities. All significant inter-entity accounts and transactions of the Company have been eliminated in the combination. The financial position and operating results of the corporations for such periods are combined in the financial statements and are under common ownership and control by Heilig-Meyers Company. The existence of common ownership and control of the entities could result in operating results or financial position of the entities that could be significantly different from those that would have been achieved if the enterprises were autonomous.

   The financial statements for the period from December 29, 1996 to July 1, 1997, include only the results of operations and cash flows of The Bedding Experts, Inc.

   Prior to the July 2, 1997 acquisitions of Mattress Discounters Corporation and TJB, Inc., and the January 3, 1998 acquisition of The Bedding Experts, Inc., the companies were structured as S corporations for federal and state income tax purposes.

   On July 2, 1997, Heilig-Meyers Company acquired all of the outstanding capital stock of Mattress Discounters Corporation and TJB, Inc. The initial purchase price was valued at approximately $42,900,000 based on the fair market value of the stock at that date. Heilig-Meyers Company issued 2,269,839 shares of its common stock at the time of closing and placed 264,550 shares of common stock in escrow to be paid to the former shareholders of Mattress Discounters if the acquired stores met certain earnings targets in the twelve months following the closing. On July 8, 1998, these shares were released to the former shareholders, resulting in an increase to the purchase price of approximately $3,175,000. The transaction was accounted for as a purchase. The unamortized excess of purchase price over the fair value of the net assets acquired as of February 28, 1999 and 1998, was $60,540,760 and $57,101,152,
respectively (see Note 5).

   On January 3, 1998, Heilig-Meyers Company acquired all of the outstanding capital stock of The Bedding Experts, Inc. Heilig-Meyers Company issued 2,019,182 shares of its common stock in the

  MATTRESS DISCOUNTERS CORPORATION, TJB, INC., AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

transaction valued at $25,000,000 based on the fair market value of the stock at that date. The transaction was accounted for as a pooling of interests. The combined statements of operations and retained earnings, and cash flows include the results of The Bedding Experts, Inc. for all periods presented herein.

   Common stock of the Company consists of the following as of February 28, 1999 and 1998:

                                              Shares    Par  Shares   Shares
   Name of Entity                           Authorized Value Issued Outstanding
   --------------                           ---------- ----- ------ -----------
   Mattress Discounters Corporation........   3,000    $.01  1,000     1,000
   TJB, Inc................................   5,000    None  4,500     4,500
   The Bedding Experts, Inc................   1,000    None  1,000     1,000

2. Summary of Significant Accounting Policies

   Combined Statements of Operations and Retained Earnings and Combined Statements of Cash Flows--The accompanying financial statements for the fiscal year ended February 28, 1999, and the eight-month period from July 2, 1997 to February 28, 1998, represent the Company's results of operations under the common ownership and control by Heilig-Meyers Company. The financial statements for the six-month period from December 29, 1996 to July 1, 1997, represent the results of operations of The Bedding Experts, Inc. prior to the acquisition by Heilig-Meyers Company.

   Fiscal Year--On July 2, 1997, pursuant to the acquisition of the Company by Heilig-Meyers Company, the Company's reporting period changed from a 52-53 week fiscal year ending on the Saturday nearest December 31, to a fiscal year ending February 28. Accordingly, results for fiscal year 1999 represent the year ended February 28, 1999. The results of operations and of cash flows for 1998 represent the eight-month period from July 2, 1997 to February 28, 1998, and the results of operations and cash flows for 1997 represent the six-month period from December 29, 1996 to July 1, 1997. Due to the various acquisitions and the periods presented, the financial statements presented herein are not fully comparable.

   Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair Value of Financial Instruments--SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The amounts reported in the combined balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, amounts due from and to parent and current portions of long-term debt approximate fair value because of the short-term maturity of these instruments. In addition, the fair value of long-term debt approximates its carrying value.

   Cash and Cash Equivalents--Cash equivalents include time deposits with maturities of three months or less when purchased.

  MATTRESS DISCOUNTERS CORPORATION, TJB, INC., AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

   Accounts Receivable--Accounts receivable are primarily comprised of amounts due to the Company pursuant to vendor cooperative advertising and rebate agreements, and bank-financed customer sales.

   Due from Parent--Due from parent represents sales to Heilig-Meyers Company for mattresses, boxsprings and foundations manufactured by the Company, and noninterest-bearing loans to Heilig-Meyers Company.

   Inventories--Inventories are valued at the lower of cost or market value. Cost is determined by the first-in, first-out method. Manufactured inventories include raw materials, direct labor and manufacturing overhead.

   Property and Equipment--Property and equipment is valued at cost. Depreciation is provided on the straight-line method at rates based on the estimated useful lives of individual assets or classes of assets. Improvements to leased property are amortized over their estimated useful lives or lease period, whichever is shorter. Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease. Normal repairs and maintenance are expensed as incurred. Expenditures which materially increase values, change capacities or extend useful lives are capitalized. The estimated useful lives are 30 to 31.5 years for buildings, 3 to 7 years for furniture, fixtures, equipment and vehicles, and 2 to 15 years for leasehold improvements.

   Goodwill and Other Intangibles--The Company amortizes goodwill on a straight-line basis over forty years. Other intangibles, including its trademark and copyright, are amortized over their economic lives, which range from 3 to 20 years. Intangible assets are reviewed for impairment whenever the facts and circumstances indicate that the carrying amounts may not be recoverable. Impairment, should any occur, would be recognized by a charge to operating results and a reduction in the carrying value of the intangible asset.

   Due to Parent--Due to parent represents amounts paid by Heilig-Meyers Company for taxes, acquisition expenses and certain operating expenses for the benefit of the Company.

   Revenues and Costs of Sales--Sales revenue is recognized upon receiving payment in full, or if applicable, upon approval of customer third-party credit. Sales are presented net of returns. Cost of sales includes occupancy and delivery expenses.

   Advertising Costs--Cost incurred for advertising are expensed when the initial advertising takes place.

   Income Taxes--Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The Bedding Experts, Inc., was structured as an S corporation until the January 3, 1998 date of its acquisition by Heilig-Meyers Company. Accordingly, no provision for taxes for The Bedding Experts, Inc., is included in the combined statement of operations for the period from July 2, 1997 to January 2, 1998, and the period from December 29, 1996 to July 1, 1997.

  MATTRESS DISCOUNTERS CORPORATION, TJB, INC., AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

   Earnings Per Share--Earnings per share have been omitted from the combined statements of operations and retained earnings for the year ended February 28, 1999, and for the period from July 2, 1997 to February 28, 1998, as the Company was a wholly-owned subsidiary of Heilig-Meyers Company. Earnings per share have also been omitted from the combined statement of operations and retained earnings for the period from December 29, 1996 to July 1, 1997, as The Bedding Experts, Inc. was structured as an "S" corporation.

   New Accounting Standards--During fiscal year 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a Company's operating segments. The adoption of this statement did not affect the Company's combined financial position, result of operations, and cash flows, and is limited to the form and content of disclosures.

   In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 2000. The new statement requires that every derivative instrument (including certain derivative instruments embedded in contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires the changes in the derivative's fair value to be recognized currently in earnings unless specific hedge accounting criteria are met. The Company has not yet determined the effect this statement will have in the combined financial position, results of operations, or cash flows.

   In March 1998 the AICPA issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires certain software development costs to be capitalized. Generally, once the capitalization criteria of the SOP have been met, external direct costs of materials and services used in development of internal-use software, payroll, and payroll-related costs for employees directly involved in the development of internal-use software, and interest costs incurred when developing software for internal use are to be capitalized. Management does not expect the adoption of the SOP to have a material effect on the Company's combined financial position, results of operations, or cash flows.

   In April 1998 the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities", which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Management does not expect the adoption of the SOP to have a material effect on the Company's combined financial position, results of operations, or cash flows.

3. Inventories

   Inventories are summarized as follows:

                                                            1999        1998
                                                         ----------- -----------
   Finished goods....................................... $12,251,925 $11,628,871
   Work in process......................................     283,192     175,985
   Raw materials........................................   1,245,827     820,556
                                                         ----------- -----------
                                                         $13,780,944 $12,625,412
                                                         =========== ===========

                 MATTRESS DISCOUNTERS CORPORATION, TJB, INC.,
                         AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   The Company purchases the majority of its mattress, boxspring and foundation inventory from one supplier. In fiscal year 1999, the Company purchased approximately 62% of its inventory from this supplier.

4. Property and Equipment

   Property and equipment consist of the following:

                                                           1999        1998
                                                        ----------- -----------
   Land and buildings.................................. $ 1,122,468 $   663,022
   Furniture, fixtures, equipment, and vehicles........  14,384,258  12,355,208
   Leasehold improvements..............................   7,028,717   5,859,146
                                                        ----------- -----------
                                                         22,535,443  18,877,376
   Less: Accumulated depreciation......................  11,695,629   9,538,533
                                                        ----------- -----------
                                                        $10,839,814 $ 9,338,843
                                                        =========== ===========

   Depreciation expense for the year ended February 28, 1999, the period from July 2, 1997 to February 28, 1998, and the period from December 29, 1996 to July 1, 1997, was $3,051,805, $1,727,484, and $108,058, respectively.

5. Goodwill and Other Intangibles

   Goodwill and other intangibles consist of the following:

                                         Straight-line
                                          Amortization
   Description                           Period (Years)    1999        1998
   -----------                           -------------- ----------- -----------
   Goodwill.............................       40       $60,540,760 $57,101,152
   Trademark............................       20           300,000          --
   Copyright............................        3            32,500          --
                                                        ----------- -----------
                                                         60,873,260  57,101,152
   Less: Accumulated amortization.......                  2,409,070     920,000
                                                        ----------- -----------
                                                        $58,464,190 $56,181,152
                                                        =========== ===========

   The following is a reconciliation of the goodwill balance as of February 28, 1999 and 1998 (amounts in thousands):

                                                                1999     1998
                                                               -------  -------
   Market value of shares issued.............................. $42,900  $42,900
   Acquisition costs..........................................     600      600
                                                               -------  -------
     Total consideration......................................  43,500   43,500
   Tangible equity of Mattress Discounters....................  (8,673)  (8,673)
                                                               -------  -------
   Premium before fair value adjustments......................  52,173   52,173
   Fair value adjustments.....................................  (5,193)  (4,928)
                                                               -------  -------
                                                                57,366   57,101
   Contingent shares issuance--market value...................   3,175       --
                                                               -------  -------
     Total goodwill........................................... $60,541  $57,101
                                                               =======  =======

                 MATTRESS DISCOUNTERS CORPORATION, TJB, INC.,
                         AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

   Amortization expense for the year ended February 28, 1999, the period from July 2, 1997 to February 28, 1998, and the period from December 29, 1996 to July 1, 1997, was $1,489,070, $921,000, and $-0-, respectively.

6. Accrued Liabilities

   Current accrued expenses consist of the following:

                                                            1999       1998
                                                         ---------- -----------
   Accrued salaries and taxes........................... $2,496,877 $ 2,123,389
   Accrued sales tax....................................  1,001,485     973,784
   Accrued retail store expenses........................    847,382   1,418,670
   Acquisition reserve..................................  1,866,898   2,816,500
   Accrued income taxes.................................  1,271,187   1,029,829
   Advance payment from vendor..........................         --   1,800,000
   Customer deposits and layaway........................    907,939   1,138,697
   Other................................................  1,054,819   1,103,925
                                                         ---------- -----------
     Total.............................................. $9,446,587 $12,404,794
                                                         ========== ===========

   Noncurrent accrued expenses consist of the following:

                                                             1999       1998
                                                          ---------- ----------
   Accrued rent.......................................... $3,648,450 $4,376,675
   Workers compensation reserve..........................    967,727    967,727
   Market value lease reserve............................    351,285    848,980
                                                          ---------- ----------
     Total............................................... $4,967,462 $6,193,382
                                                          ========== ==========

7. Long-Term Debt

   Long-term debt consists of the following:

                                                                 1999     1998
                                                               -------- --------
   Notes payable to lessor, maturing 6/8/01, interest at
    10%......................................................  $ 32,115 $     --
   Notes payable to bank, maturing 7/01/02, interest at
    9.50%, secured by land and building......................   451,154  522,985
   Notes payable to banks, maturing through 9/11/99, interest
    ranging from 2.79% to 8.5%, secured by vehicles..........    28,372   87,423
   Capital lease obligations, maturing through fiscal year
    2001, interest ranging from 3% to 11%....................   144,080  309,882
                                                               -------- --------
                                                                655,721  920,290
   Less: Amount due within one year..........................   229,838  290,742
                                                               -------- --------
                                                               $425,883 $629,548
                                                               ======== ========

                 MATTRESS DISCOUNTERS CORPORATION, TJB, INC.,
                         AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   Principal payments due for the four years after February 28, 1999, are as follows:

   Year                                                                  Amount
   ----                                                                 --------
   2000................................................................ $229,838
   2001................................................................   67,106
   2002................................................................   47,356
   2003................................................................  311,421

   Interest payments of $55,938, $53,294, and $12,961 net of capitalized interest of $19,631, $19,913 and $-0- were made during the year ended February 28, 1999, the period from July 2, 1997 to February 28, 1998, and the period from December 29, 1996 to July 1, 1997, respectively.

   At February 28, 1999 and 1998, the Company had approximately $1,800,000 of outstanding letters of credit secured by a bank facility agreement with Heilig-Meyers Company.

8. Income Taxes

   The provision for income taxes in the combined financial statements reflect tax calculations on a stand-alone basis and do not reflect actual taxes owed by the Company on the Heilig-Meyers Company consolidated tax return.

   The provision for income taxes consists of the following:

   Current:
     Federal............................................. $6,183,875 $5,075,607
     State...............................................  1,432,659  1,166,476
                                                          ---------- ----------
                                                           7,616,534  6,242,083
                                                          ---------- ----------
   Deferred:
     Federal.............................................  1,830,131   (452,118)
     State...............................................    254,911    (62,973)
                                                          ---------- ----------
                                                           2,085,042   (515,091)
                                                          ---------- ----------
                                                          $9,701,576 $5,726,992
                                                          ========== ==========

   The income tax effects of temporary differences that gave rise to significant portions of the net deferred tax assets as of February 28, 1999 and 1998, consist of the following:

                                                             1999       1998
                                                          ---------- ----------
   Deferred tax assets:
     Depreciation........................................ $  428,917 $  214,459
     Excess cost over net assets acquired................  1,177,489  2,888,345
     Other assets........................................     12,521         --
                                                          ---------- ----------
                                                           1,618,927  3,102,804
                                                          ---------- ----------
   Deferred tax liabilities:
     Accrued liabilities.................................    139,844   (540,517)
     Inventory...........................................    133,837    213,032
                                                          ---------- ----------
                                                             273,681   (327,485)
                                                          ---------- ----------
                                                          $1,345,246 $3,430,289
                                                          ========== ==========

                 MATTRESS DISCOUNTERS CORPORATION, TJB, INC.,
                         AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

   A reconciliation of the statutory federal income tax rate to the Company's effective rate is provided below:

                                                                     1999  1998
                                                                     ----  ----
   Statutory federal income tax rate................................ 35.0% 35.0%
   State income taxes, net of federal income tax benefit............  5.2   5.2
   Goodwill amortization............................................  2.1   2.3
   Income taxed to S-Corp shareholders..............................   --  (5.8)
   Other, net.......................................................  0.1  (0.3)
                                                                     ----  ----
                                                                     42.4% 36.4%
                                                                     ====  ====

   Federal and state income tax payments of $2,152,247 and $1,276,148 were made to Heilig-Meyers Company during fiscal year 1999 and the period from July 2, 1997 to February 28, 1998, respectively.

   Prior to January 3, 1998, The Bedding Experts, Inc. had elected to be treated as an "S" corporation for federal and state income tax purposes. Under terms of that election, The Bedding Experts, Inc. did not pay federal and certain state income taxes on its earnings, since the earnings were allocated to its stockholders. Accordingly, no provision for taxes is included in the combined statement of operations and retained earnings for the period from December 29, 1996 to July 1, 1997 and the period from July 2, 1997 to January 2, 1998.

9. Retirement Plans

   As of January 1, 1999 the Company began participating in the Heilig-Meyers' qualified profit-sharing and retirement savings plan, which includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code and covers substantially all of the Company's employees. Eligible employees may elect to contribute specified percentages of their compensation to the plan. Heilig-Meyers Company guarantees a dollar-for-dollar match on the first two percent of the employee's compensation contributed to the plan. Heilig-Meyers Company will make an additional matching contribution if and to the extent that four percent of the Company's estimated consolidated income before taxes exceeds the two percent dollar-for-dollar match described above. Heilig-Meyers Company may, at the discretion of its Board of Directors, make additional matching contributions subject to certain limitations. The plan may be terminated at the discretion of the Board of Directors. If the plan is terminated, Heilig-Meyers Company will not be required to make any further contributions to the plan and participants will become 100% vested in any Heilig-Meyers Company contributions made to the plan. The plan expense for the Company participants recognized in fiscal 1999 was $17,751 and is reflected in the combined statement of operations and retained earnings.

   In addition, the Company sponsors two other qualified deferred compensation plans in accordance with Internal Revenue Code Section 401(k) covering substantially all employees. These plans do not allow for any employee or Company contributions as of January 1, 1999. The plan assets are available for benefit or loans under the terms of the plan. The plan expense recognized in the year ended February 28, 1999, the period from July 2, 1997 to February 28, 1998, and the period from December 29, 1996 to July 1, 1997, was $105,962, $67,999 and $5,737, respectively and is reflected in the combined statements of operations and retained earnings.

                 MATTRESS DISCOUNTERS CORPORATION, TJB, INC.,
                         AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

   As of January 1, 1999, the Company began participating in the Heilig-Meyers Company nonqualified supplemental profit-sharing and retirement savings plan that was established as of March 1, 1991, for the purpose of providing deferred compensation for certain employees whose benefits and contributions under the qualified plan are limited by the Code. The deferred compensation expense recognized in fiscal 1999 was $6,817 and is reflected in the combined statement of operations and retained earnings.

   As of November 7, 1997, the Company began participating in the Heilig-Meyers Company executive income continuation plan, which covers certain executive officers. The plan is intended to provide certain supplemental pre-retirement death benefits and retirement benefits to its key executives. In the event an executive dies prior to age 65 in the employment of the Company, the executive's beneficiary will receive annual benefits of 100% of salary for a period of one to two years and/or 50% of salary for a period of eight years. If the executive retires at age 65, either the executive or his beneficiary will receive an annual retirement benefit of 20% to 25% of the executive's salary increased 4% annually for a period of 15 years. This plan has been supported through the purchase of life insurance contracts covering the executives and owned by the Company. For all periods presented herein, there was no charge to earnings.

10. Commitments and Contingencies

   Leases--The Company has entered into noncancellable lease agreements with initial terms ranging from 1 to 15 years for certain stores, warehouses and the corporate office. Certain leases include renewal options ranging from 1 to 10 years which may be exercised at the Company's option. Most of the leases are net leases under which the lessees pay their proportionate share of the taxes, insurance and maintenance costs.

   The following capital leases are included in the accompanying combined balance sheets:

                                                                1999     1998
                                                              -------- --------
   Equipment................................................. $776,910 $776,910
   Less: Accumulated amortization............................  670,785  499,521
                                                              -------- --------
                                                              $106,125 $277,389
                                                              ======== ========

   Capitalized lease amortization is included in depreciation expense within general and administrative expenses in the Company's combined statements of operations and retained earnings.

                 MATTRESS DISCOUNTERS CORPORATION, TJB, INC.,
                         AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   Future minimum lease payments under capital and operating leases having initial or remaining noncancellable lease terms in excess of one year at February 28, 1999, are as follows:

                                                           Capital   Operating
                        Fiscal Years                        Leases    Leases
                        ------------                       -------- -----------
   2000................................................... $141,666 $20,542,875
   2001...................................................    9,814  17,767,638
   2002...................................................       --  14,887,236
   2003...................................................       --  12,240,015
   2004...................................................       --   8,905,482
   After 2004.............................................       --  24,227,825
                                                           -------- -----------
       Total minimum lease payments.......................  151,480 $98,571,071
                                                                    ===========
   Less:
     Imputed interest.....................................    7,400
                                                           --------
   Present value of minimum lease payments................ $144,080
                                                           ========

   Total rental expense under operating leases for the year ended February 28, 1999, the period from July 2, 1997 to February 28, 1998, and the period from December 29, 1996 to July 1, 1997, was $18,638,827, $13,475,219, and
$1,428,943, respectively.

   Certain leases include escalation clauses for adjusting rentals to reflect changes in price indices or to reflect normal step increases with the passage of time. Rent expense is calculated on straight-line basis with the difference between actual cash rental payments and straight-line rental expense recorded as accrued rent (see Note 6). Certain leases provide for contingent rentals which are based on sales volumes.

   Certain properties are subleased under operating leases providing for future annual rental income through 2008, minimum sublease rental income is:
$1,446,480 in fiscal 2000, $1,475,230 in fiscal 2001, $1,304,662 in fiscal
2002, $1,260,971 in fiscal 2003, $614,088 in fiscal 2004, and $637,699 thereafter.

   In connection with the store closings in the New York and New Jersey regions, the Company subleased certain locations in which the Company is obligated for future rentals with respect to such leases if the sublease defaults on their commitment. Future minimum contingent rents are $1,686,682 in fiscal 2000, $1,722,890 in fiscal 2001, $1,603,680 in fiscal 2002, $934,116 in fiscal 2003, $701,793 in fiscal 2004, and $2,620,606 thereafter.

   Legal Matters--The Company is party to various lawsuits and actions arising in the course of its business. In the opinion of management, based on a number of factors, including advice of outside legal counsel in certain instances, the ultimate resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

   Employment Contracts and Separation Agreements--The Company has employment agreements with certain executive officers, the terms of which expire at various dates through February 28, 2001. In addition, certain agreements automatically extend for one-year periods if not canceled before the expiration dates. Such agreements provide for certain minimum salary levels, adjusted annually for cost-of-living changes, fringe benefits and performance bonuses, as defined in the agreements.

                 MATTRESS DISCOUNTERS CORPORATION, TJB, INC.,
                         AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   The Company is obligated to pay certain severance benefits to two former executives under separation agreements, the terms of which expire on December 31, 1999, and June 30, 2000.

11. Stock Option and Performance Stock Award Plans

   Certain key employees of the Company have been granted Heilig-Meyers Company common stock options in fiscal year 1999 (at an exercise price of no less than fair market value at the date of grant) under the Heilig-Meyers Company 1998 stock option plan. Accordingly, no compensation expense has been recognized in the combined statements of operations and retained earnings. All options granted have ten-year terms. Options granted are immediately vested and become exercisable when granted.

12. Segment Information

   In fiscal 1999 the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments using the management approach. The Company operates in the following two business segments:

     Retail--Sale of mattresses and bedding products through 239 retail locations as of February 28, 1999.

     Manufacturing--Manufacture and sale of mattresses, box springs and foundations to the retail segment and to Heilig-Meyers Company and affiliates at current market prices.

   The accounting policies of these segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market-based. The Company evaluates performance based on the operating earnings of the respective business units.

   Summarized financial information concerning the Company's reportable segments is shown in the following table (amounts in thousands):

                                         Manufacturing
                                   --------------------------
                                   Retail                     Interco.
              Period(/1/)  Retail  Segment Affiliates  Total   Elim.   Combined
              ----------- -------- ------- ---------- ------- -------- --------
Revenues.....    1999     $238,147 $38,147   $8,404   $46,551 $38,147  $246,551
                 1998      157,354  20,697    2,598    23,295  20,697   159,952

                                                           Corporate/
                         Period(/1/) Retail  Manufacturing   Other    Combined
                         ----------- ------- ------------- ---------- --------
Segment profit(/2/).....    1999     $14,669    $8,094      $    --   $22,763
                            1998      12,490     3,137           --    15,627
Depreciation and........    1999       3,654       887           --     4,541
amortization............    1998       2,198       449           --     2,647
Capital expenditures....    1999       4,380       782           --     5,162
                            1998       1,996       294           --     2,290
Identifiable
 assets(/3/)............    1999      20,466     4,155       75,057    99,678
                            1998      19,305     2,659       73,860    95,824

--------
(1) Periods are as follows: 1999--Year ended February 28, 1999 1998--Period from July 2, 1997, to February 28, 1998
(2) Segment profit represents earnings before interest and the provision for income taxes.
(3) Identifible assets represent only inventories and net property and equipment in the retail and manufacturing segments. All other assets are included in Corporate/Other.

                 MATTRESS DISCOUNTERS CORPORATION, TJB, INC.,
                         AND THE BEDDING EXPERTS, INC.
             (WHOLLY-OWNED SUBSIDIARIES OF HEILIG-MEYERS COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

13. Related Party

   Revenues from sales to Heilig-Meyers Company of mattresses, box spring and foundations were approximately $8,404,000 for the year ended February 28, 1999, and approximately $2,598,000 for the period from July 2, 1997 to February 28, 1998. The sales were at market prices.

   The Company provided noninterest-bearing loans in fiscal year 1999 to Heilig-Meyers Company in the gross amount of approximately $19,500,000 which does not include Mattress Discounters share of intercompany federal tax allocation. The balance at February 28, 1999, was $803,265.

   Heilig-Meyers Company made payments for the Company for acquisition expenses and certain operating expenses of approximately $270,000 for the year ended February 28, 1999 and $540,000 for the period from July 2, 1997 to February 28, 1998. These costs have been reflected in the combined financial statements.

   Heilig-Meyers Company allocates costs to the Company for certain services including cash management, real estate, tax and accounting, and information technology support. In addition, Heilig-Meyers Company allocates other corporate overhead costs including executive management and the treasury department based on the Company's budgeted sales and bonuses. Amounts allocated to the Company were approximately $1,900,000 for fiscal year 1999. These costs have been reflected in the combined financial statements.

   Heilig-Meyers Company made income tax payments for the Company of approximately $2,200,000 for the year ended February 28, 1999, and $1,300,000 for the period July 2, 1997 to February 28, 1998. In addition, Heilig-Meyers Company charged the Company approximately $5,100,000 for the year ended February 28, 1999, and $4,400,000 for the period from July 2, 1997 to February 28, 1998, to reflect tax calculations based on a stand-alone basis.

14. Subsequent Event

   On May 28, 1999, Heilig-Meyers Company entered into a definitive agreement to sell 93% of its interest in the Company (as described in Note 1 to the combined financial statements) to an investment group, including certain key managers of Mattress Discounters, led by Bain Capital, a Boston-based capital investment group.

                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT

To the Stockholder and Board of Directors
Mattress Discounters
Richmond, Virginia

   We have audited the accompanying combined balance sheet of Mattress Discounters Corporation and TJB, Inc. (the "Company") (as described in Note 1 to the combined financial statements) as of July 1, 1997, and the related combined statements of operations and retained earnings, and cash flows for the period from December 29, 1996 to July 1, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Company as of July 1, 1997, and the combined results of its operations and its combined cash flows for the period from December 29, 1996 to July 1, 1997, in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

June 5, 1999

                        MATTRESS DISCOUNTERS CORPORATION
                                 AND TJB, INC.

                             COMBINED BALANCE SHEET

                                  July 1, 1997

                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................ $ 3,732,189
  Accounts receivable..............................................   1,458,590
  Inventories......................................................   8,744,613
  Prepaid expenses and other current assets........................     215,311
                                                                    -----------
    Total current assets...........................................  14,150,703
PROPERTY AND EQUIPMENT, NET........................................   8,241,814
DEPOSITS AND OTHER ASSETS..........................................     296,746
GOODWILL AND OTHER INTANGIBLES, NET................................     637,200
                                                                    -----------
                                                                    $23,326,463
                                                                    ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................. $22,418,541
  Accrued expenses.................................................   4,748,218
  Current portion of capital lease obligations.....................     174,415
  Long-term debt...................................................      11,440
                                                                    -----------
    Total current liabilities......................................  27,352,614
LONG-TERM DEBT, EXCLUDING CURRENT PORTION..........................      17,798
NONCURRENT PORTION OF CAPITAL LEASE OBLIGATIONS....................     250,414
OTHER NONCURRENT LIABILITIES.......................................   4,378,948
                                                                    -----------
    Total liabilities..............................................  31,999,774
                                                                    -----------
STOCKHOLDERS' DEFICIT:
  Common stock.....................................................      28,050
  Additional paid-in capital.......................................     550,975
  Retained deficit.................................................  (9,252,336)
                                                                    -----------
    Total stockholders' deficit....................................  (8,673,311)
                                                                    -----------
                                                                    $23,326,463
                                                                    ===========

                  See notes to combined financial statements.

                        MATTRESS DISCOUNTERS CORPORATION
                                 AND TJB, INC.

             COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                 Period from December 29, 1996 to July 1, 1997

SALES............................................................ $ 84,333,892
COST OF SALES....................................................   56,701,152
                                                                  ------------
GROSS PROFIT.....................................................   27,632,740
GENERAL AND ADMINISTRATIVE EXPENSES..............................   27,101,876
                                                                  ------------
INCOME FROM OPERATIONS...........................................      530,864
OTHER INCOME (EXPENSE):
  Interest income, net of interest expense.......................      328,336
  Other income...................................................       91,022
  Other expense..................................................     (644,854)
                                                                  ------------
NET EARNINGS.....................................................      305,368
RETAINED EARNINGS, BEGINNING OF PERIOD...........................    5,565,001
DISTRIBUTION TO STOCKHOLDERS.....................................  (15,122,705)
                                                                  ------------
RETAINED DEFICIT, END OF PERIOD.................................. $ (9,252,336)
                                                                  ============



                  See notes to combined financial statements.

                        MATTRESS DISCOUNTERS CORPORATION
                                 AND TJB, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                 Period from December 29, 1996 to July 1, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings................................................... $    305,368
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization................................    1,007,125
    Loss on disposition of property and equipment................       29,599
    Gain on investment securities................................      (80,365)
    Changes in operating assets and liabilities:
      Accounts receivable........................................      944,248
      Inventories................................................      678,829
      Prepaid expenses and other assets..........................      (96,448)
      Other noncurrent assets....................................      193,587
      Accounts payable...........................................       66,785
      Accrued expenses...........................................    2,273,434
      Other noncurrent liabilities...............................      485,506
                                                                  ------------
        Net cash provided by operating activities................    5,807,668
                                                                  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment expenditures............................   (1,592,034)
  Proceeds from sale of property and equipment...................      192,916
  Proceeds from disposal of investments..........................    1,119,010
                                                                  ------------
        Net cash used in investing activities....................     (280,108)
                                                                  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders..................................  (15,122,705)
  Payments on debt...............................................       (5,377)
  Payments on capital lease obligations..........................      (82,844)
                                                                  ------------
        Net cash used in financing activities....................  (15,210,926)
                                                                  ------------
NET DECREASE IN CASH.............................................   (9,683,366)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...................   13,415,555
                                                                  ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD......................... $  3,732,189
                                                                  ============

                  See notes to combined financial statements.

                       MATTRESS DISCOUNTERS CORPORATION
                                 AND TJB, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                 Period from December 29, 1996 to July 1, 1997

1. Summary of Significant Accounting Policies

   Nature of Operations and Basis of Combination--The Company as described below is engaged in the manufacture and retail sale of mattresses and bedding products. The financial position and operating results of the corporations are combined in the financial statements and are under common ownership and control.

Name of         State of                                               No. of
Entity        Incorporation     Business              Market          Locations
-------       ------------- ---------------- ------------------------ ---------
Mattress
 Discounters    Delaware    Retail Sales and New England, New Jersey,    117
 Corporation                Manufacturing    California, Pittsburgh,
                                             and Detroit

TJB, Inc.       Maryland    Retail Sales     Washington, D.C.,           55
                                             Baltimore, and Richmond

   The combined financial statements include the accounts of both entities. All significant inter-entity accounts and transactions of the Company have been eliminated in the combination. The existence of common ownership and control of the entities could result in operating results or financial position of the entities that could be significantly different from those that would have been achieved if the enterprises were autonomous.

   Common stock of the Company consists of the following as of July 1, 1997:

                                               Shares    Par  Shares   Shares
Name of Entity                               Authorized Value Issued Outstanding
--------------                               ---------- ----- ------ -----------
Mattress Discounters Corporation............   3,000    $.01  1,000     1,000
TJB, Inc....................................   5,000    None  4,500     4,500

   Fiscal Year--The Company operates on a 52-53 week fiscal year ending on the Saturday nearest December 31. The results of operations and cash flows for 1997 represent the six-month period from December 29, 1996 to July 1, 1997, the day prior to the acquisition by Heilig-Meyers Company. See footnote 9 for a description of the audit period for the financial statements herein.

   Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair Value of Financial Instruments--SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The amounts reported in the combined balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and current portions of long-term debt approximate fair value because of the short-term maturity of these instruments. In addition, the fair value of long-term debt approximates its carrying value.

   Cash and Cash Equivalents--Cash equivalents include time deposits with maturities of three months or less when purchased.

                       MATTRESS DISCOUNTERS CORPORATION
                                 AND TJB, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   Accounts Receivable--Accounts receivable are primarily comprised of amounts due to the Company pursuant to vendor cooperative advertising and rebate agreements, and bank-financed customer sales.

   Inventories--Inventories are valued at the lower of cost or market value. Cost is determined by the first-in, first-out method. Manufactured inventories include raw materials, direct labor and manufacturing overhead.

   Property and Equipment--Property and equipment is valued at cost. Depreciation is provided on the straight-line method at rates based on the estimated useful lives of individual assets or classes of assets. Improvements to leased property are amortized over their estimated useful lives or lease period, whichever is shorter. Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease. Normal repairs and maintenance are expensed as incurred. Expenditures which materially increase values, change capacities or extend useful lives are capitalized. The estimated useful lives are 3 to 7 years for furniture, fixtures, equipment and vehicles, and 2 to 15 years for leasehold improvements.

   Goodwill and Other Intangibles--The Company amortizes goodwill on a straight-line basis over twenty-five years. Intangible assets, which include covenants not to compete and copyrights, are reviewed for impairment whenever the facts and circumstances indicate that the carrying amounts may not be recoverable. Impairment, should any occur, would be recognized by a charge to operating results and a reduction in the carrying value of the intangible asset.

   Revenues and Costs of Sales--Sales revenue is recognized upon receiving payment in full, or if applicable, upon approval of customer third-party credit. Sales are presented net of returns. Cost of sales includes occupancy and delivery expenses.

   Advertising Costs--Cost incurred for advertising are expensed when the initial advertising takes place.

   Income Taxes--The corporations comprising the Company for the period from December 29, 1996 to July 1, 1997 elected to be treated as S corporations for federal and state income tax purposes. Under terms of that election, the corporations did not pay federal and state income taxes on its earnings. Accordingly, no provision for taxes is included in the combined statement of operations and retained earnings for such period.

   Earnings Per Share--Earnings per share have been omitted from the combined statement of operations and retained earnings for the period from December 29, 1996 to July 1, 1997, as the Company was structured as an S corporation.

2. Inventories

   Inventories are summarized as follows:

   Finished goods.................................................... $8,294,346
   Work in process...................................................     98,003
   Raw materials.....................................................    352,264
                                                                      ----------
                                                                      $8,744,613
                                                                      ==========

                       MATTRESS DISCOUNTERS CORPORATION
                                 AND TJB, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


3. Property and Equipment

   Property and equipment consist of the following:

   Computer equipment and software................................. $ 2,616,480
   Furniture, fixtures, equipment and vehicles.....................   7,162,000
   Leasehold improvements..........................................   5,748,468
                                                                    -----------
                                                                     15,526,948
   Less accumulated depreciation...................................  (7,285,134)
                                                                    -----------
                                                                    $ 8,241,814
                                                                    ===========

   Depreciation expense for the period from December 29, 1996 to July 1, 1997, was $972,276.

4. Goodwill and Intangible Assets

   Intangible assets and related amortization periods are summarized as follows:

                                                                  Amortization
      Description                                                    Period
      -----------                                               ----------------
   Covenants not to compete......................... $  836,000 24 to 108 months
   Copyright........................................    100,000 50 years
   License rights...................................     23,510 24 to 36 months
   Goodwill.........................................    669,000 25 years
                                                     ----------
                                                      1,628,510
   Less accumulated amortization....................    991,310
                                                     ----------
                                                     $  637,200
                                                     ==========

5 Long-Term Debt

   Long-term debt consists of the following:

   Note payable to bank, maturing through 11/1/99, interest at
    8.25%, secured by vehicles...................................... $ 29,238
   Capital lease obligations, maturing through 3/1/00, interest ranging from 3% to 11%..........................................  424,829
                                                                     --------
   Less current portion.............................................  185,855
                                                                     --------
     Total Long-Term Debt........................................... $268,212
                                                                     ========

   Principal payments due for the four fiscal years after July 1, 1997, are as follows:

   Year                                                                  Amount
   ----                                                                 --------
   1997................................................................ $ 91,313
   1998................................................................  192,461
   1999................................................................  141,349
   2000................................................................   28,944

   Interest payments of $1,337, net of capitalized interest of $18,294, were made during the period from December 29, 1996 to July 1, 1997, respectively.

                       MATTRESS DISCOUNTERS CORPORATION
                                 AND TJB, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   At July 1, 1997, the Company had approximately $1,800,000 of outstanding letters of credit secured by a bank facility agreement.

6. EMPLOYEE BENEFIT PLAN

   The Company sponsors a deferred compensation plan in accordance with Internal Revenue Code Section 401(k) covering substantially all employees. Employees are permitted within limitations imposed by tax law to make pre-tax contributions to the plan pursuant to salary reduction agreements. Contributions to the plan by the Company are discretionary. Deferred compensation plan expense for the period from December 29, 1996 to July 1, 1997 was $21,714.

7. COMMITMENTS AND CONTINGENCIES

   Leases--The Company has entered into noncancellable lease agreements with initial terms ranging from 1 to 15 years for certain stores, warehouses and the corporate office. Certain leases include renewal options ranging from 1 to 10 years which may be exercised at the Company's option. Most of the leases are net leases under which the lessees pay their proportionate share of the taxes, insurance and maintenance costs.

   The following capital leases are included in the accompanying combined balance sheet:

   Equipment.......................................................... $776,910
   Less: Accumulated amortization.....................................  384,632
                                                                       --------
                                                                       $392,278
                                                                       ========

   Capitalized lease amortization is included in depreciation expense within general and administrative expenses in the Company's combined statement of operations and retained earnings.

   Future minimum lease payments under capital and operating leases having initial or remaining noncancellable lease terms in excess of one year at July 1, 1997, are as follows:

                                                           Capital   Operating
                        Fiscal Years                        Leases    Leases
                        ------------                       -------- -----------
   1997................................................... $101,000 $ 8,503,300
   1998...................................................  202,000  16,931,732
   1999...................................................  139,000  16,429,514
   2000...................................................   29,000  14,383,881
   2001...................................................       --  11,415,684
   After 2001.............................................       --  30,592,403
                                                           -------- -----------
   Total minimum lease payments...........................  471,000 $98,256,514
                                                                    ===========
   Less:
     Imputed interest.....................................   46,171
                                                           --------
   Present value of minimum lease payments................ $424,829
                                                           ========

   Total rental expense under operating leases for the period from December 29, 1996 to July 1, 1997, was $7,983,666.

   Certain properties are subleased under operating leases providing for future annual rental income through 2008; minimum sublease rental income is:
$379,886 in fiscal 1997, $823,033 in fiscal 1998, $818,026 in fiscal 1999,
$835,651 in fiscal 2000, $771,810 in fiscal 2001, and $1,100,730 thereafter.

                       MATTRESS DISCOUNTERS CORPORATION
                                 AND TJB, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Concluded)


   In connection with the store closings in the New York and New Jersey regions, the Company subleased certain locations in which the Company is obligated for future rentals with respect to such leases if the sublease defaults on their commitment. Future minimum contingent rents are $424,316 in fiscal 1997, $802,507 in fiscal 1998, $793,158 in fiscal 1999, $799,308 in fiscal 2000, $824,491 in fiscal 2001, and $2,731,232 thereafter.

   Legal Matters--The Company is party to various lawsuits and actions arising in the course of its business. In the opinion of management, based on a number of factors, including advice of outside legal counsel in certain instances, the ultimate resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

   Employment Contracts--The Company has employment agreements with certain executive officers, the terms of which expire upon the earliest of the officers' sixty-fifth birthday, December 31 of the second calendar year after any calendar year in which the Company provides the officers with written notice of termination, or the third anniversary of the date on which a change in Company control occurs, as defined in the agreement. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes, fringe benefits, and performance bonuses as defined in the agreements.

8. STOCK OPTION AND PERFORMANCE STOCK AWARD PLANS

   On June 30, 1997, the Company made equity rights and stock option termination payments to certain officers in the total amount of $1,750,000, which is included in distribution to stockholders' in the Company's combined statement of operations and retained earnings. The payments were settlement for equity rights and options pursuant to agreements dated as of April 1, 1996. In consideration of the payments, all equity rights and options have been canceled. The cancellations were a condition to the acquisition of the Company by Heilig-Meyers Company in July 1997.

9. SUBSEQUENT EVENTS

   On July 2, 1997, Heilig-Meyers Company acquired all of the outstanding capital stock of Mattress Discounters Corporation and TJB, Inc. The initial purchase price was valued at approximately $42,900,000 based on the fair market value of the stock at that date. Heilig-Meyers Company issued 2,269,839 shares of its common stock at the time of closing and placed 264,550 shares of common stock in escrow to be paid to the former shareholders of Mattress Discounters if the acquired stores met certain earnings targets in the twelve months following the closing. On July 8, 1998, these shares were released to the former shareholders, resulting in an increase to the purchase price of approximately $3,175,000. The transaction was accounted for as a purchase.

   On May 28, 1999, Heilig-Meyers Company entered into a definitive agreement to sell 93% of its interest in the Company and The Bedding Experts, Inc., another Heilig-Meyers Company subsidiary, to an investment group, including certain key managers of Mattress Discounters, led by Bain Capital, a Boston based capital investment group.

   The Company is obligated to pay certain severance benefits to two former executives under separation agreements dated September 30, 1997 and March 31, 1999, the terms of which expire on December 31, 1999 and June 30, 2000, respectively.

                                  * * * * * *

                         Independent Auditors' Report

To the Stockholders
Mattress Discounters:

   We have audited the accompanying combined balance sheet of Mattress Discounters (as defined in note 1 to the combined financial statements) as of December 28, 1996, and the related combined statements of earnings and comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Mattress Discounters as of December 28, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                             KPMG LLP

Baltimore, Maryland
April 9, 1997

                              MATTRESS DISCOUNTERS
                             (As Defined in Note 1)

                             COMBINED BALANCE SHEET

                               December 28, 1996

                              ASSETS
Current assets:
  Cash and cash equivalents....................................... $13,415,555
  Investment securities (note 4)..................................     971,901
  Accounts receivable.............................................   2,339,179
  Due from affiliate..............................................      63,659
  Inventories (note 3)............................................   9,423,442
  Prepaid expenses and other current assets.......................     118,863
                                                                   -----------
    Total current assets..........................................  26,332,599
Property and equipment, net (note 5)..............................   7,844,571
Intangible assets, net (note 6)...................................     672,049
Deposits and other assets.........................................     490,333
                                                                   -----------
                                                                   $35,339,552
                                                                   ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 7)...................... $    10,979
  Accounts payable................................................  22,351,756
  Due to stockholder..............................................      76,808
  Accrued salaries and payroll taxes..............................     885,235
  Other accrued expenses..........................................   1,512,741
  Current portion of capital lease obligations (notes 5 and 9)....     168,555
                                                                   -----------
    Total current liabilities.....................................  25,006,074
Long-term debt, excluding current portion (note 7)................      23,635
Noncurrent portion of capital lease obligations (notes 5 and 9)...     339,119
Other noncurrent liabilities......................................   3,893,442
                                                                   -----------
    Total liabilities.............................................  29,262,270
                                                                   -----------
Stockholders' equity (notes 8, 10 and 11):
  Common stock....................................................      28,050
  Additional paid-in capital......................................     550,975
  Retained earnings...............................................   5,565,001
  Accumulated other comprehensive loss............................     (66,744)
                                                                   -----------
Total stockholders' equity........................................   6,077,282
Commitments and contingencies (notes 9 and 13)
                                                                   -----------
                                                                   $35,339,552
                                                                   ===========


            See accompanying notes to combined financial statements.

                              MATTRESS DISCOUNTERS
                             (As Defined in Note 1)

            COMBINED STATEMENT OF EARNINGS AND COMPREHENSIVE INCOME

                          Year ended December 28, 1996

Sales............................................................ $170,690,380
Cost of sales, delivery and occupancy............................  113,635,380
                                                                  ------------
                                                                    57,055,000
General and administrative expenses..............................   51,899,921
                                                                  ------------
Income from operations...........................................    5,155,079
                                                                  ------------
Other income (expense):
  Interest income, net of interest expense of approximately
   $50,000.......................................................      548,463
  Other income...................................................      220,722
  Other expense..................................................     (692,123)
                                                                  ------------
                                                                        77,062
                                                                  ------------
Net earnings.....................................................    5,232,141
Other comprehensive income:
  unrealized gain on investment securities available for sale,
   net (note 4)..................................................       19,957
                                                                  ------------
Comprehensive income............................................. $  5,252,098
                                                                  ============



            See accompanying notes to combined financial statements.

                              MATTRESS DISCOUNTERS
                             (As Defined in Note 1)

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                          Year ended December 28, 1996

                                                          Accumulated
                                 Additional                  other
                         Common   paid-in    Retained    comprehensive
                          stock   capital    earnings        loss         Total
                         ------- ---------- -----------  ------------- -----------
Balance at December
 30,1995................ $28,050  $550,975  $ 2,687,226    $ (86,701)  $ 3,179,550
Net earnings............     --        --     5,232,141          --      5,232,141
Distributions to
 stockholders...........     --        --    (2,354,366)         --     (2,354,366)
Other comprehensive
 income.................     --        --           --        19,957        19,957
                         -------  --------  -----------    ---------   -----------
Balance at December 28,
 1996................... $28,050  $550,975  $ 5,565,001    $(66,744)   $ 6,077,282
                         =======  ========  ===========    =========   ===========





            See accompanying notes to combined financial statements.

                              MATTRESS DISCOUNTERS
                             (As Defined in Note 1)

                        COMBINED STATEMENT OF CASH FLOWS

                          Year ended December 28, 1996

Cash flows from operating activities:
  Net earnings.................................................... $ 5,232,141
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization on property and equipment.......   2,113,800
    Other amortization............................................      99,925
    Realized loss on investment securities........................      28,347
    Loss on disposition of property and equipment.................     109,607
    Changes in operating assets and liabilities:
      Accounts receivable.........................................    (607,264)
      Due from affiliate..........................................   1,716,634
      Inventories.................................................    (392,668)
      Prepaid expenses and other assets...........................     357,825
      Accounts payable............................................   2,911,507
      Accrued salaries, payroll taxes and other accrued expenses..      84,259
      Due to stockholder..........................................    (268,853)
      Other noncurrent liabilities................................     777,380
                                                                   -----------
        Net cash provided by operating activities.................  12,162,640
                                                                   -----------
Cash flows from investing activities:
  Property and equipment expenditures.............................  (1,822,820)
  Proceeds from sale of property and equipment....................      52,946
  Expenditures for intangible asset...............................      (7,158)
  Proceeds from sales and maturities of investment securities.....   3,595,974
                                                                   -----------
Net cash provided by investing activities.........................   1,818,942
                                                                   -----------
Cash flows from financing activities:
  Repayments under line of credit.................................  (1,711,794)
  Payments on capital lease obligations...........................    (157,435)
  Distributions to stockholders...................................  (2,354,366)
  Borrowings of long-term debt....................................      34,614
                                                                   -----------
Net cash used in financing activities.............................  (4,188,981)
                                                                   -----------
Net increase in cash..............................................   9,792,601
Cash and cash equivalents at beginning of year....................   3,622,954
                                                                   -----------
Cash and cash equivalents end of year............................. $13,415,555
                                                                   ===========

            See accompanying notes to combined financial statements.

                             MATTRESS DISCOUNTERS
                            (As Defined in Note 1)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               December 28, 1996

(1) Organization and Principles of Combination

   In March 1996, the following corporations merged with and into Mattress Discounters Corporation of New Jersey in a business reorganization: Mattress Discounters, Inc., Mattress Discounters West Coast Corporation, Mattress Discounters of Southern California, Inc., Mattress Discounters of Pittsburgh, Inc., Mattress Discounters of Michigan, Inc., W.S. Manufacturing Corporation
(MD), W.S. Manufacturing Corporation (MA), and W.S. Manufacturing of California, Inc. Concurrently, the surviving corporation merged into Mattress Discounters Corporation.

   The combined financial statements include the accounts of the following corporations (collectively, the "Company") which are engaged in the manufacture or retail sale of mattresses and bedding products. The financial position and operating results of the corporations are combined in the financial statements and are under common ownership and control.

                           State of                                                         No. of
Name of Entity           Incorporation     Business                   Market               Locations
--------------           -------------     --------                   ------               ---------
T.J.B., Inc.............   Maryland    Retail Sales     Washington, D.C.,                      55
                                                        Baltimore and Richmond
Mattress Discounters
 Corporation............   Delaware    Retail Sales and New England, New Jersey,              109
                                       Manufacturing    California, Pittsburgh and Detroit

   All significant inter-entity accounts and transactions of the Company have been eliminated in the combination. The existence of common ownership and control of the entities could result in operating results or financial position of the entities that could be significantly different from those that would have been achieved if the enterprises were autonomous.

(2) Summary of Significant Accounting Policies and Other Matters

 Fiscal Year

   The Company operates on a 52-53 week fiscal year ending on the Saturday nearest December 31. The fiscal year ended December 28, 1996 contained 52 weeks.

 Cash and Cash Equivalents

   The Company classifies all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Investment Securities

   The Company classifies its debt and equity securities in one of three categories: held-to-maturity, trading, or available-for-sale. "Held-to-maturity securities" are debt securities that the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. "Trading securities" are debt and equity securities that are bought and held principally for the purpose of selling them in the near term and are reported at fair value, with unrealized gains and losses included in operations. "Available-for-sale securities" are debt and equity securities that are not classified as either "held-to-maturity securities" or "trading securities" and are reported at fair value, with unrealized gains and losses excluded from operations and reported as a separate component of stockholders' equity. Fair values are based on quoted market prices. Upon purchase, management considers the maturity and other characteristics of each investment and designates each investment into one of the three categories. The appropriateness of the classification is periodically reassessed.

                             MATTRESS DISCOUNTERS
                            (As Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


 Inventories

   Inventories are stated at the lower of first-in, first-out cost or market value.

 Property and Equipment

   Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

   Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment under capital leases and leasehold improvements are amortized, straight-line basis over the shorter of the lease term or estimated useful life of the asset.

 Income Taxes

   The corporations comprising the Company have elected to be treated as "S" corporations for federal and state income tax purposes. Under terms of that election, the Company does not pay federal and certain state income taxes on its earnings, since the earnings are allocated to the stockholders of the Company. Accordingly, no provision for federal income taxes is included in the combined statement of earnings for 1996. Provisions are made for applicable state income taxes for those states that do not recognize the "S" corporation election. These provisions are included in general and administrative expenses in the accompanying combined statement of earnings. The Company paid state income taxes of approximately $255,000 in 1996.

 Intangible Assets

   Intangible assets are amortized on a straight-line basis over the periods benefited by the expenditures.

 Advertising Expenses

   The Company recognizes advertising expenses the first time the advertising takes place. Advertising expense was approximately $15,700,000 during 1996.

 Accounting for Stock-Based Compensation

   The Company measures compensation costs for stock options using the intrinsic value based method of accounting prescribed by APB Option No. 25 with pro forma disclosure of net income as if the fair value based method accounting prescribed by SFAS No. 123 had been applied.

 Comprehensive Income

   Comprehensive income includes all changes in stockholders' equity during a period except those related to investments by and distributions to stockholders. The Company's comprehensive income consists of net earnings and net unrealised gains on investment securities available-for-sale and is presented in the combined statement of earnings and comprehensive income in the combined financial statements.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                              MATTRESS DISCOUNTERS
                             (As Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


(3) Inventories

   Inventories are summarized as follows:

   Finished goods.................................................... $8,938,547
   Work in process...................................................    106,470
   Raw materials.....................................................    378,425
                                                                      ----------
                                                                      $9,423,442
                                                                      ==========

   The Company purchases the majority (60%) of its mattress inventory from two suppliers.

(4) Investments in Securities

   The carrying value, which represents fair value, of investment securities at December 28, 1996 was $971,901 and was classified by the Company as available for sale.

   The fair values of the Company's investment securities are summarized as follows:

                                                                Gross
                                                              unrealized
                                                   Amortized   holding    Fair
                                                      cost      losses    value
                                                   ---------- ---------- -------
   Available-for-sale:
     Equities..................................... $  538,645  (66,744)  471,901
     Municipal obligations........................    500,000       --   500,000
                                                   ----------  -------   -------
                                                   $1,038,645  (66,744)  971,901
                                                   ==========  =======   =======

   The maturity dates or interest-reset dates of municipal obligations occur principally within one year.

(5) Property and Equipment

   Property and equipment are summarized as follows:

   Leasehold improvements.......................................... $ 5,454,856
   Furniture and fixtures..........................................   3,850,986
   Automobiles and delivery equipment..............................     712,685
   Computer equipment and software.................................   2,747,232
   Machinery and equipment.........................................   1,780,718
                                                                    -----------
                                                                     14,546,477
   Less accumulated depreciation and amortization..................   6,701,906
                                                                    -----------
                                                                    $ 7,844,571
                                                                    ===========

   The Company is obligated under capital leases for certain computer hardware and software (computer equipment) that expire during the year 2000. The gross amount of the computer equipment and related accumulated amortization related to the capital leases was approximately $777,000 and $299,000, respectively, at December 28, 1996. Amortization of assets held under the capital leases is included with depreciation expense.

                             MATTRESS DISCOUNTERS
                            (As Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


(6) Intangible Assets

   Intangible assets are summarized as follows:

       Description
       -----------
   Covenants not to compete......................................... $  836,000
   Copyright for Company jingle.....................................    100,000
   License rights...................................................     18,195
   Goodwill.........................................................    669,000
                                                                     ----------
                                                                      1,623,195
   Less accumulated amortization....................................    951,146
                                                                     ----------
                                                                     $  672,049
                                                                     ==========

(7) Long-term Debt

   Long-term debt at December 28 1996 represents an 8.25% note payable to a bank maturing November 1, 1999. The aggregate annual maturities of long-term debt are: $10,979 in 1997; $11,920 in 1998 and $11,715 in 1999.

   The Company has a $5,000,000 revolving line-of-credit with a bank expiring January 1, 1998. Borrowings under the line-of-credit bear interest at 200 basis points over the London Interbank Offered Rate (LIBOR), are unsecured and are repayable at expiration of the line of credit. The line-of-credit agreement contains various financial covenants and limits the payment of distributions to stockholders. There were no outstanding borrowings at December 28, 1996; however, the available line of credit is reduced by approximately $1,800,000 for outstanding letters of credit.

   The Company paid interest of approximately $40,000 in 1996.

(8) Related Party Transactions

   During the period from December 29, 1996 through March 31, 1997, distributions aggregating approximately $600,000 were paid to the stockholders.

(9) Commitments

 Leases and Letters of Credit

   At December 28, 1996, the Company was committed under noncancellable operating leases for warehouse, store and office facilities and equipment expiring at various dates through 2008. Certain leases contain options to renew, as well as provisions for rent increases based on the consumer price index and other rent escalation methods. The Company leases several store locations and its home office, warehouse and distribution center from a stockholder or entities controlled by the stockholder (collectively, "related parties"). Certain leased store locations are subleased and generate rental income. In addition, the Company is obligated under capital leases for certain computer equipment expiring in 2000.

                             MATTRESS DISCOUNTERS
                            (As Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


   Future minimum lease payments under the noncancelable operating leases, due to related parties and others, and future minimum capital lease payments as of December 28, 1996 are approximately:

                                                             Operating leases
                                                           --------------------
                                                  Capital   Related
                                                   leases   parties    Others
                                                  -------- --------- ----------
   1997.........................................  $202,000 1,311,000 15,825,000
   1998.........................................   202,000 1,196,000 15,197,000
   1999.........................................   139,000 1,171,000 14,283,000
   2000.........................................    29,000 1,159,000 12,190,000
   2001.........................................        -- 1,132,000  8,886,000
   Thereafter...................................        -- 3,176,000 21,249,000
                                                  -------- --------- ----------
     Total minimum lease payments...............   572,000 9,145,000 87,630,000
                                                           ========= ==========
     Less amount representing interest (at rates
      ranging from approximately 3% to 10%).....    64,326
                                                  --------
     Present value of net minimum capital lease
      payments..................................   507,674
     Less current portion of capital lease
      obligations...............................   168,555
                                                  --------
     Obligations under capital leases excluding
      current portion...........................  $339,119
                                                  ========

   Certain properties are subleased under operating leases providing for future annual rental income through 2003. Minimum sublease rental income is approximately: $978,000 in 1997; $1,011,000 in 1998; $931,000 in 1999;
$953,000 in 2000; $905,000 in 2001; and $1,150,000 thereafter.

   Rent expense for 1996 was approximately $16,000,000, including approximately $1,400,000 to the related parties.

   At December 28, 1996, the Company had outstanding letters of credit with a bank of approximately $1,800,000.

 Employment Contracts

   The Company has employment agreements with certain executive officers, the terms of which expire upon the earlier of the officers' sixty-fifth birthday, December 31 of the second calendar year after any calendar year in which the Company provides the officers with written notice of termination, or the third anniversary of the date on which a change in Company control occurs, as defined in the agreement. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes, fringe benefits and performance bonuses, as defined in the agreements.

(10) Stockholders' Equity

   At December 28, 1996, common stock includes the following:

                                                       Shares    Shares issued
   Name of entity                          Par value authorized and outstanding
   --------------                          --------- ---------- ---------------
   T.J.B., Inc............................     No      5,000         4,500
   Mattress Discounters Corporations......   $.01      3,000         1,000

                             MATTRESS DISCOUNTERS
                            (As Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

   The Boards of Directors of T.J.B., Inc. and Mattress Discounters Corporation have also authorized the issuance of 450 and 100 shares, respectively of Class B (nonvoting) common stock. No Class B stock has been issued.

(11) Stock Option and Performance Stock Award Plans

   In 1996, the Company adopted two stock option plans (Mattress Discounters Corporation and T.J.B., Inc. Employee Stock Option Plans, collectively the "Plans") pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plans authorize grants of options to purchase up to 100 and 450 shares of authorized but unissued Class B (nonvoting) common stock, respectively. Stock options are granted with an exercise price equal to fair value at the date of grant. All stock options have ten-year terms and vest and become fully exercisable after one year from the date of grant, or immediately upon a change in control, as defined in the Plans.

   During 1996, options to purchase 50 shares of MDC and 225 shares of T.J.B., Inc. with exercise prices at $18,800 and $4,712, respectively, were granted to certain key employees. No other options have been granted under the option award plans. At December 28, 1996, no options were exercisable.

   At December 28, 1996, there were 275 shares available for grant under the Plans. The per share weighted-average fair value of stock options granted during 1996 was approximately $2,000 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%, and an expected life of 5 years.

   The Company uses the intrinsic value method in accounting for stock option awards under its Plans and, accordingly, no compensation cost has been recognized for its stock options in the combined financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings would have been approximately $5,100,000.

   In April 1996, the board of directors adopted two performance stock award agreements (Mattress Discounters Corporation and T.J.B., Inc. Performance Stock Agreements, collectively the "agreements") pursuant to which certain officers earn rights to receive common stock of the entities for nominal amounts upon completion of a defined service period. No expense was recorded in 1996 related to awards under the agreements.

(12) Employee Benefit Plan

   The Company sponsors a deferred compensation plan in accordance with Internal Revenue Code Section 401(k) covering substantially all employees. Employees are permitted within limitations imposed by tax law to make pre-tax contributions to the plan pursuant to salary reduction agreements. Contributions to the plan by the Company are discretionary. Deferred compensation plan expense for 1996 was approximately $100,000.

(13) Contingencies

 Legal Matters

   The Company is a party to various lawsuits and actions arising in the course of its business. In the opinion of management, based on a number of factors, including advice of outside counsel in certain instances, the ultimate resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

                             MATTRESS DISCOUNTERS
                            (As Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Concluded)


 Rentals

   In 1995, the Company closed 14 retail store locations in the New York area. In connection with those store closings, the Company subleased certain store locations in which the Company is obligated for future rentals with respect to such subleases if the subleasee defaults on their sublease commitment. Future minimum contingent rents are approximately: $1,600,000 in 1997; $1,607,000 in 1998; $1,617,000 in 1999; $1,640,000 in 2000; $1,681,000 in 2001 and
$4,169,000 thereafter.

(14) Segment Information

   The Company operates in two business segments: retail and manufacturing. Retail involves the sale of mattresses and bedding products through retail locations. Manufacturing involves the manufacture and sale of mattresses, box springs and foundations to the Company's retail segment.

   The accounting policies of the two business segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on the operating earnings of the respective business segments.

   Financial information of the Company's reportable business segments as of and for the year ended December 28, 1996 is summarized below (amounts are in thousands):

                                       Manu-   Corporate Inter-entity
                             Retail  facturing   Other   Eliminations Combined
                            -------- --------- --------- ------------ --------
   Sales................... $170,690  22,456        --     (22,456)   170,690
   Segment profit.......... $  1,862   2,822        --          --      4,684
   Depreciation and
    amortization........... $  1,914     300        --          --      2,214
   Capital expenditures.... $  1,363     460        --          --      1,823
   Identifiable assets..... $ 15,800   1,468    18,072          --     35,340

   Segment profit represents earnings before interest income, net of interest expense. Identifiable assets represent only inventories and net property and equipment in the retail and manufacturing segments. All other assets are included in Corporate Other.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Mattress Discounters Corporation is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) (hereinafter, a "proceeding"), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjusted to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

   The Certificate of Incorporation of Mattress Discounters Corporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding by reason of the fact that he is or was a director or officer of Mattress Discounters Corporation or is or was serving at the request of Mattress Discounters Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise shall be indemnified by Mattress Discounters Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware against all expense, liability and loss (including attorneys' fees), actually and reasonably incurred by such person in connection with such proceeding.

   T.J.B., Inc. is a Maryland corporation. Section 2-418 of the Maryland General Corporation Law provides that, in general, a corporation may indemnify each director to the corporation or its stockholders for judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, except for liability (1) where the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or involved active and deliberate dishonesty; (2) for any transaction from which the director derived an improper personal benefit; and (3) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

   The bylaws of T.J.B. provide that any person who is serving or has served as a director or officer of T.J.B., or at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in which it owns a capital interest or of which it is a creditor, shall be indemnified by T.J.B. against judgments, fines, liabilities, costs, amounts paid in settlement, and expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense of any proceeding, except in relation to matters as to which such person is adjudged in such proceeding to be liable for negligence or misconduct in the performance of duty. The bylaws of T.J.B. require the determination as to whether such director or officer had not been negligent in the performance of duty by a majority of the members of the board of directors who are not parties to such proceeding, or by the stockholders.

   The Bedding Experts Inc. is an Illinois corporation. Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify any person (or his or her personal representatives) who, by reason of the fact that such person is or was a director or officer of such corporation, is made (or threatened to be made) a party to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against reasonable expenses (including attorneys' fees), judgments, fines and settlement payments, if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of such corporation and, in criminal actions, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to reasonable expenses (including attorneys' fees) and only if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation except to the extent that the adjudicating court otherwise provides. To the extent that such person has been successful in defending any action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for reasonable expenses (including attorney's fees) incurred by such person in connection therewith.

   The bylaws of Bedding Experts provide that any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was a director, officer, employee or agent of Bedding Experts shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, provided, however, he acted in good faith and in a manner he reasonably believed to be in the best interests of Bedding Experts, and, with respect to any criminal proceeding, he had no reasonable cause to believe such conduct was unlawful. The bylaws of Bedding Experts require the determination as to whether any indemnification is proper in the circumstances to be made by a majority vote of the board of directors excluding directors who were party to any proceeding, or by the shareholders. Bedding Experts is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Bedding Experts, or is or was serving at the request of Bedding Experts as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, any liability incurred by such person in such capacity.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

   See Exhibit Index.

   (b) Financial Statement Schedules.

   All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Upper Marlboro, State of Maryland, on February 1, 2000.

                                          Mattress Discounters Corporation

                                          By:  /s/ Stephen A. Walker
                                             ----------------------------------
                                              Name:Stephen A. Walker
                                              Title: Chief Executive Officer
                                                     and  Director

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen A. Walker and James B. Hirshorn and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Mattress Discounters Corporation), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 1, 2000.

                         Signature                              Title
                         ---------                              -----

                 /s/ Stephen A. Walker              Chief Executive Officer and
        ___________________________________________   Director (principal
                     Stephen A. Walker                executive officer)

                 /s/ James B. Hirshorn              Chief Financial Officer and
        ___________________________________________   Director
                     James B. Hirshorn                (principal financial
                                                      officer)

                 /s/ Joshua Bekenstein              Director
        ___________________________________________
                     Joshua Bekenstein

                  /s/ Michael Krupka                Vice President and Director
        ___________________________________________
                      Michael Krupka

                                                    Director
        ___________________________________________
                     Steven M. Lytell

                                                    Director
        ___________________________________________
                     Andrew S. Janower

                                                    Director
        ___________________________________________
                      Joe L. Gonzalez


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Upper Marlboro, State of Maryland, on February 1, 2000.

                                          The Bedding Experts, Inc.

                                          By:  /s/ Stephen A. Walker
                                             ----------------------------------
                                              Name:Stephen A. Walker
                                              Title: Chief Executive Officer
                                                     and  Director

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen A. Walker and James B. Hirshorn and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of The Bedding Experts, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 1, 2000.

                         Signature                              Title
                         ---------                              -----

                 /s/ Stephen A. Walker              Chief Executive Officer and
        ___________________________________________  Director (principal
                     Stephen A. Walker               executive officer)

                 /s/ James B. Hirshorn              Vice President, Secretary,
        ___________________________________________  Treasurer and Director
                     James B. Hirshorn               (principal financial
                                                     officer)

                 /s/ Joshua Bekenstein              Director
        ___________________________________________
                     Joshua Bekenstein

                  /s/ Michael Krupka                Vice President and Director
        ___________________________________________
                      Michael Krupka

                                                    Director
        ___________________________________________
                     Steven M. Lytell

                                                    Director
        ___________________________________________
                     Andrew S. Janower

                                                    Director
        ___________________________________________
                      Joe L. Gonzalez


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Upper Marlboro, State of Maryland, on February 1, 2000.

                                          T.J.B., Inc.

                                          By:  /s/ Stephen A. Walker
                                             ----------------------------------
                                              Name:Stephen A. Walker
                                              Title: Chief Executive Officer
                                                     and  Director

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen A. Walker and James B. Hirshorn and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of T.J.B., Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 1, 2000.

                         Signature                              Title
                         ---------                              -----

                 /s/ Stephen A. Walker              Chief Executive Officer and
        ___________________________________________  Director (principal
                     Stephen A. Walker               executive director)

                 /s/ James B. Hirshorn              Vice President, Secretary,
        ___________________________________________  Treasurer and Director
                     James B. Hirshorn               (principal financial
                                                     officer)

                 /s/ Joshua Bekenstein              Director
        ___________________________________________
                     Joshua Bekenstein

                  /s/ Michael Krupka                Vice President and Director
        ___________________________________________
                      Michael Krupka

                                                    Director
        ___________________________________________
                     Steven M. Lytell

                                                    Director
        ___________________________________________
                     Andrew S. Janower

                                                    Director
        ___________________________________________
                      Joe L. Gonzalez


                                 EXHIBIT INDEX

  2.1 Transaction Agreement, dated May 28, 1999 by and among Heilig-Meyers
      Company, Heilig-Meyers Associates, Inc., and Mattress Discounters
      Acquisition Corporation.*
  2.2 Amendment No. 1 to the Transaction Agreement, dated July 15, 1999 by and among Heilig-Meyers Company, Heilig-Meyers Associates, and Mattress
      Discounters Acquisition Corporation.*
  2.3 Amendment No. 2 to the Transaction Agreement, dated July 27, 1999 by and among Heilig-Meyers Company, Heilig-Meyers Associates, and Mattress
      Discounters Acquisition Corporation.*
  2.4 Articles of Merger merging Mattress Discounters Acquisition Corporation into Heilig-Meyers Associates, Inc., dated as of August 6, 1999 as filed with the Commonwealth of Virginia State Corporation Commission.*
  3.1 Articles of Incorporation of Mattress Discounters Corporation, dated
      March 4, 1996.*
  3.2 By-laws of Mattress Discounters Corporation dated March 5, 1996.*
  3.3 Articles of Incorporation of The Bedding Experts, Inc. dated July 1,
      1984.*
  3.4 By-laws of The Bedding Experts, Inc. dated July 1, 1984.*
  3.5 Articles of Incorporation of T.J.B., Inc. dated April 3, 1980.*
  3.6 By-laws of T.J.B., Inc. dated April 3, 1980.*
  3.7 By-laws of Mattress Discounters Acquisition Corporation, dated August 6,
      1999.*
  4.1 Indenture, dated as of August 6, 1999 by and among Mattress Discounters
      Corporation, as the Issuer, the Guarantors named therein and State Street
      Bank and Trust Company, as the Trustee.*
  5.1 Opinion of Kirkland & Ellis.*
  8.1 Opinion of Kirkland & Ellis with respect to Federal tax consequences.*
  9.1 Stockholders Agreement, dated August 6, 1999 by and among Mattress
      Discounters Corporation ( previously Mattress Discounters Holding
      Corporation), Mattress Discounters Holding L.L.C., Heilig-Meyers Company, and certain other stockholders of Mattress Holding Corporation who are from time to time a party thereto.*
 10.1 Registration Rights Agreement, dated August 6, 1999 by and among Mattress
      Holding Corporation, Mattress Holding L.L.C., Heilig-Meyers Corporation, and certain other stockholders of Mattress Discounters Holding
      Corporation who are from time to time a party thereto.*
 10.2 Common Stock Registration Rights Agreement, dated as of August 6, 1999 by and among Mattress Discounters Corporation, Mattress Discounters Holding
      L.L.C., and Chase Securities, Inc, CIBC World Markets Corp., and
      BancBoston Robertson Stephens, Inc.*
 10.3 Purchase Agreement, dated August 3, 1999 by and among Mattress
      Discounters Corporation, Mattress Discounters Corporation, the Guarantors and the Initial Purchasers.*
 10.4 Supply Agreement, dated March 17, 1997 by and among Mattress Discounters
      Corporation and Sealy, Inc.**
 10.5 Amendment No. 1 to the Supply Agreement, dated March 17, 1997 by and among Mattress Discounters Corporation and Sealy, Inc.**
 10.6 Amendment No. 2 to the Supply Agreement, dated March 17, 1997 by and among Mattress Discounters Corporation and Sealy, Inc.**
 10.7 Amendment No. 3 to the Supply Agreement dated March 17, 1997 by and among
      Mattress Discounters Corporation and Sealy, Inc.**
 10.8 Amendment No. 4 to the Supply Agreement dated March 17, 1997 by and among
      Mattress Discounters Corporation and Sealy, Inc.**
 10.9 Supply Agreement, dated August 6, 1999 by and among Heilig-Meyers
      Company, Mattress Discounters Corporation, and Mattress Holding
      Corporation (previously MD Acquisition Corporation.)**

 10.10 Amendment No. 1 to the Supply Agreement, dated August 6, 1999 by and among Heilig-Meyers Company, Mattress Discounters Corporation, and
       Mattress Holding Corporation.**
 10.11 Indemnity Agreement, dated May 28, 1999 by and among Heilig-Meyers
       Company, Bain Capital, Inc., and Mattress Discounters Acquisition
       Corporation.*
 10.12 Amendment No. 1 to the Indemnity Agreement, dated July 29, 1999 by and among Heilig-Meyers Company, Bain Capital, Inc., and Mattress
       Discounters Acquisition Corporation.*
 10.13 Assignment and Assumption Agreement, dated August 6, 1999 by and between
       Heilig-Meyers Company and mattress Discounters Corporation.*
 10.14 Tax Agreement, dated August 6, 1999 by and among Heilig-Meyers Company,
       Heilig-Meyers Associates, Inc., Mattress Discounters Acquisition
       Corporation, T.J.B., Inc., and The Bedding Experts, Inc.*
 10.15 Tax Sharing Agreement, dated August 6, 1999 by and among Mattress
       Discounters Holding, LLC, Mattress Holding Corporation, Mattress
       Discounters Corporation, The Bedding Experts, Inc., T.J.B., Inc., and
       Comfort Source Mattress Company.*
 10.16 Landlord Agreement, dated July 27, 1999 by O.J.B./ Mid Atlantic Realty
       IV, LLC.*
 10.17 Management Services Agreement, dated August 6, 1999 by and among
       Mattress Holding Corporation, Mattress Discounters Corporation, and Bain
       Capital, Inc.*
 10.18 Executive Stock and Option Agreement, dated August 6, 1999 between
       Mattress Holding Corporation and Steven M. Lytell.*
 10.19 Executive Stock and Option Agreement, between Mattress Holding
       Corporation and Stephen A. Walker.**
 10.20 Executive Stock and Option Agreement, dated August 6, 1999 between
       Mattress Holding Corporation and Raymond T. Bojanowski.*
 10.21 Executive Stock and Option Agreement, dated August 6, 1999 between
       Mattress Holding Corporation and Richard L. Branch.*
 10.22 Executive Stock and Option Agreement, between Mattress Holding
       Corporation and Michael Mauler.**
 10.23 Executive Stock and Option Agreement, dated August 6, 1999 between
       Mattress Holding Corporation and Robert D. Gorney.*
 10.24 Employment Agreement, dated August 6, 1999 between Mattress Discounters
       Corporation and Steven M. Lytell.*
 10.25 Employment Agreement, dated December 6, 1999 between Mattress
       Discounters Corporation and Stephen A. Walker.*
 10.26 Employment Agreement, dated August 6, 1999 between Mattress Discounters
       Corporation and Raymond T. Bojanowski.*
 10.27 Employment Agreement, dated August 6, 1999 between Mattress Discounters
       Corporation and Richard L. Branch.*
 10.28 Employment Agreement, between Mattress Discounters Corporation and
       Michael Mauler.**
 10.29 Warrant Agreement, dated August 6, 1999 between Mattress Discounters
       Holding Corporation and State Street Bank and Trust Company.*
 10.30 Credit Agreement, dated August 6, 1999 by and between Mattress
       Discounters Holding Corporation, Mattress Discounters Corporation,
       BancBoston, N.A., Canadian Imperial Bank of Commerce, and the Chase
       Manhattan Bank.*
 10.31 Guarantee and Collateral Agreement, dated August 6, 1999 by and between
       Mattress Holding Corporation, Mattress Discounters Corporation, and
       Chase Manhattan Bank.*
 12.1  Statement of Ratio of Earnings to Fixed Charges.*
 21.1  Subsidiaries of the Registrant.*
 23.1  Consent of Kirkland & Ellis (included in Exhibit 5.1).*

 23.2 Consent of Deloitte & Touche LLP.**
 23.3 Consent of KPMG LLP.**
 24.1 Powers of Attorney (included in signature pages).*
 25.1 Statement of Eligibility of Trustee on Form T-1.*
 27.1 Financial Data Schedule.*
 99.1 Form of Letter of Transmittal.*
 99.2 Form of Letter of Notice of Guaranteed Delivery.*

*Filed herewith.
**To be filed by amendment.